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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Joy Global Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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	(1)	Title of each class of securities to which transaction applies: Common stock, par value $1.00 per share.
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	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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September 2, 2016

Dear Stockholder:

        You are cordially invited to attend a special meeting of the stockholders of Joy Global Inc., a Delaware corporation ("Joy Global," the "Company," "we," "our" or "us"), which we will hold at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on October 19, 2016, at 7:30 a.m., local time (such meeting, including any adjournment or postponement thereof, the "special meeting").

        At the special meeting, holders of our common stock, par value $1.00 per share ("common stock"), will be asked to consider and vote on (1) a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the "merger agreement"), dated as of July 21, 2016, by and among Joy Global, Komatsu America Corp., a Georgia corporation ("Komatsu America"), Pine Solutions Inc., a Delaware corporation and a wholly owned subsidiary of Komatsu America ("Merger Sub"), and (solely for the purposes specified in the merger agreement) Komatsu Ltd., a Japanese joint stock company, pursuant to which Merger Sub will be merged with and into Joy Global, with Joy Global surviving the merger (the "surviving corporation") as a wholly owned subsidiary of Komatsu America (the "merger"), (2) a proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger, and (3) a proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

        If the merger agreement is adopted and the merger is completed, Joy Global will become a wholly owned subsidiary of Komatsu America and, at the effective time of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than dissenting shares and shares owned by Joy Global, Komatsu America or any of their respective subsidiaries) will be cancelled and converted into the right to receive $28.30 per share in cash, without interest, and subject to any applicable withholding taxes (the "merger consideration").

        The Joy Global board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Joy Global and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Joy Global board of directors unanimously recommends that the stockholders of the Company vote (1) "FOR" the proposal to adopt the merger agreement, (2) "FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

        The enclosed proxy statement describes the merger agreement, the merger and the compensation that may be paid or become payable to the named executive officers of Joy Global in connection with the merger and provides specific information concerning the special meeting and the parties involved. A copy of the merger agreement is attached as Annex A to the proxy statement. We urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement, as it sets forth the details of the merger agreement and other important information related to the merger. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find Additional Information."

        Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of common stock on the proposal to adopt the merger agreement will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., at toll-free at (800) 628-8528 or via email at joyglobal@dfking.com.

        Thank you for your continued support.

Sincerely,

Edward L. Doheny II President & Chief Executive Officer

        Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated September 2, 2016 and is first being mailed to stockholders on or about September 9, 2016.

JOY GLOBAL INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

September 2, 2016

TO OUR STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders of Joy Global Inc., a Delaware corporation ("Joy Global," the "Company," "we," "our" or "us"), will be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, at 7:30 a.m., local time, on October 19, 2016 (such meeting, including any adjournment or postponement thereof, the "special meeting"), to consider and vote upon the following proposals:

  1.
  to adopt the Agreement and Plan of Merger, dated as of July 21, 2016 (as it may be amended from time to time, the "merger agreement"), by and among Joy Global, Komatsu America Corp., a Georgia corporation ("Komatsu America"), Pine Solutions Inc., a Delaware corporation and a wholly owned subsidiary of Komatsu America ("Merger Sub"), and (solely for the purposes specified in the merger agreement) Komatsu Ltd., a Japanese joint stock company, pursuant to which Merger Sub will be merged with and into Joy Global, with Joy Global surviving the merger (the "surviving corporation") as a wholly owned subsidiary of Komatsu America (the "merger");

  2.
  to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger; and

  3.
  to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

        The holders of record of our common stock, par value $1.00 per share ("common stock"), at the close of business on September 1, 2016 (the "record date"), are entitled to notice of and to vote at the special meeting. Attendance at the special meeting will be limited to Joy Global stockholders as of the close of business on the record date or their authorized representatives, as more fully described under the section entitled "The Special Meeting—Date, Time and Place of the Special Meeting." You must have registered for the special meeting in accordance with the instructions printed on the proxy card and bring your admission ticket in order to be admitted to the special meeting.

        The Joy Global board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its stockholders and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        The Joy Global board of directors unanimously recommends that the stockholders of the Company vote (1) "FOR" the proposal to adopt the merger agreement, (2) "FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

        Your vote is important, regardless of the number of shares of common stock you own. The adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is a condition to the completion of the merger. Each of the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of Joy Global in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum, requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

        If you hold your shares of record (i.e., your name appears on the registered books of Joy Global), we request that you vote your shares by proxy, even if you plan to attend the special meeting in person. To vote your shares by proxy, you should complete, sign, date and return the enclosed proxy in the enclosed postage-paid envelope or submit your proxy by either telephone or on the Internet by following the instructions on the enclosed proxy card, thereby ensuring that your shares of common stock will be represented at the special meeting if you are unable to attend. In-person attendance at the special meeting does not by itself constitute a vote.

        If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted (1) "FOR" the adoption of the merger agreement, (2) "FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

        If you hold your shares in "street name" (i.e., you own your shares beneficially in the name of a stock brokerage account or by a bank, trust or other nominee), we request that you provide your broker, bank or other nominee with instructions on how you would like them to vote your shares using the enclosed voting instruction form they provided to you. If a street name holder does not provide timely instructions, the broker, bank or other nominee will not have the authority to vote on any of the proposals on your behalf. Therefore, unless you attend the special meeting in person with a properly executed legal proxy obtained from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Joy Global common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting.

        If you fail to vote, the effect will be that your shares of common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the adoption of the merger agreement, but, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

        Under Delaware law, stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of the Company as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section entitled "Appraisal Rights."

        You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

        Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting vote in favor of the proposal to adopt the merger agreement. A failure to vote your shares of common stock on the proposal to adopt the merger agreement will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Before voting your shares, we urge you to, and you should, read the entire proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement.

By order of the Board of Directors,

Sean D. Major Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
September 2, 2016

i

ii

SUMMARY

        This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement and the merger. We encourage you to, and you should, read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled "Where You Can Find Additional Information."

The Companies (page 20)

Joy Global Inc.

        Joy Global Inc., referred to as "Joy Global," the "Company," "we," "our" or "us," is a Delaware corporation. Joy Global is a leading manufacturer and servicer of high-productivity mining solutions. Through our surface and underground business segments, we manufacture and market equipment and services for the mining industry. Our approximately 10,400 employees worldwide (as of July 31, 2016) deliver advanced products and related services used extensively for the mining of energy, industrial, and hard rock minerals. Joy Global's reported net sales in fiscal 2015 were $3.17 billion, and its shares are traded on the New York Stock Exchange (NYSE: JOY). Joy Global's principal executive offices are located at 100 East Wisconsin Avenue, Suite 2780, Milwaukee, WI 53202, and its telephone number is 414-319-8506.

        Additional information about Joy Global is contained in its public filings, which are incorporated by reference herein. See the sections entitled "Where You Can Find Additional Information" and "The Companies—Joy Global Inc."

Komatsu America Corp.

        Komatsu America Corp., referred to as "Komatsu America," is a Georgia corporation. Komatsu America is a U.S. subsidiary of Komatsu Ltd., a leading global manufacturer and supplier of earth-moving equipment, consisting of construction, mining and compact construction equipment. Komatsu America also serves forklift and forestry markets. Komatsu America's principal executive offices are located at 1701 Golf Road, Suite 1-100, Rolling Meadows, IL 60008, and its telephone number is 847-437-5800. Unless otherwise noted in this proxy statement, the term "Komatsu" shall refer to Komatsu America.

Pine Solutions Inc.

        Pine Solutions Inc., referred to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Komatsu that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub's registered office is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. See the section entitled "The Companies—Pine Solutions Inc."

Komatsu Ltd.

        Komatsu Ltd., established in 1921, is a diversified provider of industrial-use products and services. While remaining an international leader in the field of construction and mining equipment, the company engages in other business, such as industrial machinery and vehicles, logistics, electronics and other solutions-based operations. Based in Tokyo, Japan, Komatsu Ltd. employs more than 47,000 globally on a consolidated basis. Komatsu Ltd. has been providing world-class, reliable products for nearly a century. Komatsu Ltd.'s headquarters are located at 2-3-6 Akasaka, Minato-ku, Tokyo, Japan 107-8414. See the section entitled "The Companies—Komatsu Ltd."

The Merger (page 26)

        You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of July 21, 2016, by and among Joy Global, Komatsu, Merger Sub and Komatsu Ltd., which, as it may be amended from time to time, is referred to in this proxy statement as the "merger agreement." A copy of the merger agreement is attached as Annex A. The merger agreement provides, among other things, that at the effective time of the merger (the "effective time"), Merger Sub will be merged with and into Joy Global, with Joy Global surviving the merger (the "surviving corporation") as a wholly owned subsidiary of Komatsu. Upon completion of the merger, Joy Global's common stock will no longer be publicly traded and Joy Global's existing stockholders will cease to have any ownership interest in Joy Global. Instead, at the effective time, each outstanding share of common stock, par value $1.00 per share, of Joy Global (referred to in this proxy statement as the "common stock," the "Company common stock" or "Joy Global common stock"), other than shares for which the holders thereof have properly demanded appraisal under Delaware law (such shares, "dissenting shares") and shares owned by Joy Global, Komatsu or any of their respective subsidiaries will be converted into the right to receive the merger consideration.

The Merger Consideration (page 45)

        The merger consideration will be $28.30 per share in cash, without interest, and subject to any applicable withholding taxes.

Treatment of Company Equity Awards (page 58)

        Stock Options.    At the effective time, each Joy Global stock option that is outstanding as of the effective time, whether vested or unvested, will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (a) the number of shares of Joy Global common stock subject to such option as of immediately prior to the effective time and (b) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time.

        Company Restricted Share Unit Awards and Company Performance Share Awards.    At the effective time, each Joy Global restricted share unit award that was granted prior to the date of the merger agreement, each Joy Global restricted share unit award that is held by a non-employee director (whether granted to such director prior to or after the date of the merger agreement), and each Joy Global performance share award that is outstanding as of immediately prior to the effective time will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Joy Global common stock subject to such award as of immediately prior to the effective time and (2) the merger consideration. For each Joy Global performance share award outstanding immediately prior to the effective time, the number of shares subject to the applicable award shall be one hundred percent of the "Target Number of Performance Shares" set forth in the award at the time of grant.

        At the effective time, each Joy Global restricted share unit award granted after the date of the merger agreement (other than any such award granted to a non-employee director), that is outstanding as of immediately before the effective time will be converted into a long-term incentive award that entitles the holder to receive a fixed amount in cash equal to the product of (1) the number of shares of Joy Global common stock underlying such award as of immediately prior to the effective time and (2) the merger consideration. Each resulting long-term incentive award will be subject to the same vesting terms that applied to the corresponding Joy Global restricted share unit award as of immediately prior to the effective time.

The Special Meeting (page 21)

        The special meeting will be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on October 19, 2016, at 7:30 a.m., local time.

Record Date and Quorum (page 22)

        The holders of record of the common stock as of the close of business on September 1, 2016 (the record date for determination of stockholders entitled to notice of and to vote at the special meeting) are entitled to receive notice of and to vote at the special meeting.

        The presence at the special meeting, in person or by proxy, of the holders of record of a majority of the common stock outstanding at the close of business on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.

Required Vote (page 22)

        Each share of common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

        For the Company to complete the merger, stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date must vote "FOR" the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the proposal to adopt the merger agreement.

        Approval of each of the adjournment proposal and the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

Conditions to Completion of the Merger (page 72)

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the merger agreement by the requisite Joy Global stockholder vote;

  •
  no injunction by any court or other tribunal of competent jurisdiction having been entered and continuing to be in effect and no law continuing to be in effect, in each case that prevents, makes illegal or prohibits the consummation of the merger; and

  •
  all required statutory approvals, including the expiration or termination of any waiting period applicable to the merger under the HSR Act, having been obtained at or prior to the effective time.

        The respective obligations of Komatsu and Merger Sub to complete the merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

  •
  the accuracy of the representations and warranties of Joy Global both at and as of July 21, 2016 and at and as of the effective time (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), in most cases, without giving effect to any materiality limitation set forth therein but subject to a "material adverse effect" or other materiality standard provided in the merger agreement;

  •
  Joy Global having performed and complied in all material respects with each covenant required by the merger agreement to be performed or complied with by it prior to the closing;

  •
  Komatsu's receipt of a certificate signed on behalf of Joy Global by an executive officer of Joy Global to the effect that each of the conditions described in the two preceding bullet points have been satisfied; and

  •
  The absence of any fact, circumstance, effect, change, event or development occurring after July 21, 2016 that has had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect, as defined in the merger agreement.

        The obligation of Joy Global to complete the merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

  •
  the accuracy of the representations and warranties of Komatsu and Merger Sub both at and as of July 21, 2016 and at and as of the effective time (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), in most cases, without giving effect to any materiality limitation set forth therein but subject to a "material adverse effect" standard provided in the merger agreement;

  •
  each of Komatsu and Merger Sub having performed and complied in all material respects with each covenant required by the merger agreement to be performed or complied with by it prior to the closing; and

  •
  Joy Global's receipt of a certificate signed on behalf of Komatsu by an executive officer of Komatsu to the effect that each of the conditions described in the two preceding bullet points have been satisfied.

When the Merger Becomes Effective (page 58)

        The completion of the merger is subject to the adoption of the merger agreement by Joy Global's stockholders and the satisfaction of the other closing conditions.

        As of the date of the filing of this proxy statement, we expect to complete the merger in mid-2017. The merger is subject to various regulatory clearances and approvals and other conditions, and it is possible that factors outside the control of Joy Global or Komatsu could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Recommendation of the Joy Global Board of Directors (page 34)

        After careful consideration, the Joy Global board of directors (the "Joy Global board") unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Joy Global board of directors unanimously recommends that Joy Global stockholders vote "FOR" the proposal to adopt the merger agreement at the special meeting.

Reasons for the Merger (page 34)

        For a description of the reasons considered by the Joy Global board in deciding to recommend adoption of the merger agreement, see the sections entitled "The Merger (Proposal 1)—Reasons for the Merger" and "The Merger (Proposal 1)—Recommendation of the Joy Global Board of Directors."

Opinion of Joy Global's Financial Advisor (page B-1)

Goldman, Sachs & Co.

        In connection with the merger, Joy Global's financial advisor, Goldman, Sachs & Co. ("Goldman Sachs"), delivered its written opinion, dated July 21, 2016, to the Joy Global board, to the effect that, as of July 21, 2016 and based upon and subject to the factors and assumptions set forth therein, the $28.30 in cash per share of Joy Global common stock to be paid to holders (other than Komatsu Ltd. and its affiliates) of the outstanding shares of Joy Global common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated July 21, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Joy Global board in connection with its consideration of the merger, and such opinion does not constitute a recommendation as to how any holder of Joy Global's common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Joy Global and Goldman Sachs, Joy Global has agreed to pay Goldman Sachs a transaction fee of approximately $28.5 million, all of which is contingent upon consummation of the merger. In the event the merger agreement is terminated prior to consummation of the merger or the merger is not otherwise consummated, the engagement letter between Joy Global and Goldman Sachs provides for a payment to Goldman Sachs equal to the lesser of the transaction fee that would have been payable to Goldman Sachs (approximately $28.5 million) and 30% of any payment or other consideration Joy Global receives pursuant to the terms of the merger agreement related to such termination or non-consummation.

        For further information, see the sections entitled "The Merger—Opinion of Joy Global's Financial Advisor—Opinion of Goldman Sachs" and Annex B.

Interests of the Company's Directors and Executive Officers in the Merger (page 48)

        In considering the recommendation of the Joy Global board with respect to the merger agreement, you should be aware that some of Joy Global's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Joy Global's stockholders generally. Interests of officers and directors that may be different from or in addition to the interests of Joy Global's stockholders include, among others, treatment of the outstanding Joy Global equity awards pursuant to the merger agreement, potential severance benefits and other payments and rights to ongoing indemnification and insurance coverage. The Joy Global board was aware of these different or additional interests and considered such interests along with other matters in approving the merger agreement and the transactions contemplated thereby, including the merger. These interests are discussed in more detail in the section entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger."

Material U.S. Federal Income Tax Consequences of the Merger (page 53)

        If you are a U.S. holder (as defined under "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger"), the receipt of cash in exchange for shares of Joy Global common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the material U.S. federal income tax consequences of the merger to Joy Global stockholders, please see the section entitled "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger."

Regulatory Approvals (page 55)

        HSR Clearance.    Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and all statutory waiting period requirements have been satisfied or terminated. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. In accordance with the merger agreement, both Joy Global and Komatsu will file, as promptly as reasonably practicable after the date of the merger agreement, their respective Notification and Report Forms with the FTC and the Antitrust Division.

        Other Clearances.    Completion of the merger is further subject to certain regulatory processes, including the receipt of antitrust clearance and/or approval or the filing of notices in Austria, Australia, Botswana, Brazil, Canada, China, Chile, Colombia, the European Commission, in case of referral, Poland, Russia, South Africa and Sweden.

        Commitments to Obtain Approvals.    Joy Global and Komatsu must, if necessary to obtain certain agreed antitrust approvals, (1) defend through litigation any claim asserted in any court that could impede the closing, but only through the completion of a preliminary or permanent injunction hearing in the U.S., and, in other jurisdictions, only until the time that continuing to do so would no longer be reasonably likely to lead to the antitrust approvals or clearances being obtained, subject to certain limitations specified in the merger agreement, and (2) divest, license or otherwise dispose of any of Joy Global's assets, product lines or businesses, or agree to any conduct restrictions, that produced or represent revenues in the aggregate not exceeding $600 million. Komatsu is not required (a) to sell, divest or hold separate any of Komatsu's or its affiliates' assets or business (as opposed to Joy Global's assets and business) or (b) to divest or agree to use limitations on the intellectual property in the SR Drive Technology, unless permitted to retain ownership of, or a worldwide royalty-free, unrestricted license to the SR Drive Technology. SR Drive Technology refers to the structure or methods of using or manufacturing any drive system making use of a switched reluctance motor, as well as all hardware and software components and intellectual property necessary to use the system in operation in heavy equipment, including but not limited to kinetic energy storage, controller, power source, power conversion and braking components. See the section entitled "The Merger Agreement—Regulatory Approvals."

        For purposes of the regulatory approvals provisions in the merger agreement, the calculation of revenues for any asset, product, line of business, or conduct restriction of Joy Global will be made on the basis of revenues reflected in the audited Joy Global consolidated accounts as of October 30, 2015. In the case of conduct restrictions on Komatsu and its affiliates, the calculation of revenues will be made on the basis of the revenues of Komatsu's parent company, Komatsu Ltd., as reflected in the audited Komatsu Ltd. consolidated accounts as of March 31, 2016.

Appraisal Rights (page 83)

        Under the General Corporation Law of the State of Delaware (the "DGCL"), Joy Global stockholders who do not vote for the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the

Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex C.

No Solicitation; Alternative Proposals (page 66)

        While the merger is pending, Joy Global, its affiliates and its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, "representatives"), have agreed to:

  •
  not, directly or indirectly, solicit, initiate or knowingly encourage, induce or facilitate any "company takeover proposal," as described in the section entitled "The Merger Agreement—Alternative Proposals; No Solicitation," or any inquiry or proposal that would reasonably be expected to lead to a company takeover proposal;

  •
  not, directly or indirectly, participate in any discussions or negotiations regarding, or furnish to any other person (other than Komatsu and its affiliates and its and their respective representatives) any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a company takeover proposal; and

  •
  immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Komatsu and its affiliates and its and their respective representatives) that may be ongoing with respect to a company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a company takeover proposal, request the prompt return or destruction of all confidential information previously provided to such persons and terminate all physical and electronic data room access previously granted to any such person or its representatives.

        However, if at any time after July 21, 2016 and prior to obtaining the required vote of the Company's stockholders to adopt the merger agreement, Joy Global receives a bona fide, unsolicited written company takeover proposal from any third party (that did not result from a breach of the non-solicitation provisions of the merger agreement), and if the Joy Global board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a "superior company proposal," as described in the section entitled "The Merger Agreement—Alternative Proposals; No Solicitation—Receipt of Company Takeover Proposals," Joy Global may:

  •
  furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to Joy Global and its subsidiaries to the person that has made such company takeover proposal and its representatives; provided that Joy Global must substantially concurrently provide to Komatsu any non-public information concerning Joy Global or any of its subsidiaries that is provided or made available to such person or its representatives, unless such non-public information has been previously provided to Komatsu; and

  •
  participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such proposal;

but in each case described in the two preceding bullet points, only if (A) the Joy Global board determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action could reasonably likely be inconsistent with its fiduciary duties to stockholders under applicable law and (B) Joy Global shall have delivered to Komatsu a prior written notice advising Komatsu that it intends to take such action.

        If, at any time prior to obtaining the required vote of the Company's stockholders to adopt the merger agreement, the Joy Global board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that a written company takeover proposal that did not result from a breach of the non-solicitation provision of the merger agreement constitutes a superior company proposal, then the Joy Global board may terminate the merger agreement with Komatsu, provided that (1) Joy Global must have given Komatsu at least three business days prior written notice of its intention to take such action, and have provided Komatsu the material terms and conditions of, and the identity of the person making, any such superior company proposal, (2) if requested by Komatsu, Joy Global must have negotiated with Komatsu in good faith regarding any revision to the merger agreement committed to in writing by Komatsu, and (3) at the end of such notice period, the Joy Global board must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Komatsu, and have determined, after consultation with its independent financial advisors and outside legal counsel, that after taking into account any revisions to the merger agreement proposed by Komatsu, the failure to terminate the merger agreement as a result of such superior company proposal would reasonably likely be inconsistent with the Joy Global board's fiduciary duties under applicable law.

        The non-solicitation provisions of the merger agreement do not prohibit Joy Global or the Joy Global board taking and disclosing to the stockholders of Joy Global a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to the stockholders of Joy Global if the Joy Global board determines in good faith that failure to so disclose would reasonably likely be inconsistent with its obligations under applicable law.

Changes in Board Recommendation (page 68)

        The Joy Global board has unanimously recommended that Joy Global stockholders vote "FOR" the proposal to adopt the merger agreement. The merger agreement permits the Joy Global board to make a "company adverse recommendation change" in the event that (i) a company intervening event occurs or (ii) Joy Global receives a superior company proposal that does not result from a breach of the non-solicitation requirement, and, in each case, if the Joy Global board determines in good faith (after consultation with its outside legal counsel and financial advisor and after taking into account any changes to the terms of the merger agreement proposed by Komatsu during the three business day period referred to in clause (3) below) that the failure to effect a company adverse recommendation change would reasonably likely be inconsistent with the Joy Global board's fiduciary duties under applicable law.

        In addition, to make a change of recommendation, the Joy Global board must (1) provide three business days prior written notice to Komatsu that it is prepared to effect a company adverse recommendation change, which notice shall identify the company intervening event or describe the material terms and conditions of the superior company proposal; (2) if requested by Komatsu, during the three business day period after delivery of the notice, negotiate in good faith with Komatsu and its representatives regarding any revisions to the merger agreement committed to in writing by Komatsu and (3) at the end of such three business day period and taking into account any changes to the terms of the merger agreement committed to in writing by Komatsu, determine in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make such a company adverse recommendation change would reasonably likely be inconsistent with its fiduciary duties to stockholders under applicable law.

Termination (page 73)

        The merger agreement may be terminated and abandoned at any time prior to the effective time in the following circumstances:

  •
  by the mutual written consent of Joy Global and Komatsu;

  •
  by either Joy Global or Komatsu, if:

  •
  the merger has not been completed by 5:00 p.m. New York City time on July 21, 2017 (referred to in this proxy statement as the "end date"), provided that if all of the conditions to closing, other than those pertaining to legal restraints under antitrust laws, waiting periods under the HSR Act or receipt of all required statutory approvals, have been satisfied or waived at such time, the end date may be extended by either Joy Global or Komatsu by a total of two three-month periods by written notice to the other party prior to 5:00 p.m. New York City time on the then-applicable end date, as further described below under "The Merger Agreement—Termination"; or

  •
  an order by a governmental entity of competent jurisdiction has been issued (1) in respect of any antitrust law of the United States, preliminarily or permanently enjoining the consummation of the merger, (2) in respect of any other antitrust law, if continuing to pursue approvals would no longer reasonably likely permit the antitrust approvals to be obtained, or (3) in respect of any other legal restraint, the legal restraint has become final and nonappealable, subject to certain limited consultation rights, as further described below under "The Merger Agreement—Termination"; or

  •
  if the required vote of Joy Global's stockholders to adopt the merger agreement has not been obtained at the Joy Global stockholders meeting or at any adjournment or postponement of the Joy Global stockholders meeting; or

  •
  by Joy Global, if:

  •
  Komatsu or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which would result in a failure of a condition to the obligations of Joy Global to effect the merger, subject to a cure period, as further described below under "The Merger Agreement—Termination"; or

  •
  at any time prior to obtaining the required vote of Joy Global's stockholders to adopt the merger agreement, in accordance with the provisions relating to Joy Global's right to terminate the merger agreement to enter into a superior company proposal, Joy Global enters into a definitive agreement with respect to a superior company proposal; or

  •
  by Komatsu, if:

  •
  Joy Global has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement (with certain exceptions), which would result in a failure of a condition to the obligations of Komatsu and Merger Sub to effect the merger, subject to a cure period, as further described below under "The Merger Agreement—Termination"; or

  •
  prior to obtaining the required vote of Joy Global's stockholders to adopt the merger agreement, the Joy Global board (1) has effected or publicly announced its intention to make a company adverse recommendation change or (2) does not reaffirm within 10 business days its recommendation after a request from Komatsu following the public disclosure of a company takeover proposal (provided that the Joy Global board is not required to reaffirm its recommendation more than two times); or

    •
    prior to obtaining the required vote of Joy Global's stockholders to adopt the merger agreement, a tender or exchange offer relating to the common stock is commenced and Joy Global does not send to its stockholders within 10 business days a statement reaffirming its recommendation and recommending that its stockholders reject the tender or exchange offer; or

    •
    prior to obtaining the required vote of Joy Global's stockholders to adopt the merger agreement and in accordance with the terms of the merger agreement, Joy Global enters into a definitive agreement with respect to a superior company proposal.

Termination Fee (page 74)

Company Termination Fee

        Joy Global will pay Komatsu a termination fee in an amount equal to $75 million in cash if the merger agreement is terminated in the following circumstances:

  •
  if the merger agreement is terminated by either Joy Global or Komatsu due to Joy Global having entered into a definitive agreement with respect to a superior company proposal, as set forth in the merger agreement; or

  •
  if the merger agreement is terminated by Komatsu because the Joy Global board makes or publicly announces its intention to make a company adverse recommendation change; or

  •
  if the merger agreement is terminated (a) by either party because Joy Global's stockholders vote not to adopt the merger agreement, (b) by either party because the merger was not completed before the end date or (c) by Komatsu because of a material breach by Joy Global of its non-solicitation obligations or if the Joy Global board fails to reaffirm its recommendation after a request from Komatsu in certain circumstances, and, in each case, (i) prior to any termination a third party makes a company takeover proposal that is publicly announced and not withdrawn, (ii) within 315 days of termination, Joy Global enters into a definitive agreement providing for, or completes, any company takeover proposal and (iii) at the time of termination there are no legal restraints relating to antitrust law and the antitrust-related closing conditions were reasonably expected to be satisfied prior to the end date.

Parent Termination Fee

        Komatsu will pay Joy Global a termination fee in an amount equal to $150 million in immediately available funds if the merger agreement is terminated in the following circumstances:

  •
  if either Komatsu or Joy Global terminates the merger agreement because the merger was not completed before the end date and, at the time of the termination, the required regulatory approvals have not been received (and all other conditions to closing are satisfied), or because the transaction is enjoined in connection with any required regulatory approval; or

  •
  if the merger agreement is terminated by Joy Global because Komatsu has breached certain of its covenants and obligations under the merger agreement relating to seeking to obtain the required regulatory approvals and such breach results or would be reasonably likely to result in the failure of the antitrust-related closing conditions to be satisfied.

Delisting and Deregistration of Company Common Stock (page 56)

        If the merger is completed, the Company common stock will be delisted from the New York Stock Exchange (the "NYSE"), and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Certain Litigation Relating to the Merger (page 56)

        Several purported class action complaints relating to the merger have been filed in the United States District Court for the Eastern District of Wisconsin on behalf of putative classes of Joy Global's public shareholders (the "federal cases"). The complaints name as defendants Joy Global and its directors, and one of the complaints (Soffer) also names Komatsu America and Merger Sub. The federal cases generally allege that Joy Global and its directors breached federal securities laws by failing to disclose material information in the preliminary form of this proxy statement. The Soffer complaint also alleges that Joy Global's directors violated their fiduciary duties by entering into the merger agreement after engaging in an unfair process resulting in an unfair price, by improperly seeking to benefit themselves, and by agreeing to certain "deal protection" terms in the merger agreement. The Soffer complaint alleges that Joy Global, Komatsu America and Merger Sub aided and abetted these alleged violations of fiduciary duties. The federal cases are: Oduntan v. Joy Global Inc., et al., Civil Action No. 16-cv-1136, filed August 24, 2016; Soffer v. Doheny, et al., Civil Action No. 16-cv-1148, filed August 26, 2016; and Gordon v. Joy Global Inc., et al., Case No. 16-cv-1153, filed August 26, 2016. Also on August 26, 2106, a putative class action, Garfield v. Joy Global Inc., et al., 16CV006588, was filed in the Circuit Court of Wisconsin, Milwaukee County, naming Joy Global, its directors, Komatsu America, Komatsu Ltd., Goldman Sachs and unnamed Goldman Sachs employees (the "state case"). The state case alleges that the individual defendants breached their fiduciary duties by entering into the merger agreement and further that Joy Global and the individual defendants have failed to disclose material terms concerning the merger. The complaint alleges that Komatsu America, Komatsu Ltd. and the Goldman Sachs defendants aided and abetted the individual defendants' alleged breaches of fiduciary duties. Each of the federal cases and the state case seek, among other things, injunctive relief preventing the consummation of the merger, damages and an award of plaintiff's expenses and attorneys' fees. Defendants believe that the claims respectively asserted against them are without merit.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of Joy Global. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under the section entitled "Where You Can Find Additional Information."

Q:    Why am I receiving this proxy statement?

A:
On July 21, 2016, Joy Global entered into a definitive agreement providing for the merger of Merger Sub, a wholly owned subsidiary of Komatsu, with and into Joy Global, with Joy Global surviving the merger as a wholly owned subsidiary of Komatsu. You are receiving this proxy statement in connection with the solicitation of proxies by the Joy Global board in favor of the proposal to adopt the merger agreement and to approve the other related proposals to be voted on at the special meeting.

Q:    When and where is the special meeting?

A:
The special meeting will be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, at 7:30 a.m., local time, on October 19, 2016 (including any adjournment or postponement thereof, the "special meeting").

Q:    Who is entitled to vote at the special meeting?

A:
Only holders of record of Joy Global common stock as of the close of business on September 1, 2016, the record date for the special meeting, are entitled to receive these proxy materials and to vote their shares at the special meeting. As of the close of business on the record date, there were 98,162,806 shares of common stock outstanding and entitled to vote at the special meeting, held by 108 holders of record. Each share of Joy Global common stock issued and outstanding as of the record date will be entitled to one vote on each matter submitted to a vote at the special meeting.

Q:    What matters will be voted on at the special meeting?

A:
You will be asked to consider and vote on the following proposals:

•
to adopt the merger agreement;

•
to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the named executive officers of Joy Global in connection with the merger; and

•
to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Q:    How do I attend the special meeting?

A:
You must have registered for the special meeting in accordance with the instructions printed on the proxy card and bring your admission ticket in order to be admitted to the special meeting. If you wish to appoint a representative to attend the special meeting in your place, you must provide to the Company in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780,

  Milwaukee, Wisconsin 53202 the name of your representative, in addition to your admission ticket if you are a stockholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Joy Global common stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the record date. Please submit your request promptly in order for it to be received in a timely manner. A stockholder may only appoint one representative. Requests from stockholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Q:    How many shares are needed to constitute a quorum?

A:
A quorum will be present if holders of record of a majority of the shares of common stock outstanding on the close of business on the record date are present in person or represented by proxy at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained.

  As of September 1, 2016, the record date for the special meeting, there were 98,162,806 shares of common stock outstanding. Therefore, the required quorum for the meeting will be 49,081,404 shares of common stock.

  If you submit a proxy but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares will be counted for the purpose of determining whether a quorum is present at the special meeting.

  If your shares are held in "street name" by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares will not be counted for purposes of determining whether a quorum is present for the transaction of business at the special meeting.

Q:    What vote of Joy Global stockholders is required to adopt the merger agreement?

A:
Adoption of the merger agreement requires that stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date for the special meeting vote "FOR" the proposal to adopt the merger agreement. Because as of September 1, 2016, the record date for the special meeting, there were 98,162,806 shares of common stock outstanding, 49,081,404 shares of common stock voting in favor of the proposal will be required to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. If your shares are held in "street name" by your broker, bank or other nominee and you do not instruct the nominee how to vote your shares, such failure to instruct your nominee will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

Q:
What vote of Joy Global stockholders is required to approve the other proposals to be voted upon at the special meeting?

A:
Approval of each of the adjournment proposal and the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the shares of common stock present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares will have no effect on the outcome of these proposals.

  Any shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on these proposals. If you hold your shares in "street name," your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

Q:    How does the Joy Global board recommend that I vote?

A:
The Joy Global board unanimously recommends that Joy Global stockholders vote

•
"FOR" the proposal to adopt the merger agreement;

•
"FOR" the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger; and

•
"FOR" the proposal regarding adjournment of the special meeting.

  For a discussion of the factors that the Joy Global board considered in determining to recommend the adoption of the merger agreement, please see the section entitled "The Merger (Proposal 1)—Reasons for the Merger." In addition, in considering the recommendation of the Joy Global board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Joy Global stockholders generally. For a discussion of these interests, please see the section entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger."

Q:    How do Joy Global's directors and officers intend to vote?

A:
We currently expect that the Company's directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting.

Q:    When is the merger expected to be completed?

A:
As of the date of this proxy statement, we expect to complete the merger in mid-2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement and include various regulatory clearances and approvals, and it is possible that factors outside the control of Joy Global or Komatsu could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Q:    What happens if the merger is not completed?

A:
If the merger agreement is not adopted by Joy Global's stockholders, or if the merger is not completed for any other reason, Joy Global's stockholders will not receive any payment for their shares of common stock in connection with the merger. Instead, Joy Global will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE. In the event that either Joy Global or Komatsu terminates the merger agreement, then, in certain circumstances, Joy Global will pay Komatsu a termination fee in an amount equal to $75 million. In other circumstances, Komatsu will pay to Joy Global a termination fee in an amount equal to $150 million. See the section entitled "The Merger Agreement—Termination—Termination Fee."

Q:
What are the material U.S. federal income tax consequences of the merger to Joy Global stockholders?

A:
If you are a U.S. holder (as defined under "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger"), the receipt of cash in exchange for shares of Joy Global common stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of common stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws). For a more detailed discussion of the material U.S. federal income tax consequences of the merger to Joy Global stockholders, please see the section entitled "The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences of the Merger."

Q:
What will happen if stockholders do not approve the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger?

A:
The inclusion of this proposal is required by the Securities and Exchange Commission ("SEC") rules; however, the approval of this proposal is not a condition to the completion of the merger and the vote on this proposal is an advisory vote by stockholders and will not be binding on the Company or Komatsu. If the merger agreement is adopted by the Company's stockholders and the merger is completed, the merger-related compensation will be paid to the Company's named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:    What do I need to do now? How do I vote my shares of common stock?

A:
We urge you to, and you should, read this entire proxy statement carefully, including its annexes and the documents incorporated by reference in this proxy statement, and to consider how the merger affects you. Your vote is important, regardless of the number of shares of common stock you own.

  Voting in Person

  Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record but instead hold your shares of common stock in "street name" through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

  It is not necessary to attend the special meeting in order to vote your shares. To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

  Attending the meeting in person does not itself constitute a vote on any proposal.

  Shares of Common Stock Held by Record Holder

  You can also ensure that your shares are voted at the special meeting by submitting your proxy via:

  •
  mail, by completing, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope;

  •
  telephone, by using the toll-free number listed on each proxy card; or

  •
  the Internet, at the Internet address provided on each proxy card.

  If you sign, date and return your proxy card without indicating how you wish to vote with respect to a proposal, your proxy will be voted "FOR" (1) the proposal to adopt the merger agreement, (2) the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and (3) the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

  We encourage you to vote by proxy even if you plan on attending the special meeting.

  A failure to vote or an abstention will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement. An abstention will have the same effect as voting "AGAINST" the other two proposals, but assuming a quorum is present, a failure to vote will have no effect on the other two proposals.

  Shares of Common Stock Held in "Street Name"

  If you hold your shares in "street name" through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted on any of the proposals, which will have the same effect as voting "AGAINST" the proposal to adopt the merger agreement and no effect on the other two proposals.

Q:    Can I revoke my proxy?

A:
Yes. You can revoke your proxy at any time before the vote is taken at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company's Secretary in writing to the Company in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, or by submitting a new proxy by telephone, the Internet or mail, in each case, in accordance with the instructions on the enclosed proxy card and dated after the date of the proxy being revoked. In addition, you may revoke your proxy by attending the special meeting and voting in person; however, simply attending the special meeting will not cause your proxy to be revoked. Please note that if you hold your shares in "street name" and you have instructed a broker, bank or other nominee to vote your shares, you should instead follow the instructions received from your broker, bank or other nominee to revoke your prior voting instructions. If you hold your shares in "street name," you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Q:    What happens if I do not vote or if I abstain from voting on the proposals?

A:
The requisite number of shares to approve the proposal to adopt the merger agreement is based on the total number of shares of common stock outstanding on the record date, not just the shares that are voted. If you do not vote or abstain from voting on the proposal to adopt the merger agreement, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

  The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals. If you do not vote, such failure to vote will have no effect on the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and the proposal regarding adjournment of the special meeting; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote "AGAINST" such proposals.

Q:
Will my shares of common stock held in "street name" or another form of record ownership be combined for voting purposes with shares I hold of record?

A:
No. Because any shares of common stock you may hold in "street name" will be deemed to be held by a different stockholder (that is, your custodial bank, broker or other financial nominee) than any shares of common stock you hold of record, any shares of common stock held in "street name" will not be combined for voting purposes with shares of common stock you hold of record. Similarly, if you own shares of common stock in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares of common stock because they are held in a different form of record ownership. Shares of common stock held by a corporation or business entity must be voted by an authorized officer of the entity. Please indicate title or authority when completing and signing the proxy card. Shares of common stock held in an individual retirement account must be voted under the rules governing the account. This means that, to ensure all your shares are voted at the special meeting, you should read carefully any proxy materials received and follow the instructions included therewith.

Q:    What does it mean if I get more than one proxy card or voting instruction card?

A:
If your shares of common stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards and voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of common stock are voted.

Q:    What happens if I sell my shares of common stock before completion of the merger?

A:
In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger. Consequently, if you transfer your shares of common stock before completion of the merger, you will have transferred your right to receive the merger consideration in the merger.

  The record date for stockholders entitled to vote at the special meeting is earlier than the consummation of the merger. If you transfer your shares of common stock after the record date but before the closing of the merger, you will have the right to vote at the special meeting but not the right to receive the merger consideration.

Q:    Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of common stock evidenced by stock certificates for the merger consideration. If your shares of common stock are held in "street name" by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your "street name" shares in exchange for the merger consideration. Do not send in your certificates now.

Q:    What is householding and how does it affect me?

A:
The SEC permits companies to send a single set of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of common stock held through brokerage firms.

  If your family has multiple accounts holding common stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q:    Where can I find more information about Joy Global?

A:
You can find more information about us from various sources described in the section entitled "Where You Can Find Additional Information."

Q:    Can I access these materials on the Internet?

A:
These proxy materials are available at http://investors.joyglobal.com/annuals-proxies.cfm in PDF and HTML format.

Q:    Who can help answer my other questions?

A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, or the Company.

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
(800) 628-8528 (Toll Free)
(212) 269-5550 (Call Collect)

or

Joy Global Inc.
c/o Corporate Secretary
100 E. Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 5320
(414) 319-8500

        If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement, and the documents incorporated by reference in this proxy statement, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that is not based on historical fact, including statements containing the words "believe," "may," "could," "would," "might," "possible," "will," "should," "expect," "intend," "plan," "anticipate" or "continue," and similar expressions. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

  •
  the failure to obtain the required vote of the Company's stockholders to adopt the merger agreement;

  •
  the possibility that the closing conditions to the contemplated transactions may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval;

  •
  delay in closing the transaction or the possibility of non-consummation of the transaction;

  •
  the potential for regulatory authorities to require divestitures or other remedies in connection with the proposed transaction;

  •
  the occurrence of any event that could give rise to termination of the merger agreement;

  •
  the risk that stockholder litigation in connection with the contemplated transactions may affect the timing or occurrence of the contemplated transactions or result in significant costs of defense, indemnification and liability;

  •
  risks inherent in the achievement of cost synergies and the timing thereof;

  •
  risks related to the disruption of the transaction to the Company and its management;

  •
  limitations placed on the Company's ability to operate its business under the merger agreement;

  •
  the effect of announcement of the transaction on the Company's ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties;

  •
  fluctuations in the availability and prices of commodities;

  •
  difficult global economic and capital markets conditions;

  •
  risks associated with revenues from foreign markets;

  •
  interruption, failure or compromise of the Company's information systems;

  •
  changes in the legal and regulatory environment;

and other risks detailed in our filings with the SEC, including the Company's most recent Annual Report on Form 10-K for the fiscal year ended October 30, 2015, and in the Company's Quarterly Reports on Form 10-Q and other documents filed by Joy Global with the SEC after the date thereof. See the section entitled "Where You Can Find Additional Information."

        Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which speak only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE COMPANIES

Joy Global Inc.

        Joy Global is a Delaware corporation. Joy Global is a leading manufacturer and servicer of high-productivity mining solutions. Through our surface and underground business segments, we manufacture and market equipment and services for the mining industry. Our approximately 10,400 employees worldwide (as of July 31, 2016) deliver advanced products and related services used extensively for the mining of energy, industrial, and hard rock minerals. Joy Global's reported net sales in fiscal 2015 were $3.17 billion, and its shares are traded on the New York Stock Exchange (NYSE: JOY).

        Joy Global's principal executive offices are located at 100 East Wisconsin Avenue, Suite 2780, Milwaukee, WI 53202, and its telephone number is 414-319-8506.

        A detailed description of the Company's business is contained in the Company's Annual Report on Form 10-K for the fiscal year ended October 30, 2015, which is incorporated by reference into this proxy statement. See the section entitled "Where You Can Find Additional Information."

Komatsu America Corp.

        Komatsu America is a Georgia corporation. Komatsu America is a U.S. subsidiary of Komatsu Ltd., a leading global manufacturer and supplier of earth-moving equipment, consisting of construction, mining and compact construction equipment. Komatsu America also serves forklift and forestry markets.

        Komatsu America's principal executive offices are located at 1701 Golf Road, Suite 1-100, Rolling Meadows, IL 60008, and its telephone number is 847-437-5800.

Pine Solutions Inc.

        Pine Solutions Inc., referred to as "Merger Sub," is a Delaware corporation and a wholly owned subsidiary of Komatsu that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Komatsu's acquisition of Joy Global. Upon completion of the merger, Merger Sub will merge with and into Joy Global and will cease to exist.

        Merger Sub's registered office is located at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. See the section entitled "The Companies—Pine Solutions Inc."

Komatsu Ltd.

        Komatsu Ltd., established in 1921, is a diversified provider of industrial-use products and services. While remaining an international leader in the field of construction and mining equipment, the company engages in other business, such as industrial machinery and vehicles, logistics, electronics and other solutions-based operations. Based in Tokyo, Japan, Komatsu Ltd. employs more than 47,000 globally on a consolidated basis. Komatsu Ltd. has been providing world-class, reliable products for nearly a century.

        Komatsu Ltd.'s headquarters are located at 2-3-6 Akasaka, Minato-ku, Tokyo, Japan 107-8414. See the section entitled "The Companies—Komatsu Ltd."

THE SPECIAL MEETING

        We are furnishing this proxy statement to the Company's stockholders as part of the solicitation of proxies by the Joy Global board for use at the special meeting or any adjournment or postponement thereof. This proxy statement provides the Company's stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting or any adjournment or postponement thereof.

Date, Time and Place of the Special Meeting

        This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Joy Global board for use at the special meeting to be held at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, on October 19, 2016, at 7:30 a.m. local time, or at any adjournment or postponement thereof.

        You must have registered for the special meeting in accordance with the instructions printed on the proxy card and bring your admission ticket in order to be admitted to the special meeting. If you wish to appoint a representative to attend the special meeting in your place, you must provide to the Company in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, the name of your representative, in addition to your admission ticket if you are a stockholder of record, or your proof of ownership if you are a beneficial owner, and the address where the admission ticket should be sent. Proof of ownership would be a bank or brokerage account statement in your name showing the number of shares of Joy Global common stock held by you on the record date or a letter from your broker, bank or other nominee certifying the amount of your beneficial ownership interest as of the close of business on the record date. Please submit your request promptly in order for it to be received in a timely manner. A stockholder may only appoint one representative. Requests from stockholders that are legal entities must be signed by an authorized officer or other person legally authorized to act on behalf of the legal entity.

Purposes of the Special Meeting

        At the special meeting, Joy Global stockholders will be asked to consider and vote on the following proposals:

  •
  to adopt the merger agreement, dated as of July 21, 2016, by and among Joy Global, Komatsu, Merger Sub, a wholly owned subsidiary of Komatsu, and (solely for the purposes specified in the merger agreement) Komatsu Ltd., a Japanese joint stock company; and

  •
  to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger, the value of which is disclosed in the table in the section of this proxy statement entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger"; and

  •
  to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

        Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled "The Merger Agreement."

        The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on executive compensation is advisory in nature only, it will not be binding on either the Company or Komatsu. Accordingly, if the merger agreement is adopted by the Company's stockholders and the merger is completed, the merger-related compensation may be paid to the Company's executive officers even if the stockholders fail to approve the proposal.

        Joy Global does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

        This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about September 9, 2016.

Record Date, Shares Outstanding and Quorum

        Shareholders of record of our common stock, par value $1.00 per share, at the close of business on September 1, 2016 may vote on all matters presented at the special meeting. As of the record date, 98,162,806 shares of common stock were outstanding and entitled to vote at the special meeting. Each share of common stock is entitled to one vote.

        A quorum is required to transact business. Holders of at least a majority of the shares of our common stock must be present at the special meeting in person or by proxy to constitute a quorum. Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees regarding proposals for which such broker or nominee lacks discretionary voting authority and the beneficial owners or other persons entitled to vote have not provided voting instructions) will be considered present for the purpose of establishing a quorum. In addition, abstentions will also count as votes "AGAINST" a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. However, broker non-votes, while being counted for purposes of calculating whether a quorum is present at the special meeting, will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily available but will not otherwise affect the outcome of the vote on any proposal. Once a share is represented at the special meeting, it is deemed present for quorum purposes throughout the meeting, including any adjourned meeting, unless a new record date is set for the adjourned meeting.

        If less than a majority of the outstanding shares of common stock are present or represented by proxy at the meeting, a majority of the shares that are present or represented by proxy at the meeting may adjourn the meeting from time to time without further notice.

Required Vote

        Proposal 1:    For the Company to complete the merger, the Company stockholders holding a majority of the shares of common stock outstanding at the close of business on the record date, entitled to vote at the company stockholders meeting, voting together as a single class, must vote "FOR" the proposal to adopt the merger agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Proposal 2:    Although the outcome of the vote on executive compensation is non-binding, we will consider the outcome of this vote when determining certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger. The merger-related compensation will be paid to the Company's named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Any shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote regarding our named executive officers' compensation. If you hold your shares in "street name," your broker or other nominee will not have discretionary authority to vote your shares if you do not provide instructions as to how your shares should be voted on this proposal.

        Proposal 3:    The vote on adjournment requires an affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

        As of the record date, there were 98,162,806 shares of common stock outstanding and 108 record holders.

Voting by the Company's Directors and Executive Officers

        At the close of business on the record date, directors and executive officers of the Joy Global were entitled to vote 363,626 shares of common stock, or less than 1% of the shares of common stock issued and outstanding on that date. We currently expect that the Company's directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting; Proxies; Revocation

Attendance

        All holders of shares of common stock as of the close of business on September 1, 2016, the record date, including stockholders of record and beneficial owners of common stock registered in the "street name" of a broker, bank or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver's license. If you hold your shares in "street name," you will need to provide proof of ownership, such as a recent account statement or voting instruction form provided by your broker, bank or other nominee or other similar evidence of ownership, along with proper identification.

Voting in Person

        Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares of common stock in "street name" through a broker, bank or other nominee, you must provide a legal proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Attending the meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

        To ensure that your shares of common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Shares of Common Stock Held by Record Holder

        If you are a stockholder of record, you may provide voting instructions by proxy using one of the methods described below.

        Submit a Proxy by Telephone or via the Internet.    This proxy statement is accompanied by a proxy card with instructions for submitting voting instructions. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address specified on the enclosed proxy card. Your shares of common stock will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.

        Submit a Proxy Card.    If you complete, sign, date and return the enclosed proxy card by mail so that it is received in time for the special meeting, your shares of common stock will be voted in the manner directed by you on your proxy card.

        If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, and the proposal to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of common stock will not be considered present at the special meeting for purposes of determining whether a quorum is present at the special meeting, will have the same effect as a vote against the proposal to adopt the merger agreement and, assuming a quorum is present, will not affect the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the vote regarding the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Shares of Common Stock Held in "Street Name"

        If your shares of common stock are held by a broker, bank or other nominee on your behalf in "street name," your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

        In accordance with the rules of the NYSE, brokers, banks and other nominees that hold shares of common stock in "street name" for their customers do not have discretionary authority to vote the shares with respect to the proposal to adopt the merger agreement, the advisory (non-binding) proposal to approve certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, or the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum. Accordingly, if brokers, banks or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of Joy Global common stock not being present at the meeting and not being voted on any of the proposals. Consequently, there cannot be any broker non-votes occurring in connection with any of the proposals at the special meeting.

Revocation of Proxies

        Any proxy may be revoked by the person executing it at any time before the polls close at the special meeting by filing with the Secretary a written revocation or a duly executed form of proxy bearing a later date, or by voting in person at the special meeting. The Joy Global board has appointed a representative of Broadridge Financial Solutions, Inc. to act as an independent inspector at the special meeting. A written revocation may be delivered by mail to Joy Global in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202.

        Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

        If you hold your shares in "street name" through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares in "street name," you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting.

Abstentions

        An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of common stock present or represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement. The requisite number of shares to approve the other two proposals is based on the total number of shares represented in person or represented by proxy with respect to such proposals. If you do not vote, such failure to vote will have no effect on the advisory (non-binding) proposal on certain compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal regarding adjournment of the special meeting; if you abstain from voting with respect to such proposals, such abstention will have the same effect as a vote "AGAINST" such proposals.

Solicitation of Proxies

        The Joy Global board is soliciting your proxy, and Joy Global will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of Joy Global's outstanding common stock. Joy Global has retained D.F. King & Co., Inc., which we refer to as D.F. King, to assist with the solicitation of proxies at a fee estimated not to exceed $20,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone, or via the Internet by D.F. King or, without additional compensation, by certain of Joy Global's directors, officers and employees.

Other Information

        You should not return your stock certificate or send documents representing common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of common stock for the merger consideration.

THE MERGER (PROPOSAL 1)

        The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

        Pursuant to the terms of the merger agreement, Merger Sub will be merged with and into Joy Global, with Joy Global surviving the merger as a wholly owned subsidiary of Komatsu.

        Upon the terms and subject to the conditions of the merger agreement, at the effective time, each share of common stock issued and outstanding immediately before the effective time (other than dissenting shares and shares owned by Joy Global, Komatsu or any of their respective subsidiaries, which will be cancelled) will be converted into the right to receive the merger consideration. Upon completion of the merger, Joy Global's common stock will no longer be publicly traded and Joy Global's existing stockholders will cease to have any ownership interest in Joy Global.

        The merger consideration will be $28.30 per share in cash, without interest, and subject to any applicable withholding taxes.

        Our common stock is currently registered under the Exchange Act and is listed on the NYSE under the symbol "JOY."

Background of the Merger

        As part of their ongoing evaluation of Joy Global's business and long-term strategic goals and plans, the Joy Global board and senior management periodically review, consider and assess, in the context of Joy Global's operations, financial performance and industry conditions, various strategic alternatives available to Joy Global, including the continued execution of Joy Global's strategy as a stand-alone company and potential opportunities for business combinations, strategic investments and collaborations and other financial and strategic alternatives.

        As longstanding advisors of Joy Global, Goldman, Sachs & Co., which we refer to as Goldman Sachs, financial advisor to Joy Global, and Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell Lipton, legal counsel to Joy Global, from time to time participated in and assisted the Joy Global board and management with such review of financial and strategic alternatives, including with respect to Joy Global's continued execution of its strategic plan as an independent, stand-alone company, actions to strengthen Joy Global's balance sheet such as reductions in the amount of its regular quarterly dividend, amendments to certain covenants in instruments governing Joy Global's indebtedness and various restructuring and cost reduction activities, a debt or equity investment by a third-party and a strategic merger or a sale of the company.

        In this section entitled "Background of the Merger," we refer to Komatsu Ltd. as "Komatsu."

        During the week of January 25, 2016, representatives of Morgan Stanley & Co., which we refer to as Morgan Stanley, financial advisor to Komatsu, contacted Mr. Edward L. Doheny II, President and Chief Executive Officer of Joy Global, on behalf of Komatsu to indicate that Mr. Tetsuji Ohashi, Chief Executive Officer of Komatsu, was interested in meeting with Mr. Doheny to discuss the Joy Global business. On February 1, 2016, the Joy Global board met to discuss the inquiry received by Mr. Doheny on behalf of Komatsu. The board authorized Mr. Doheny and Mr. James M. Sullivan, Chief Financial Officer of Joy Global, to schedule and attend the meeting.

        On February 9, 2016, Mr. Doheny and Mr. Sullivan met in Chicago with Mr. Ohashi and Mr. Yasuhiro Inagaki, General Manager, Business Coordination Department Supervising Legal Affairs, of Komatsu. At this meeting, Mr. Ohashi and Mr. Doheny discussed their respective businesses and Mr. Ohashi provided Mr. Doheny with written materials regarding the potential merits of a combination between the two companies generally, including certain complementary product lines and strategic opportunities in the underground hard rock segment. Mr. Doheny gave a brief overview of Joy Global's key growth strategies from their public investor presentation material. However, there was no discussion of specific transaction terms at this meeting.

        On February 23, 2016, Komatsu sent Joy Global a non-binding preliminary proposal providing for the acquisition of Joy Global by Komatsu for $17 in cash per share of Joy Global common stock. The proposal noted that financing was not a condition of Komatsu's offer. Komatsu's proposal noted that completion of any transaction would be subject to certain conditions, including a due diligence review of non-public information of a customary scope and depth and negotiation and completion of definitive acquisition agreements.

        Later on February 23, 2016, Mr. Inagaki telephoned Mr. Doheny to explain Komatsu's proposal. During this conversation, Mr. Doheny acknowledged receipt of the proposal from Komatsu and indicated that while there may be strategic merits to a combination between Joy Global and Komatsu, he viewed the proposed price of $17 in cash per share of Joy Global common stock as an insufficient basis for discussion. However, Mr. Doheny indicated that he would discuss the proposal with the Joy Global board.

        Following discussion between Mr. Doheny and Mr. John Hanson, Chairman of the Joy Global board, on March 1, 2016, Mr. Doheny sent the February 23 Komatsu letter to the full Joy Global board and indicated that the Joy Global board would discuss the proposal at its next regularly scheduled in-person meeting on March 7, 2016.

        On March 7, 2016, the Joy Global board discussed Komatsu's proposal at a regular meeting of the board of directors, at which members of senior management and representatives of Goldman Sachs and Wachtell Lipton were present. In connection with these discussions, members of senior management discussed with the board certain high-level, preliminary financial cases for the future performance of the business representing Joy Global's standalone plans under two different scenarios. The first scenario presented at the meeting reflected a slow recovery in the coal mining industry and Joy Global's businesses potentially reaching the low point of the cycle in 2017, and the second reflected a more robust recovery. In particular, the first scenario assumed that the prices for the commodities that impact Joy Global's businesses would decline substantially in 2016 before slowly recovering from 2017 through 2021, and sales in the hard rock and industrial market would grow at a significantly stronger rate over that period. The second scenario, by contrast, assumed that the prices for the commodities that impact Joy Global's businesses would decline much less significantly in 2016, with a slightly stronger recovery than in the first scenario from 2017 through 2021, and that as compared to the first scenario the sales growth over that period would be slightly higher in the hard rock and industrial market but significantly stronger in service products.

        Representatives of Goldman Sachs then presented to the Joy Global board certain background materials, including certain potential strategic partners for Joy Global (which strategic partners included Komatsu). The Joy Global board and its management and advisors also discussed the current and expected near- and medium-term future of the U.S., China and international coal markets, the current state and anticipated future prospects for Joy Global's business and market perspectives on Joy Global's business and prospects, taking into account inherent external uncertainties, and in particular, the very significant challenges impacting the coal mining industry. The Joy Global board also discussed, among other things, Joy Global's prospects and inherent value (but also risks) as the only remaining pure global mining equipment player, the industrial logic in combining the businesses of Komatsu and

Joy Global, the value that such transaction would present to Komatsu and whether the timing was appropriate to consider a transaction in light of the current state of Joy Global's business and the markets in which it operates.

        After extensive discussion at this meeting, the Joy Global board was unwilling to rule out the possibility of a transaction but believed that $17 per share was an inappropriate valuation, even in a slow recovery scenario. Accordingly, the Joy Global board instructed Mr. Doheny to inform Komatsu that while Joy Global would be willing to consider potential discussions regarding a transaction, Komatsu's current proposal of $17 in cash per share of Joy Global common stock significantly undervalued Joy Global and was not a basis on which Joy Global would enter into discussions or permit Komatsu to begin due diligence of non-public information of Joy Global. In addition, at the meeting, the Joy Global board noted that it would need to consider which of the two scenarios presented during the meeting was more appropriate in order to compare Joy Global's plans and prospects relative to a potential transaction with Komatsu. The board further noted that any decision to pursue a transaction with Komatsu or another potential acquiror would depend significantly on an updated view of industry conditions, including the extent and timing of any potential turnaround from the current depressed market conditions in the industry. In preparation for any potential future dialogue regarding a potential transaction and to enable the board to evaluate any further proposals with the benefit of these views, the Joy Global board directed management to prepare a robust "bottom's up" financial analysis that would reflect further thinking about the market conditions, for discussion at a subsequent meeting and for use by Goldman Sachs in any future financial analysis.

        On March 9, 2016, Goldman Sachs provided feedback regarding Komatsu's proposal to Morgan Stanley that conveyed the consensus of the Joy Global board.

        On March 30, 2016, Komatsu sent Joy Global another letter indicating that it had considered Joy Global's feedback to Komatsu's February 23 proposal. The March 30 letter contained a revised, non-binding proposal to acquire Joy Global at a price of $23 in cash per share of Joy Global common stock. The letter also requested that representatives of Joy Global and Komatsu meet in person to discuss certain key assumptions regarding the Joy Global business made by Komatsu in connection with its revised proposal. As with the February 23 proposal, Komatsu's letter noted that the revised proposal was subject to Komatsu completing customary confirmatory due diligence and executing definitive acquisition agreements. The letter further noted that except for the changes described therein, the terms of the February 23 proposal remained effective.

        On April 11, 2016, the Joy Global board held a special telephonic meeting to discuss Komatsu's March 30 proposal. After discussion, based on the considerations discussed by the board at this meeting and at prior meetings, the board determined that the proposed price of $23 in cash per share of Joy Global common stock was insufficient but that management should signal its willingness to schedule the requested informational meeting. The Joy Global board directed Mr. Doheny to communicate such to Komatsu.

        Later that day, at the request of the Joy Global board, Goldman Sachs telephoned Morgan Stanley to communicate the view of the Joy Global board that the proposed price of $23 in cash per share of Joy Global common stock was insufficient. Goldman Sachs further noted, as directed by the Joy Global board, that because Joy Global continued to recognize the strategic merits of potentially combining with Komatsu, it would be willing to schedule the management meetings requested in Komatsu's March 30 proposal in an effort to enable Komatsu to improve the terms of its offer. Goldman Sachs noted that, following these meetings, Joy Global would expect Komatsu to improve its valuation before any further discussions regarding a potential transaction.

        On April 13, 2016, to facilitate discussion at management meetings between representatives of Joy Global and Komatsu, at the direction of Joy Global, Joy Global's advisors sent Komatsu's advisors a draft confidentiality agreement. During the course of the month of April, Joy Global, Komatsu and their respective legal advisors negotiated the terms of the draft confidentiality agreement, which was executed by Joy Global and Komatsu on May 1 in a form that included standstill provisions.

        On May 1 and May 2, 2016, members of senior management of each of Joy Global and Komatsu met in Chicago to discuss Joy Global's business and operations. Representatives of Goldman Sachs and Morgan Stanley were also present at the meetings. At these meetings, representatives of Joy Global provided to Komatsu further information regarding the Joy Global business, including its new products and business opportunities, and the parties discussed the potential value creation that could result from a combination between Joy Global and Komatsu.

        On May 17, 2016, Komatsu sent Joy Global a letter that contained a revised, non-binding proposal to acquire Joy Global at a price of $24.50 in cash per share of Joy Global common stock. The letter noted that Komatsu would like to commence confirmatory due diligence immediately and that except for the changes described therein, the terms of the February 23 proposal remained effective.

        On May 25, 2016, after discussing the May 17 letter with Mr. Hanson and the company's advisors, Mr. Doheny telephoned Mr. Ohashi to discuss Komatsu's May 17 proposal. Mr. Doheny said that he would discuss Komatsu's May 17 proposal with the Joy Global board at its upcoming regular board meeting scheduled for early June. Mr. Doheny told Mr. Ohashi that while he continued to recognize the strategic merits of potentially combining with Komatsu, he did not believe the offer of $24.50 in cash per share of Joy Global common stock represented appropriate value for Joy Global. Mr. Doheny further noted that he did not think the Joy Global board would recommend engaging further with Komatsu at that price but said that he would contact Mr. Ohashi following the Joy Global board meeting to communicate the board's position.

        On June 2, 2016, Joy Global issued a press release announcing its second quarter fiscal 2016 operating results and providing an updated company outlook for fiscal year 2016. In connection with that updated outlook, Joy Global noted that the mining industry continued to face headwinds from oversupplied commodities and reduced cash flows for most producers. The press release further noted that while there has been mounting evidence of supply curtailments, challenging market conditions were likely to persist, requiring Joy Global to continue to reduce costs as it positioned for the current and future demand environments. The press release further noted that in light of lower service sales from the step down in production forecasts for U.S. coal and Canadian oils sands markets, Joy Global expected sales and earnings for the year (excluding restructuring charges and mark-to-market pension adjustments) to be at the lower end of its previous guidance range.

        On June 6, 2016, the Joy Global board held its regularly scheduled meeting, at which members of senior management and representatives of Goldman Sachs and Wachtell Lipton were present. Members of management informed the board that, in response to the board's request at the March 8, 2016 meeting, management had prepared a "bottom's up" financial analysis containing additional information regarding certain aspects of the Joy Global business for compilation into a total company view of the future performance of the business. It was discussed that this more rigorous analysis resulted in a view that was directionally closer to the scenario involving a slow recovery in the coal mining industry and Joy Global's businesses that had been presented at the March 8 meeting of the board. There was an extensive discussion of this analysis and of current and expected future industry conditions among the members of the board, senior management and advisors, including various sensitivities such as whether any anticipated recoveries were delayed. Representatives of Wachtell Lipton then discussed with the members of the board their fiduciary duties in connection with their consideration of a potential transaction with Komatsu. Representatives of Goldman Sachs then presented to the board a financial analysis of Komatsu's May 17 offer and an overview of financial considerations for Joy Global that took into account the updated detailed analysis presented by management earlier in the meeting, and which had been previously shared with Goldman Sachs. Following these presentations and further discussion among the board, and taking into account the discussion of the board at this meeting and at prior meetings, including the updated detailed analysis presented to the board, it was the consensus of the board that a sale of Joy Global to a third party at an appropriate price would be in the best interests of Joy Global and its stockholders.

        During the June 6, 2016 meeting of the Joy Global board, the board also discussed specifically Komatsu's May 17 proposal of $24.50 in cash per share of Joy Global common stock. Based on the discussion at this meeting and at prior meetings, it was the consensus of the board that the May 17 proposal would not be an acceptable price. The Joy Global board determined that, while it had to date been successful in obtaining increasingly higher offers from Komatsu without providing any valuation guidance, in order to obtain an even higher price and best price from Komatsu, it should make a specific counterproposal. After extensive discussion with Joy Global's management and legal and financial advisors, the Joy Global board instructed Mr. Doheny to deliver to Komatsu a counterproposal of $28 in cash per share of Joy Global common stock. The Joy Global board, with advice from its financial advisors, also discussed in detail whether or not Joy Global and its financial advisor should affirmatively seek proposals from other potential acquirors. With assistance from Joy Global's management, representatives of Goldman Sachs presented a specific list of companies, both public and private and located both in the United States and abroad, that might be both interested in and financially capable of acquiring Joy Global for a price at least equal to the price Komatsu would be willing to pay. The Joy Global board, with the assistance of management and its advisors, determined that the list was complete and discussed each of the parties on the list in detail, including the likelihood such party would be interested in a transaction and such party's financial capacity to complete a transaction if one were to be agreed. After extensive discussion with management and its advisors of the merits of contacting some or all of the parties on the list, the board determined that Komatsu was the best buyer for Joy Global and that it was not likely that any other potential party would be willing and capable of acquiring Joy Global at a price equal to or greater than Komatsu. Based on this discussion, and in light of the potential negative consequences of approaching other parties (such as the possibility of a leak that could negatively impact a Komatsu transaction and the Company's standalone operations), the Joy Global board determined that it was not desirable for management or Joy Global's financial advisors to make any outgoing calls at that time but to focus on obtaining the highest price from Komatsu and appropriate flexibility in any potential definitive agreement with Komatsu to consider any alternative bids that might arise.

        On June 7, 2016, Mr. Doheny telephoned Mr. Ohashi to communicate the Joy Global board's position that Komatsu needed to increase its proposal to $28 in cash per share of Joy Global common stock as a basis to commence Komatsu's requested due diligence of Joy Global.

        On June 12, 2016, Mr. Ohashi telephoned Mr. Doheny to inform him that Komatsu was agreeable to Joy Global's proposal of $28 in cash per share of Joy Global common stock, subject to completion of due diligence and negotiation and execution of definitive transaction documentation. Mr. Ohashi indicated that Komatsu desired to continue the next phase of its due diligence evaluation as soon as possible. Mr. Ohashi and Mr. Doheny agreed that they would each direct their management teams and advisors to commence that process promptly. Mr. Ohashi and Mr. Doheny each noted that, subject to the results of Komatsu's due diligence investigation, the parties would work toward announcing any potential transaction during the month of July if a transaction were to occur.

        On June 17, 2016, Joy Global opened an electronic data room containing various non-public materials regarding Joy Global in response to Komatsu's due diligence requests. Joy Global continued to make additional materials available to Komatsu over the course of the next several weeks and Komatsu continued its due diligence evaluation of Joy Global during this time, including by holding due diligence meetings in Chicago with representatives of Joy Global and the parties' respective advisors during late June.

        On June 22, 2016, Wachtell Lipton sent an initial draft of the merger agreement for the potential transaction to Arnold & Porter LLP, which we refer to as Arnold & Porter, Komatsu's legal counsel.

        On June 30, 2016, Wachtell Lipton and Arnold & Porter held a series of telephone conferences to discuss the key issues that Komatsu expected to raise in connection with revising the draft of the merger agreement. Arnold & Porter noted that, among other things, Komatsu intended to propose a significantly lower level of regulatory efforts obligations than were contained in the initial draft of the merger agreement. Arnold & Porter also noted that Komatsu would request a termination fee payable by Joy Global in certain circumstances equal to 4% of the equity value of the transaction as well as closing conditions relating to obtaining certain third party consents and the exercise of appraisal rights by holders of Joy Global common stock. Arnold & Porter also communicated that Komatsu did not view matters relating to employee retention and ordinary course employee equity grants as matters that needed to be addressed in connection with negotiating the merger agreement, as was proposed by Joy Global, but rather as topics regarding which Joy Global could seek approval from Komatsu following announcement.

        On July 1, 2016, the Joy Global board held a special telephonic meeting, at which senior management and representatives of Goldman Sachs and Wachtell Lipton were present. The board discussed the issues raised by Komatsu in the initial draft of the merger agreement that were conveyed by Arnold & Porter to Wachtell Lipton on the telephone conferences the previous day. Among other things, the Joy Global board indicated that the certainty of closing a transaction once one was announced was very important to the board, and that appropriately addressing matters relating to employee retention and compensation in the merger agreement prior to announcing any transaction would be essential to ensuring that the Joy Global workforce remained focused and productive after the announcement of any transaction and to promote certainty of closing. Following this meeting, as directed by the Joy Global board, Wachtell Lipton telephoned Arnold & Porter to convey the initial reactions and positions of the Joy Global board regarding the issues that Arnold & Porter had communicated to Wachtell Lipton the previous day.

        On July 3, 2016, Mr. Doheny and Mr. Ohashi spoke via telephone to discuss the key issues in the draft merger agreement that they had discussed with their respective legal advisors during the prior few days. Shortly following this call, Wachtell Lipton and Arnold & Porter held a telephone conference to further discuss these issues.

        On July 6, 2016, Arnold & Porter sent a revised draft of the merger agreement to Wachtell Lipton. From July 6 through July 21, Joy Global, Komatsu and their respective legal advisors discussed and negotiated the terms of the merger agreement, and Komatsu and its advisors continued their due diligence review of Joy Global. In these discussions, the parties negotiated open transaction terms, including those relating to the issues raised by Arnold & Porter on the June 30 telephone conferences with Wachtell Lipton and in subsequent conversations between the two legal advisors. Among other things, pursuant to these negotiations, it was agreed that Komatsu America would be subject to a general "reasonable best efforts" standard in connection with seeking required regulatory approvals. Komatsu also agreed to certain other requirements proposed by Joy Global and its legal advisors, including, among other things, commitments relating to obtaining regulatory approvals and a requirement of Komatsu America to pay a $150 million termination fee to Joy Global if the merger agreement is terminated in certain circumstances relating to the failure of Komatsu America to obtain any required regulatory approval. In addition, after significant negotiation it was agreed that the termination fee payable by Joy Global to terminate the merger agreement to accept a competing proposal and in certain other circumstances would equal $75 million. It was also agreed that the merger agreement would address the matters relating to employee retention and granting of equity awards to employees at levels consistent with past practice. The parties also agreed that the merger agreement would include a full guaranty by Komatsu of all payment and performance obligations of

Komatsu America. For more information regarding these provisions and the other terms of the merger agreement, see the section entitled "The Merger Agreement."

        On July 12 and July 14, 2016, the Joy Global board held special telephonic meetings, at which senior management and representatives of Goldman Sachs and Wachtell Lipton were present, to receive updates from Joy Global's management and advisors regarding the negotiation of the terms of the merger agreement and Komatsu's progress in completing its due diligence review of Joy Global. During these meetings, Joy Global's management and advisors indicated that the merger agreement and due diligence progress could likely be completed during the next week, subject to the approval of the Joy Global board. In addition, the Joy Global board noted that the trading price of shares of Joy Global common stock had increased since Joy Global made its most recent counterproposal on June 6, and had increased even further over the prior several weeks despite no new specific positive news with respect to Joy Global or its financial outlook. Although the board was of the opinion that based on its view of Joy Global's fundamental value a price of $28 in cash per share would be an attractive price, the board instructed management to explore whether Komatsu would be willing to increase its offer price in light of the decreased nominal premium.

        On July 19, 2016, Mr. Doheny telephoned Mr. Ohashi to inform him that there was concern among members of the Joy Global board and management regarding the proposed price of $28 in cash per share of Joy Global common stock in light of the fact that it would now represent a lower premium to the most recent closing price of shares of Joy Global common stock than it would have in early June. Mr. Ohashi indicated in response that Komatsu would not be willing to increase its proposed price of $28 per share.

        On July 19, 2016, the Joy Global board met in person, together with members of Joy Global management and representatives of Goldman Sachs and Wachtell Lipton, to further discuss and consider the Komatsu transaction. Mr. Doheny and other members of senior management briefed the board on the status of negotiations with Komatsu and the due diligence process. The board also received an updated financial analysis presentation from representatives of Goldman Sachs, including with respect to Joy Global's preliminary financial analysis and a potential acquisition by Komatsu (based on the latest price of $28 in cash per share of Joy Global common stock offered by Komatsu). Representatives of Wachtell Lipton discussed the directors' fiduciary duties and presented to the board a detailed summary of the terms of the current draft of the merger agreement. During the course of these discussions, the Joy Global board reaffirmed its belief, following further discussion with its financial advisors, that Komatsu was the potential transaction partner most likely to offer the best value to Joy Global's stockholders and, further, that if there were another buyer capable of and willing to make a more compelling offer to acquire Joy Global, agreeing to and announcing a transaction with Komatsu would be the best way to elicit any such offer, which offer would not be precluded by the terms of the merger agreement such as the termination fee payable by Joy Global to Komatsu in certain specified circumstances of $75 million, which amount the Joy Global board believed to be appropriate taking into account the range of such termination fees in recent comparable transactions.

        After extensive discussions at this meeting, including regarding the financial analysis prepared by management for discussion at prior meetings and the financial analysis prepared by Goldman Sachs regarding Joy Global and the proposed Komatsu transaction, and as to the matters described in the section entitled "The Merger—Reasons for the Merger; Recommendation of the Joy Global Board of Directors," the Joy Global board expressed support for the Komatsu transaction. The board authorized Joy Global's management and advisors to seek to resolve remaining open issues and finalize the merger agreement with a view toward being in a position to publicly announce a transaction later that week if one were to occur, subject to final board approval. However, consistent with its discussions at the July 14 meeting, the Joy Global board also noted that the trading price of shares of Joy Global common stock had not changed materially since the July 14 meeting and that, as a result, the proposed price of $28 in cash per share of Joy Global common stock represented a premium of less than 20% to the most recent closing price of shares of Joy Global common stock. While the Joy Global board was aware of the premium over the historic trading prices of Joy Global common stock, and although the views of the Joy Global board as to the fundamental value of Joy Global had not changed materially since the preliminary agreement on a price of $28 in cash per share of Joy Global common stock (nor had the value of Joy Global indicated by the financial analysis prepared by Goldman Sachs), the members of the board and Goldman Sachs noted that a low or relatively low premium relative to the most recent closing price of shares of Joy Global common stock, particularly one of less than 20% could complicate the announcement of any transaction and associated communications. After further discussion among the Joy Global board and its legal and financial advisors, it was the consensus of the board that Mr. Doheny should again telephone Mr. Ohashi to ask again whether Komatsu would be willing to increase the price to a level that would provide a 20% premium above the closing price on the day prior to announcement of a transaction.

        Following the July 19, 2016 meeting of the Joy Global board, on July 19 and July 20, Joy Global, Komatsu and their respective legal advisors continued negotiations toward finalizing the merger agreement and completing the due diligence process.

        On July 20, 2016, Mr. Doheny telephoned Mr. Ohashi to propose an increased price of $28.50 in cash per share of Joy Global common stock, in light of the recent unexplained increase in Joy Global's trading price. After discussion with Mr. Doheny, Mr. Ohashi made a revised offer of $28.30 in cash per share of Joy Global common stock. Mr. Ohashi noted that a price of $28.30 in cash per share of Joy Global common stock represented a premium of above 20% to the closing price of shares of Joy Global common stock on the NYSE that day. Mr. Ohashi stated that Komatsu was unwilling to increase its price to $28.50, but that in an effort to address the concern raised, he would recommend a price of $28.30, which equated to a premium of 20% to the Joy Global closing price that day. Mr. Doheny agreed to communicate the revised offer to the Joy Global board and asked that Mr. Ohashi inform him when the Komatsu board approved the increased price. Mr. Ohashi noted that the Komatsu board was scheduled to meet later that day.

        Later that day, on July 20, 2016, Mr. Ohashi telephoned Mr. Doheny to inform him that the Komatsu board had approved entering into the merger agreement to acquire Joy Global at the increased price of $28.30 in cash per share of Joy Global common stock, which revised offer was subject to approval of the Komatsu board. Mr. Ohashi further noted that the Komatsu board had expressed a desire to publicly announce the transaction around the close of business on July 21 in Japan (which would be during the early morning of July 21 in Milwaukee).

        During the evening of July 20, 2016, the Joy Global board met telephonically, together with members of Joy Global management and representatives of Goldman Sachs and Wachtell Lipton. Mr. Doheny informed the board of the increased agreed price of $28.30 in cash per share of Joy Global common stock and noted that although Joy Global could not identify specific reasons for the increases in the trading price of its shares of common stock over the past several weeks, it was able to use those increases as a basis to negotiate for a higher price from Komatsu. Representatives of Wachtell Lipton reviewed with the directors the updated key terms of the merger agreement, and representatives of Goldman Sachs provided directors with an updated financial analysis presentation, which had been updated since the July 19 board meeting for more recent stock trading prices and to reflect the updated price of $28.30 in cash per share of Joy Global common stock from Komatsu. After discussion among the members of the board, management and the board's advisors, representatives of Goldman Sachs delivered an oral opinion, which was subsequently confirmed in writing, to the board of directors of Joy Global to the effect that, as of the date thereof and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described in its written opinion, the per share price to be received in the merger by holders of Joy Global common stock (other than Komatsu and its affiliates) was fair, from a financial point of view, to such holders. See the section entitled "The Merger—Opinion of Goldman Sachs" for more information. Following discussion among the directors, after careful consideration, the Joy Global board unanimously determined that the merger agreement and the merger were fair to, advisable and in the best interests of Joy Global and its stockholders and unanimously approved the merger agreement and the merger.

        Following approval by the boards of each of Joy Global and Komatsu of the merger and the merger agreement, late in the evening on July 20, 2016 in the United States and during the morning of July 21, 2016, in Japan, Komatsu and Joy Global finalized and executed the merger agreement.

        On July 21, 2016, Joy Global and Komatsu each issued a press release announcing execution of the merger agreement.

Reasons for the Merger; Recommendation of the Joy Global Board of Directors

        The Joy Global board, with the assistance of its financial and legal advisors, evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously approved the merger agreement and determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Joy Global and its stockholders. Accordingly, the Joy Global board unanimously recommends that the stockholders of Joy Global vote "FOR" the proposal to adopt the merger agreement.

        In this section entitled "Reasons for the Merger; Recommendation of the Joy Global Board of Directors," we refer to Komatsu Ltd. as "Komatsu."

        In the course of reaching its recommendation, the Joy Global board considered the following positive factors relating to the merger agreement and the merger, each of which the board believed supported its decision:

  •
  Attractive Value.  The Joy Global board believed that the price of $28.30 in cash per share of Joy Global common stock provided stockholders with attractive value for their shares of Joy Global common stock. In considering the price of $28.30 in cash per share, the Joy Global board noted that this price:

  •
  represented a premium of approximately 48% to the volume weighted average closing price of Joy Global's common stock for the 90 trading days prior to and including July 20, 2016, the last trading day before public announcement of the transaction;

  •
  represented a premium of approximately 41% to the volume weighted average closing price of Joy Global's common stock for the 60 trading days prior to and including July 20, 2016, the last trading day before public announcement of the transaction;

  •
  represented a premium of approximately 20% to the closing price of Joy Global's common stock on July 20, 2016, the last trading day before public announcement of the transaction; and

  •
  implied an enterprise value to fiscal year 2016 estimated adjusted EBITDA multiple (based on IBES consensus estimates for EBITDA as of July 20, 2016) for Joy Global of approximately 16.4x.

  •
  Historically Challenging Industry Environment and Outlook.  The Joy Global board considered the historically challenging industry environment in recent years and the expected outlook for the mining industry, noting that the demand for original equipment sales and for service of Joy Global's products is driven primarily by price volatility of the commodities that its equipment is used to mine. In particular, the Joy Global board noted:

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  the declining prices of coal, iron ore, copper, natural gas and other commodities that indirectly effect Joy Global's operations and profitability, and that depressed commodity prices were expected to persist in the near- to medium-term;

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  the decreasing levels of coal burn and coal production in the U.S. and China in recent years that were expected to continue to decrease;

    •
    the increase in coal-fired power plant closures in the U.S. in 2015 and 2016 as compared to recent prior years and that additional closures were expected to occur in future years;

    •
    that capital expenditures in the mining industry had declined each year since 2013 and were expected to continue to decline and remain at depressed levels in the near- to medium-term;

    •
    that several coal industry participants, including significant Joy Global customers such as Peabody Energy, had recently commenced bankruptcy proceedings given the historically challenging environment for coal; and

    •
    that Joy Global's business performance continued to deteriorate during the period subsequent to the initiation of discussions with Komatsu in February 2016.

  •
  Best Alternative for Maximizing Stockholder Value.  The Joy Global board considered that the merger consideration was more favorable to Joy Global's stockholders than the potential value that would reasonably be expected to result from other alternatives reasonably available to Joy Global, in light of a number of factors, including:

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  the Joy Global board's assessment of Joy Global's business, assets and prospects, its competitive position, its historical and projected financial performance and its short-term and long-term capital needs, including in each case, in light of the market and industry outlook described above under "Historically Challenging Industry Environment and Outlook" and Joy Global's business plan;

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  the strategic and financial alternatives reasonably available to Joy Global, and the risks and uncertainties associated with those alternatives, none of which were deemed likely to result in value to Joy Global's stockholders that would exceed, on a present-value basis, the value of the merger consideration;

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  that a significant amount of the growth in Joy Global's forward looking plans was dependent on the successful introduction of new products and a recovery in coal market conditions, both of which are inherently uncertain;

  •
  the Joy Global board's belief, after consultation with its financial advisors, that Komatsu was the most logical acquiror of Joy Global and, in light of Komatsu's industry position, strong balance sheet and financial position and Komatsu's and Joy Global's complementary products and businesses, that Komatsu would be the potential transaction partner most likely to offer the best combination of value and closing certainty to Joy Global's stockholders and, further, that if there were another buyer capable of and willing to make a more compelling offer to acquire Joy Global, agreeing to and announcing a transaction with Komatsu would be the best way to elicit any such offer, which offer would not be precluded by the terms of the merger agreement, including that the termination fee payable by Joy Global to terminate the merger agreement to accept a competing proposal and in certain other circumstances would equal $75 million, which amount the Joy Global board believed to be appropriate taking into account the range of such termination fees in recent comparable transactions;

  •
  the fact that Joy Global and Komatsu undertook extensive negotiations, resulting in substantially increased merger consideration for the Joy Global stockholders as compared to Komatsu's earlier proposals; and

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  the Joy Global board's belief, based on input from senior management and Joy Global's advisors with respect to Komatsu's statements made and positions taken during extensive negotiations, that the price of $28.30 in cash per share of Joy Global common stock reflected in the merger agreement was the maximum amount that Komatsu would be willing to pay to acquire Joy Global and the risk that any delay or interruption in the negotiations with Komatsu could result in Komatsu withdrawing or lowering its price either as a result of a continued deterioration in the commodities markets and Joy Global's business, or otherwise.

  •
  Fairness Opinion of Goldman Sachs.  The Joy Global board considered the financial analysis presentation of Goldman Sachs and the opinion of Goldman Sachs rendered to the Joy Global board to the effect that, as of the date of that opinion and based upon and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken described therein, the per share price to be received in the merger by holders of Joy Global common stock (other than Komatsu and its affiliates) was fair, from a financial point of view, to such holders (as more fully described in the section entitled "The Merger—Opinion of Goldman Sachs").

  •
  Certainty of Value.  The Joy Global board considered that the proposed merger consideration is all cash, thereby providing Joy Global's stockholders with certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in Joy Global's business, including the internal and external risks associated with Joy Global's standalone strategy.

  •
  High Probability of Completion.  The Joy Global board considered the likelihood of completion of the merger to be high, particularly in light of the terms of the merger agreement, including:

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  the commitment of Komatsu America in the merger agreement to use its reasonable best efforts to complete the merger, including its commitment to make certain divestitures of assets, businesses and product lines representing up to $600 million of revenues if required to obtain the necessary antitrust clearances, its commitment to litigate if necessary in connection with obtaining the required approvals (subject to certain limitations described in the merger agreement), and its obligation to pay a $150 million termination fee to Joy Global if the merger agreement is terminated in certain circumstances relating to the failure of Komatsu America to obtain any such clearance (see the section entitled "The Merger Agreement—Regulatory Efforts" for more information);

  •
  the absence of a financing condition in the merger agreement, the belief that Komatsu America would have the financial resources needed to complete the merger, the representations of Komatsu America in the merger agreement as to its financial capability and the guarantee by Komatsu in the merger agreement of the full and timely payment and performance of the duties, obligations and responsibilities of Komatsu America (see the section entitled "The Merger—Financing" for more information);

  •
  the full guaranty by Komatsu of all of the payment and performance obligations of Komatsu America in the merger agreement; and

  •
  the conditions to closing contained in the merger agreement, which are customary in number and scope, and which, in the case of the condition related to the accuracy of Joy Global's representations and warranties, are generally subject to a "Material Adverse Effect" qualification that the Joy Global board viewed as favorable given that it does not permit taking into account any change or condition affecting the mining or heavy equipment manufacturing and servicing industries in North America or in any other region where such industries exist for purposes of determining whether a Material Adverse Effect has occurred (see the section entitled "The Merger Agreement—Conditions to Completion of the Merger" for more information).

  •
  Opportunity to Receive and Accept a Superior Proposal.  The Joy Global board considered the terms of the merger agreement permitting Joy Global to respond to unsolicited alternative proposals, and the other terms of the merger agreement, including:

  •
  Joy Global's right, subject to certain conditions, to respond to and negotiate unsolicited acquisition proposals made before the time Joy Global's stockholders adopt the merger agreement, which was not expected to take place for several months after the public announcement of the Komatsu transaction, giving any other potential acquiror ample time to make such a proposal (see the section entitled "  The Merger Agreement—Alternative Proposals; No Solicitation" for more information);

  •
  the right of the Joy Global board to terminate the merger agreement in specified circumstances relating to a superior proposal, subject, in specified cases, to payment of a termination fee of $75 million, which amount the Joy Global board believed to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions, and the board's view that a fee of such size would not be a deterrent to a superior alternative acquisition proposal (see the sections entitled "The Merger Agreement—Alternative Proposals; No Solicitation—Fiduciary Exception," "The Merger Agreement—Termination" and "The Merger Agreement—Termination Fee" for more information); and

  •
  the right of Joy Global stockholders who do not vote in favor of the proposal to adopt the merger agreement to seek appraisal of the fair value of their shares of Joy Global common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement (see the section entitled "Appraisal Rights" for more information).

        In the course of reaching its recommendation, the Joy Global board also considered the risks and potentially negative factors relating to the merger agreement and the merger, including:

  •
  that Joy Global stockholders will have no ongoing equity participation in Joy Global or the combined company following the merger, and that such stockholders will therefore cease to participate in Joy Global's and the combined company's future earnings or growth, if any, or to benefit from increases, if any, in the value of the Joy Global common stock or Komatsu's shares;

  •
  the possibility, though unlikely from Joy Global's perspective, that the merger does not close (including as a result of events outside of either party's control) and that completion of the merger could take up to 18 months after execution of the merger agreement, as well as the risks and costs to Joy Global if the merger does not close, including that the $150 million termination fee payable to Joy Global by Komatsu America is only payable in certain circumstances and, even if it is paid, may not adequately compensate Joy Global for the cost of the disruption to its business for up to 18 months;

  •
  the fact that Komatsu's commitments in the merger agreement to seek to complete the merger are subject to specified limitations and that the necessary antitrust clearances to complete the merger might not be obtained in a timely manner, or at all (see the section entitled "The Merger Agreement—Regulatory Efforts" for more information);

  •
  the adverse impact on Joy Global if there is uncertainty about the likelihood, timing or effects of completion of the merger, including uncertainty about the effect of the proposed merger on Joy Global's employees, potential and existing customers and suppliers and other parties, which may impair Joy Global's ability to attract, retain and motivate key personnel and could cause third parties to seek to change or not enter into business relationships with Joy Global, as well as the risk of management distraction as a result of the merger;

  •
  the merger agreement's restrictions on the conduct of Joy Global's business before completion of the merger, generally requiring Joy Global to conduct its business in the ordinary course and prohibiting Joy Global from taking specified actions (as more fully described in the section entitled "The Merger Agreement—Conduct of Business Pending the Merger");

  •
  the possibility that Joy Global could be required under the terms of the merger agreement to pay a termination fee of $75 million in certain circumstances (as more fully described in the section entitled "The Merger Agreement—Termination—Termination Fee");

  •
  that the receipt of cash by stockholders in exchange for their shares of Joy Global common stock pursuant to the merger will be a taxable transaction to Joy Global stockholders for U.S. federal income tax purposes (as more fully described in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger"); and

  •
  the risks of the type and nature described under the section entitled and "Forward-Looking Statements" and in the risk factors included in the documents incorporated by reference in the proxy statement.

        The foregoing discussion of the information and factors considered by the Joy Global board includes the material factors considered by the Joy Global board but does not necessarily include all of the factors considered by the Joy Global board. In view of the complexity and variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Joy Global board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Joy Global board unanimously recommended that the stockholders of Joy Global vote in favor of adoption of the merger agreement based upon the totality of information it considered.

Opinion of Joy Global's Financial Advisor

        In connection with the merger, Joy Global's financial advisor, Goldman Sachs delivered its written opinion, dated July 21, 2016, to the Joy Global board, to the effect that, as of July 21, 2016 and based upon and subject to the factors and assumptions set forth therein, the $28.30 in cash per share of Joy Global common stock to be paid to holders (other than Komatsu Ltd. and its affiliates) of the outstanding shares of Joy Global common stock pursuant to the merger agreement was fair from a financial point of view to such holders. In this section entitled "Opinion of Joy Global's Financial Advisor," we refer to Komatsu Ltd. as "Komatsu."

        The full text of the written opinion of Goldman Sachs, dated July 21, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. The summary of the Goldman Sachs opinion contained in this proxy statement is qualified in its entirety by reference to the full text of Goldman Sachs' written opinion. Goldman Sachs' advisory services and opinion were provided for the information and assistance of the Joy Global board in connection with its consideration of the merger, and such opinion does not constitute a recommendation as to how any holder of Joy Global's common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Joy Global and Goldman Sachs, Joy Global has agreed to pay Goldman Sachs a transaction fee of approximately $28.5 million, all of which is contingent upon consummation of the merger.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Joy Global for the five fiscal years ended October 30, 2015;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Joy Global;

  •
  certain other communications from Joy Global and Komatsu to their respective stockholders;

  •
  certain publicly available research analyst reports for Joy Global and Komatsu; and

  •
  certain internal financial analyses and forecasts for Joy Global prepared by its management summarized in the section entitled "Certain Joy Global Unaudited Prospective Financial Information", as approved by Joy Global for use by Goldman Sachs (the "Joy Global Forecasts").

        Goldman Sachs also held discussions with members of the senior management of Joy Global regarding their assessment of the past and current business operations, financial condition and future prospects of Joy Global; reviewed the reported price and trading activity for the shares of Joy Global common stock; compared certain financial and stock market information for Joy Global with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the mining and industrial equipment manufacturing industries and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

        For purposes of rendering its opinion, Goldman Sachs, with the consent of Joy Global, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of Joy Global, that the Joy Global Forecasts had been reasonably prepared on a basis reflecting the best then currently available estimates and judgments of Joy Global management. Goldman Sachs did not make an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Joy Global or any of its subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs assumed that the merger would be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        Goldman Sachs' opinion did not address the underlying business decision of Joy Global to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may have been available to Joy Global; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, Joy Global or any other alternative transaction. Goldman Sachs' opinion addresses only the fairness from a financial point of view to the holders (other than Komatsu and its affiliates) of shares of Joy Global common stock, as of July 21, 2016, of the $28.30 in cash per share of Joy Global common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Joy Global; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Joy Global, or class of such persons, in connection with the merger, whether relative to the $28.30 in cash per share of Joy Global common stock to be paid to the holders (other than Komatsu and its affiliates) of shares of Joy Global common stock, pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of Joy Global or Komatsu or the ability of Joy Global or Komatsu to pay their respective obligations when they come due. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, July 21, 2016, the date of its opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after July 21, 2016. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the Joy Global board in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of shares of Joy Global common stock should vote with respect to the merger or any other matter. Goldman Sachs' opinion was approved by a fairness committee of Goldman Sachs.

Summary of Material Financial Analyses

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Joy Global board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent the relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 20, 2016, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

        Goldman Sachs reviewed the historical trading prices and volumes for Joy Global common stock for the one year period ended July 20, 2016, the last trading day prior to the announcement of the merger. In addition, Goldman Sachs analyzed the $28.30 in cash per share of Joy Global common stock to be paid to the holders of Joy Global common stock (other than Komatsu and its affiliates) pursuant to the merger agreement, in relation to the closing market price of shares of Joy Global common stock on July 20, 2016, the 52-week high and low market prices of shares of Joy Global common stock for the period ended July 20, 2016, the volume-weighted average closing prices of shares of Joy Global common stock for the 30-day, 60-day and 90-day periods ended July 20, 2016 and the median research target price of $20.00 per share of Joy Global common stock.

        This analysis indicated that the price per share to be paid to Joy Global stockholders pursuant to the merger agreement represented:

  •
  a premium of 20% to the closing market price on July 20, 2016 of $23.55 per share of Joy Global common stock;

  •
  a discount of 2% based on the 52-week intraday high market price of $28.99 per share of Joy Global common stock for the 52-week period ended on July 20, 2016;

  •
  a premium of 239% based on the 52-week intraday low market price of $8.35 per share of Joy Global common stock for the 52-week period ended on July 20, 2016;

  •
  a premium of 30% to the volume-weighted average closing price of $21.72 per share of Joy Global common stock for the 30-day period ended on July 20, 2016;

  •
  a premium of 41% to the volume-weighted average closing price of $20.01 per share of Joy Global common stock for the 60-day period ended on July 20, 2016;

  •
  a premium of 48% to the volume-weighted average closing price of $19.12 per share of Joy Global common stock for the 90-day period ended on July 20, 2016;

  •
  a premium of 42% to the median research target price of $20.00 per share of Joy Global common stock.

Analysis at Various Prices

        Goldman Sachs calculated various financial multiples and ratios for Joy Global using (i) the closing price of shares of Joy Global common stock on July 20, 2016 and (ii) the offer price of $28.30 in cash per share of Joy Global common stock to be paid pursuant to the merger agreement.

        The multiples and ratios were based on information obtained from Joy Global Management and the Institutional Brokers' Estimate System, known as IBES, as of July 20, 2016. Goldman Sachs calculated, among other things:

  •
  enterprise value, or EV, which is the market capitalization of Joy Global calculated using the closing price of shares of Joy Global common stock multiplied by the number of fully diluted shares of Joy Global common stock outstanding, as provided by Joy Global management, plus the total debt amount, less cash and cash equivalents of Joy Global as of April 29, 2016, as a multiple of Joy Global's actual reported and estimated sales, which is referred to below as EV/Sales, for the four quarter period ended April 29, 2016, which period we refer to as "LTM", and for fiscal year 2016, respectively;

  •
  EV as a multiple of Joy Global's management-adjusted and estimated EBITDA, which is referred to below as EV/ EBITDA, for LTM and for fiscal years 2016 and 2017, respectively; and

  •
  Share price as a multiple of Joy Global's estimated earnings, which is referred to below as P/E, for fiscal years 2016 and 2017, respectively.

        The following table presents the results of these analyses:

	July 20, 2016 Closing Price of $23.55		Transaction Price of $28.30
	Mgmt Case	IBES	Mgmt Case	IBES
EV/Sales
LTM	1.2x	1.2x	1.3x	1.3x
FY2016E	1.4x	1.3x	1.6x	1.5x
EV/EBITDA
LTM	10.2x	10.2x	11.7x	11.7x
FY2016E	15.6x	14.2x	18.0x	16.4x
FY2017E	13.9x	12.1x	16.0x	13.9x
P/E
FY2016E	129.3x	157.0x	155.4x	188.7x
FY2017E	61.2x	52.3x	73.5x	62.9x

Illustrative Present Value of Future Share Price Analysis

        Goldman Sachs performed an illustrative analysis of the implied present value of the future value per share of Joy Global common stock, which is designed to provide an indication of the present value of a theoretical future value of a company's equity as a function of such company's estimated future financial performance. For this analysis, Goldman Sachs used Joy Global Forecasts for fiscal years 2019, 2020 and 2021. Goldman Sachs first calculated illustrative enterprise values of Joy Global at the end of each of the fiscal years 2018, 2019 and 2020 by multiplying the respective one-year forward adjusted EBITDA (defined as EBITDA adjusted to account for excess purchase accounting, restructuring costs, mark-to-market pension and other pension items, impairment charges, acquisition costs and other non-recurring items) estimates per the Joy Global Forecasts for the fiscal years 2019, 2020 and 2021 by one-year forward enterprise value to adjusted EBITDA multiples ranging from 7.5x to 8.5x. Goldman Sachs then subtracted Joy Global's net debt as of the relevant year end per the Joy Global Forecasts from the illustrative enterprise values in order to calculate the implied future equity values. The value of accreted dividends was added to the implied future equity values, and the total value was divided by the projected fiscal year end fully diluted shares of Joy Global common stock outstanding, as provided in the Joy Global Forecasts. Goldman Sachs then calculated the implied present values of the implied per share future values of Joy Global common stock by discounting to present values as of April 29, 2016 using an illustrative discount rate range of 16.0% to 19.0%, reflecting an estimate of Joy Global's cost of equity. This analysis resulted in a range of implied present values of $22 to $31 (values rounded) per share of Joy Global common stock.

Illustrative Discounted Cash Flow Analysis

        Goldman Sachs performed an illustrative discounted cash flow analysis of Joy Global. Using discount rates ranging from 14.0% to 15.0%, reflecting estimates of Joy Global's weighted average cost of capital, and the Joy Global Forecasts, Goldman Sachs discounted to present value as of April 29, 2016 (i) estimates of unlevered free cash flow for Joy Global for the six months ending October 31, 2016 and the five years ending October 31, 2021, and (ii) a range of illustrative terminal values for Joy Global as of October 31, 2021, which were calculated by applying a terminal multiple range of 8.0x to 9.0x to an estimate of Joy Global's terminal EBITDA. Goldman Sachs derived ranges of illustrative enterprise values for Joy Global by adding the ranges of present values it derived above. Goldman Sachs then subtracted Joy Global's net debt as of April 29, 2016, as provided in Joy Global's 10-Q fillings as of the fiscal quarter ending on April 29, 2016, from the range of illustrative enterprise values it derived to derive a range of illustrative equity values for Joy Global. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Joy Global, as provided by the management of Joy Global, to derive a range of illustrative present values per share ranging from $24 to $29 (values rounded).

Selected Transactions Analysis

        Goldman Sachs analyzed certain information relating to the selected transactions in the heavy equipment industry listed below using Merger Market, press releases and public financial reports.

Announcement Date	Acquirer	Target
May 2016	Konecranes	Terex MHPS
Oct. 2012	Toyota Industries	Cascade Corporation
Dec. 2011	Kubota Corporation	Kverneland Group
Nov. 2011	Caterpillar Inc.	ERA Mining Machinery Ltd.
Nov. 2011	Sandvik AB	Seco Tools AB
Oct. 2011	AGCO	GSI Holdings Corp.
Aug. 2011	Blount International Inc.	Woods Equipment Company
Jul. 2011	Joy Global	International Mining Machinery Holdings Ltd.
May 2011	Terex Corp.	Demag Cranes AG
May 2011	Joy Global	LeTourneau Technologies Inc.
Nov. 2010	Caterpillar Inc.	Bucyrus International Inc.
Dec. 2009	Bucyrus International Inc.	Terex Mining
Jul. 2007	Doosan Infracore Co. Ltd.	Bobcat (division of Ingersoll Rand Co. Ltd.)
Feb. 2007	Volvo Construction Equipment	Ingersoll Rand Road Development

        For each of the selected transactions, Goldman Sachs calculated and compared the target's total enterprise value, as implied by the precedent transaction, as a multiple of the target's adjusted EBITDA for the most recently reported latest twelve month period ending prior to the announcement of the transaction ("EV / LTM EBITDA"). Although none of the selected companies is directly comparable to Joy Global or Komatsu, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Joy Global and Komatsu.

        The following table presents the results of this analysis:

	Selected Transactions		EV / EBITDA Multiple for Proposed Joy Transaction
	Range	Median
EV / LTM EBITDA	7.8x - 22.4x	11.7x	18.0x

        Based on the results described above and other factors that Goldman Sachs considered appropriate, and applying its experience and professional judgment, Goldman Sachs applied an illustrative EV / LTM EBITDA multiple range of 11x to 17x to the fiscal year 2016 adjusted EBITDA estimates of Joy Global per the Joy Global Forecasts to derive an illustrative value range per share of Joy Global common stock of $14 to $26.

Selected Historical Premia Analysis

        Goldman Sachs reviewed and analyzed the acquisition premia for all cash transactions involving the acquisition of United States public companies with equity values of greater than $1 billion announced between January 1, 2004 and July 20, 2016, using publically available sources and Thompson data. Announced premia were calculated relative to the target's closing share price (i) one day prior to announcement of the applicable transaction and (ii) volume-weighted average closing price for 60 days prior to announcement of the applicable transaction. The following table summarizes the results of this analysis:

Average 1-Day Prior Acquisition Premia

Year	Average Premia
2004	25.7%
2005	24.9%
2006	25.3%
2007	24.7%
2008	42.2%
2009	47.2%
2010	34.6%
2011	35.8%
2012	48.0%
2013	34.5%
2014	35.0%
2015	31.2%
2016 (as of July 20, 2016)	39.5%
Average (for all years)	32.2%

Average 60-Day VWAP Prior Acquisition Premia

Year	Average Premia
2004	31.3%
2005	28.3%
2006	33.2%
2007	28.6%
2008	40.5%
2009	73.3%
2010	39.3%
2011	36.7%
2012	46.9%
2013	32.3%
2014	40.7%
2015	31.9%
2016 (as of July 20, 2016)	48.2%
Average (for all years)	36.4%

        Goldman Sachs derived a range in line with the average premia observed over this time period for the relevant transactions of 30% to 40% for each of the average one-day acquisition premia and the average 60-day VWAP acquisition premia. Applying these acquisition premia to the closing share price of Joy Global common stock on July 20, 2016, Goldman Sachs calculated a range of implied per share values of Joy Global common stock of $31 to $33, with respect to one-day acquisition premia, and $26 to $28, with respect to the average 60-day VWAP acquisition premia.

Other Important Considerations

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Joy Global or Komatsu or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of providing its opinion to the Joy Global board as to the fairness from a financial point of view to the holders of Joy Global common stock (other than Komatsu and its affiliates) of the $28.30 in cash per share of Joy Global common stock to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Joy Global, Komatsu, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arm's-length negotiations between Joy Global and Komatsu and was approved by the Joy Global board. Goldman Sachs provided advice to Joy Global during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Joy Global or the Joy Global board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the Joy Global board was one of many factors taken into consideration by the Joy Global board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

        Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Joy Global, Komatsu, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to Joy Global in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Joy Global and its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Komatsu and/or its affiliates from time to time. During the two-year period ended July 21, 2016, the Investment Banking Division of Goldman Sachs has not performed any financial advisory and/or underwriting services for Komatsu or any of its affiliates, or for Joy Global or any of its affiliates, for which it has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Joy Global, Komatsu and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation.

        The Joy Global board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated July 20, 2016, Joy Global engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. The engagement letter between Joy Global and Goldman Sachs provides for a transaction fee of approximately $28.5 million, all of which is contingent upon consummation of the merger. In the event the merger agreement is terminated prior to consummation of the merger or the merger is not otherwise consummated, the engagement letter between Joy Global and Goldman Sachs provides for a payment to Goldman Sachs equal to the lesser of the transaction fee that would have been payable to Goldman Sachs (approximately $28.5 million) and 30% of any payment or other consideration Joy Global receives pursuant to the terms of the merger agreement related to such termination or non-consummation. In addition, Joy Global has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Joy Global Unaudited Prospective Financial Information

        In connection with the merger, Joy Global's management prepared the Joy Global Forecasts for internal use and provided them to the Joy Global board, for the purposes of considering, analyzing and evaluating Joy Global's strategic and financial alternatives, including the merger. The Joy Global Forecasts were also provided to Goldman Sachs in connection with rendering their respective fairness opinions to the Joy Global board and in performing the related analyses. Joy Global does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. However, Joy Global is including in this proxy statement a summary of certain limited unaudited prospective financial information for Joy Global on a stand-alone basis, without giving effect to the merger, to give Joy Global stockholders access to certain nonpublic information provided to the Joy Global board and Goldman Sachs for purposes of considering and evaluating the merger. The inclusion of the Joy Global Forecasts should not be regarded as an indication that the Joy Global board, Joy Global, Goldman Sachs, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and they should not be relied on as such.

        The Joy Global Forecasts and the underlying assumptions upon which the Joy Global Forecasts were based are subjective in many respects, and subject to multiple interpretations and frequent revisions attributable to the cyclicality of Joy Global's industry and based on actual experience and business developments. The Joy Global Forecasts reflect numerous assumptions with respect to company performance, industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond Joy Global's control. Multiple factors, including those described in the section entitled "Cautionary Statement Concerning Forward-Looking Statements," could cause the Joy Global Forecasts or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Joy Global Forecasts will be realized or that actual results will not be significantly higher or lower than projected. Because the Joy Global Forecasts cover multiple years, such information by its nature becomes less reliable with each successive year. The Joy Global Forecasts do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Joy Global Forecasts will be achieved. As a result, the inclusion of the Joy Global Forecasts in this proxy statement does not constitute an admission or representation by Joy Global or any other person that the information is material. The summary of the Joy Global Forecasts is not provided to influence Joy Global stockholders' decisions regarding whether to vote for the merger proposal.

        The Joy Global Forecasts were not prepared with a view toward public disclosure or toward compliance with United States generally accepted accounting principles ("GAAP"), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Ernst & Young LLP ("Ernst & Young"), Joy Global's independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Joy Global Forecasts, and accordingly, Ernst & Young does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young report incorporated by reference in this proxy statement relates to Joy Global's historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

        The following is a summary of the Joy Global Forecasts:

Summary of the Joy Global Forecasts
(dollars in millions)

	Projected Fiscal Year
	2016	2017	2018	2019	2020	2021
Revenue	$2,370	$2,468	$2,987	$3,645	$3,777	$4,205
Adjusted EBITDA(1)	$207	$232	$355	$508	$573	$708
Unlevered Free Cash Flow(2)	$209	$175	$169	$87	$340	$349
Adjusted EPS(3)	$0.18	$0.39	$1.25	$2.35	$2.79	$3.69

(1)
Earnings before interest, income, taxes and depreciation and amortization ("EBITDA") is a non-GAAP measure consisting of net income plus interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to exclude excess purchase accounting, restructuring costs, mark to market pension and other pension items, impairment charges, acquisition costs and other non-recurring items.

(2)
Unlevered Free Cash Flow is a non-GAAP measure consisting of Adjusted EBITDA, minus capital expenditures, plus or minus the decrease or increase in working capital, minus income taxes. Working capital consists of current assets minus current liabilities, excluding cash, income taxes payable, the current portion of long-term debt and discontinued operations.

(3)
Adjusted earnings per share is diluted earnings per share, adjusted to exclude excess purchase accounting, restructuring and related costs, mark to market pension and other pension items, impairment charges, acquisition costs, discontinued operations and discrete tax item.

        The Joy Global Forecasts do not take into account the possible financial impact and other effects of the merger on Joy Global and do not attempt to predict or suggest future results of the combined company. The Joy Global Forecasts do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect on Joy Global of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Joy Global Forecasts do not take into account the effect on Joy Global of any possible failure of the merger to occur.

        For the foregoing reasons, and considering that the special meeting will be held several months after the Joy Global Forecasts were prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Joy Global Forecasts set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Joy Global Forecasts. Joy Global urges all Joy Global stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled "Where You Can Find Additional Information."

        In addition, the Joy Global Forecasts have not been updated or revised to reflect information or results after the date the Joy Global Forecasts were prepared or as of date of this proxy statement, and except as required by applicable securities laws, Joy Global does not intend to update or otherwise revise the Joy Global Forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. None of the Joy Global board, Joy Global, Goldman Sachs, or any of Joy Global's and Komatsu's affiliates assumes any responsibility for the validity, accuracy or completeness of the Joy Global Forecasts.

Interests of the Company's Directors and Executive Officers in the Merger

        In considering the recommendation of the Company's board that you vote to adopt the merger agreement, you should be aware that aside from their interests as stockholders of the Company, the directors and executive officers of the Company may have interests in the merger that are different from, or in addition to, those of other stockholders of the Company generally. The members of the Company's board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the stockholders of the Company that the merger agreement be adopted. The Company's stockholders should take these interests into account in deciding whether to vote "FOR" the proposal to adopt the merger agreement. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and the table below. The transactions contemplated by the merger agreement will be a "change in control," "change of control," or term of similar meaning for purposes of the Company's executive compensation and benefit plans and agreements described below.

Certain Assumptions

        Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

  •
  The relevant price per share of the Company common stock is $28.30, which is the amount of the merger consideration;

  •
  The effective time is August 11, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

  •
  Each executive officer of the Company experiences a qualifying termination, including a termination by the Company without "cause" or resignation by the named executive officer for "good reason," as such terms are defined in the relevant Company plans and agreements, immediately following the assumed effective time of August 11, 2016.

Equity Compensation

        Treatment of Stock Options.    At the effective time, each Joy Global stock option that is outstanding as of the effective time, whether vested or unvested, will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Joy Global common stock subject to such option as of immediately prior to the effective time and (2) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time.

        Treatment of Company Restricted Share Unit Awards and Company Performance Share Awards.    At the effective time, each Joy Global restricted share unit award that was granted prior to the date of the merger agreement, each Joy Global restricted share unit award that is held by a non-employee director (whether granted to such director prior to or after the date of the merger agreement) and each Joy Global performance share award that is outstanding as of immediately prior to the effective time will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Joy Global common stock subject to such award as of immediately prior to the effective time and (2) the merger consideration. For each Joy Global performance share award outstanding immediately prior to the effective time, the number of shares subject to the applicable award shall be one hundred percent of the "Target Number of Performance Shares" set forth in the award at the time of grant.

        At the effective time, each Joy Global restricted share unit award granted after the date of the merger agreement (other than any such award granted to a non-employee director), that is outstanding as of immediately prior to the effective time will be converted into a long-term incentive award that entitles the holder to receive a fixed amount in cash equal to the product of (1) the number of shares of Joy Global common stock underlying such award as of immediately prior to the effective time and (2) the merger consideration. Each resulting long-term incentive award will be subject to the same vesting terms that applied to the corresponding Joy Global restricted share unit award as of immediately prior to the effective time. In the event of a holder's termination of employment without cause or for good reason following the effective time, the cash long-term incentive award will vest on a prorated basis reflecting the portion of the three-year vesting period that has elapsed prior to the termination of employment, provided that if the termination occurs during the first year of the three-year vesting period a minimum of one-third of the award will vest. As of the date of this proxy statement, no restricted share unit awards have been granted to executive officers or directors of the Company after the date of the merger agreement.

Quantification of Equity Compensation

        See the section entitled "Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers in Connection with the Merger" beginning on page 47 of this proxy statement for an estimate of the value of the unvested equity awards held by each of the Company's named executive officers that will become vested at the effective time. Based on the assumptions described above under "—Certain Assumptions", (i) the estimated aggregate value of the unvested equity awards held by the Company's three executive officers who are not named executive officers that will become vested at the effective time is $4,174,894, and (ii) the estimated aggregate value of the unvested restricted stock units held by the Company's eight non-employee directors that will become vested at the effective time is $1,236,144. For more information on equity holdings of the Company's non-employee directors and named executive officers, see the table entitled "Security Ownership of Certain Beneficial Owners and Management" on page 79 of this proxy statement.

Change in Control Employment Agreements

Change in Control Employment Agreements with Named Executive Officers

        The Company has entered into a change in control employment agreement (a "CIC Agreement") with each named executive officer providing for the continued employment of such officer for a period of three years following a change in control of the Company. Each CIC Agreement provides that, for so long as the named executive officer remains employed during such three-year period, his position, duties compensation and benefits will be at least commensurate with those in effect prior to the change in control (and, with respect to incentive compensation opportunities and savings and retirement benefit opportunities, also not less favorable to the officer than those in effect for other peer executives of the Company and its affiliates at any time after the change in control).

        Under each CIC Agreement, upon a termination of the named executive officer's employment by the Company other than for cause or disability, or due to the named executive officer's resignation for good reason, in each case within three years following a change in control (or prior to a change in control, if it is reasonably demonstrated by the officer that such termination was at the request of a third party that has taken steps reasonably calculated to effect a change in control or otherwise arose in connection with, or anticipation of, a change in control), the officer is entitled to receive:

  •
  a lump sum cash severance payment equal to a multiple (three times in the case of Mr. Doheny or two times in the case of Messrs. Sullivan, Major and Maritz) of the sum of (a) the officer's annual base salary (defined as 12 times the highest monthly base salary paid or payable to the officer in the twelve-month period preceding the month in which a change in control occurs) and (b) the highest of (i) the annual bonus earned for the fiscal year prior to change in control, (ii) the target bonus for the year of termination, and (iii) the target bonus for the year of the change in control (such highest amount, the "highest annual bonus"),

  •
  a lump sum prorated cash bonus payment equal to the highest annual bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the date of the qualifying termination of employment and the denominator of which is 365 (which is also payable upon a termination due to death, disability, or voluntary resignation by the officer without good reason),

  •
  for a specified period following termination of employment (three years in the case of Mr. Doheny or two years in the case of Messrs. Sullivan, Major and Maritz), continued welfare benefits for the officer and his family at least equal to those that would have been provided under the CIC Agreement absent a termination of employment or, if more favorable to the officer, as in effect generally at any time thereafter with respect to other peer executives of the Company its affiliates and their families, and

  •
  at the Company's sole expense as incurred, the outplacement services provided to similarly situated executives of the Company but at a level no less favorable than provided to similarly situated executives prior to the change in control, with an outplacement services provider that is reasonably agreed between the officer and the Company.

        Each CIC Agreement provides that if the payments and benefits to the named executive officer in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the Code, the payments and benefits under the CIC Agreement will be reduced to the extent necessary to prevent any portion of the officer's change in control-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the officer exceeds the net after-tax benefit that the officer would receive if no reduction was made.

        See the section entitled "Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers in Connection with the Merger" beginning on page 47 of this proxy statement for an estimate of the value of the severance benefits payable to each of the Company's named executive officers upon a qualifying termination following the effective time.

Change of Control Employment Agreements with other Executive Officers

        Each of the Company's three executive officers who are not named executive officers is also party to a CIC Agreement the terms of which are the same in all material respects as the terms of the CIC Agreements with Messrs. Sullivan, Major and Maritz as described above.

        Based on the assumptions described above under "—Certain Assumptions", the estimated aggregate cash severance payable to the Company's three executive officers who are not named executive officers upon a qualifying termination following the effective time is $5,057,639.

Indemnification and Insurance

        Pursuant to the terms of the merger agreement, the Company directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Indemnification and Insurance" beginning on page 70 of this proxy statement.

Quantification of Potential Payments and Benefits to the Company's Named Executive Officers in Connection with the Merger

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of the Company that is based on, or otherwise relates to, the merger. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

  •
  The relevant price per share of the Company common stock is $28.30, which is the amount of the merger consideration;

  •
  The effective time is August 11, 2016, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section;

  •
  Each named executive officer experiences a qualifying termination, including a termination by the Company without "cause" or resignation by the named executive officer for "good reason," as such terms are defined in the relevant Company plans and agreements, immediately following the assumed effective time of August 11, 2016.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Edward L. Doheny II	6,600,696	15,503,952	125,125	22,229,773
James M. Sullivan	2,219,711	5,301,448	96,160	7,617,319
Sean D. Major	1,772,313	3,202,089	95,402	5,069,804
Johannes S. Maritz	1,401,979	2,545,638	80,447	4,028,064

(1)
Cash.    Includes (a) lump sum cash severance payment equal to a multiple (three times in the case of Mr. Doheny or two times in the case of Messrs. Sullivan, Major and Maritz) of the sum of (i) the officer's annual base salary (defined as 12 times the highest monthly base salary paid or payable to the officer in the twelve-month period preceding the month in which a change in control occurs) and (ii) the highest annual bonus, and (b) a prorated cash bonus payment equal to the highest annual bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the date of the qualifying termination of employment and the denominator of which is 365. Such payments are "double trigger" and payable only upon a qualifying termination of employment in connection with the merger. The estimated amount of each such payment is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Total ($)
Edward L. Doheny II	5,840,100	760,596	6,600,696
James M. Sullivan	1,912,092	307,619	2,219,711
Sean D. Major	1,545,824	226,489	1,772,313
Johannes S. Maritz	1,222,816	179,163	1,401,979
(2)
Equity.    Includes estimated value of unvested stock options, unvested restricted share units, and unvested performance share awards, in each case that are outstanding as of the assumed closing date of August 11, 2016. All such awards are "single trigger" and will become vested in full and cashed out in a lump sum at the effective time. The Company and Komatsu have agreed that restricted share unit awards granted after the date of the merger agreement, including those granted to the named executive officers, will be converted into long-term cash incentive awards at the effective time and will have "double trigger" vesting, i.e., will vest upon a qualifying termination on a prorated basis reflecting the portion of the three-year vesting period that has elapsed prior to the termination of employment, provided that if such termination occurs during the first year of the three-year vesting period a minimum of one-third of the award will vest. As of the date of this proxy statement, no restricted share unit awards have been granted to the named executive officers after the date of the merger agreement and therefore no estimated value is included with respect to such awards. For further details regarding the treatment of the Company equity awards in connection with the merger, see "Interests of the Company's Directors and Executive Officers in the Merger—Equity Compensation". The estimated value of the single trigger awards is shown in the following table:

Named Executive Officer	Stock Options ($)	Restricted Share Units ($)	Performance Share Awards ($)	Total ($)
Edward L. Doheny II	6,234,570	5,109,282	4,160,100	15,503,952
James M. Sullivan	2,142,630	1,797,588	1,361,230	5,301,448
Sean D. Major	1,237,248	1,084,711	880,130	3,202,089
Johannes S. Maritz	979,488	858,650	707,500	2,545,638
(3)
Perquisites/Benefits.    Includes the estimated value of (a) for a specified period following termination of employment (three years in the case of Mr. Doheny or two years in the case of Messrs. Sullivan, Major and Maritz), continued welfare benefits for the officer and his family at least equal to those that would have been provided under the CIC Agreement absent a termination of employment or, if more favorable to the officer, as in effect generally at any time thereafter with respect to other peer executives of the Company its affiliates and their families, and (b) at the Company's sole expense as incurred, the outplacement services provided to similarly situated executives of the Company but at a level no less favorable than provided to similarly situated executives prior to the change in control, with a provider that is reasonably agreed between the officer and the Company. Such benefits are "double trigger" and are provided only upon a qualifying termination of employment in connection with the merger. The estimated value of these benefits is shown in the following table:

Named Executive Officer	Welfare Benefits ($)	Outplacement ($)	Total ($)
Edward L. Doheny II	75,125	50,000	125,125
James M. Sullivan	46,160	50,000	96,160
Sean D. Major	45,402	50,000	95,402
Johannes S. Maritz	30,447	50,000	80,447

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Joy Global common stock whose shares are exchanged for cash pursuant to the merger. This discussion does not address U.S. federal income tax consequences with respect to holders other than U.S. holders. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the "IRS"), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion is for general information purposes only and does not purport to be a complete analysis of all potential tax consequences. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of common stock that is for U.S. federal income tax purposes:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the trust's administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source.

        This discussion applies only to U.S. holders of shares of Joy Global common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to U.S. holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, governmental agencies or instrumentalities, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain expatriates, partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes), S corporations, or other pass-through entities, or investors in such partnerships, S corporations or other pass-through entities, real estate investment trusts, regulated investment companies, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, U.S. holders who will hold (actually or constructively) an equity interest in the surviving corporation immediately after the merger, and U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of common stock who exercise appraisal rights in connection with the merger under the DGCL.

        If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Joy Global common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of Joy Global common stock, you should consult your tax advisor.

        This summary of material U.S. federal income tax consequences is for general information purposes only and is not tax advice. Holders of Joy Global common stock are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

Consequences to U.S. Holders

        The receipt of cash by U.S. holders in exchange for shares of Joy Global common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Joy Global common stock pursuant to the merger will recognize gain or loss in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the U.S. holder's adjusted tax basis in its shares of Joy Global common stock.

        Any such gain or loss will be long-term capital gain or loss if a U.S. holder's holding period in the shares of Joy Global common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Joy Global common stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Joy Global common stock.

Information Reporting and Backup Withholding

        Payments made in exchange for shares of Joy Global common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a non-corporate U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying under penalties of perjury that such U.S. holder is a

"United States person" (within the meaning of the Code), that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder's U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the FTC and the Antitrust Division and all statutory waiting period requirements have been satisfied. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act. In accordance with the merger agreement, Company and Komatsu shall file, as promptly as reasonably practicable after the date of the merger agreement, their respective Notification and Report Forms with the FTC and the Antitrust Division.

        Completion of the merger is further subject to certain regulatory processes, including the receipt of antitrust clearance and/or approval or the filing of notices in Austria, Australia, Botswana, Brazil, Canada, China, Chile, Colombia, the European Commission, in case of referral, Poland, Russia, South Africa and Sweden.

        At any time before or after the expiration of the statutory waiting periods under the HSR Act the FTC or the Antitrust Division may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Joy Global nor Komatsu believes that the merger will violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        If necessary to obtain the agreed antitrust clearances, Komatsu has agreed, among other things, to take or commit to the sale, divestiture, license, holding separate or other disposition of, or restriction on, the businesses, assets, properties, product lines or equity interests of, or changes to the conduct of business of, Joy Global, Komatsu and their respective subsidiaries (including the surviving corporation and its subsidiaries); provided, however, that Komatsu will not be required to (1) divest or dispose of any asset, product or line of business of Joy Global, or undertake any limitation on the conduct of Joy Global, Komatsu or their respective affiliates, representing in excess of $600 million in revenues or (2) offer or agree to the sale, divestiture, hold separate, licensing or disposition of any assets or businesses of Komatsu or its affiliates or (3) offer or accept any remedies or divestitures consisting of or impeding the use of intellectual property in the SR Drive Technology, unless Komatsu retains either ownership of or an unrestricted, perpetual, worldwide, royalty-free license to the SR Drive Technology. See the section entitled "The Merger (Proposal 1)—Regulatory Approvals."

        "SR Drive Technology" refers to the structure or methods of using or manufacturing any drive system making use of a switched reluctance motor, as well as all hardware and software components and intellectual property necessary to use the system in operation in heavy equipment, including but not limited to kinetic energy storage, controller, power source, power conversion and braking components.

        For purposes of the regulatory approvals provisions in the merger agreement, the calculation of revenues for any asset, product, line of business, or conduct restriction of Joy Global will be made on the basis of revenues reflected in the audited Joy Global consolidated accounts as of October 30, 2015. In the case of conduct restrictions on Komatsu and its affiliates, the calculation of revenues will be made on the basis of the revenues of Komatsu's parent company, Komatsu Ltd., as reflected in the audited Komatsu Ltd. consolidated accounts as of March 31, 2016.

Delisting and Deregistration of Company Common Stock

        If the merger is completed, the Company common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Certain Litigation Relating to the Merger

        Several purported class action complaints relating to the merger have been filed in the United States District Court for the Eastern District of Wisconsin on behalf of putative classes of Joy Global's public shareholders (the "federal cases"). The complaints name as defendants Joy Global and its directors, and one of the complaints (Soffer) also names Komatsu America and Merger Sub. The federal cases generally allege that Joy Global and its directors breached federal securities laws by failing to disclose material information in the preliminary form of this proxy statement. The Soffer complaint also alleges that Joy Global's directors violated their fiduciary duties by entering into the merger agreement after engaging in an unfair process resulting in an unfair price, by improperly seeking to benefit themselves, and by agreeing to certain "deal protection" terms in the merger agreement. The Soffer complaint alleges that Joy Global, Komatsu America and Merger Sub aided and abetted these alleged violations of fiduciary duties. The federal cases are: Oduntan v. Joy Global Inc., et al., Civil Action No. 16-cv-1136, filed August 24, 2016; Soffer v. Doheny, et al., Civil Action No. 16-cv-1148, filed August 26, 2016; and Gordon v. Joy Global Inc., et al., Case No. 16-cv-1153, filed August 26, 2016. Also on August 26, 2106, a putative class action, Garfield v. Joy Global Inc., et al., 16CV006588, was filed in the Circuit Court of Wisconsin, Milwaukee County, naming Joy Global, its directors, Komatsu America, Komatsu Ltd., Goldman Sachs and unnamed Goldman Sachs employees (the "state case"). The state case alleges that the individual defendants breached their fiduciary duties by entering into the merger agreement and further that Joy Global and the individual defendants have failed to disclose material terms concerning the merger. The complaint alleges that Komatsu America, Komatsu Ltd. and the Goldman Sachs defendants aided and abetted the individual defendants' alleged breaches of fiduciary duties. Each of the federal cases and the state case seek, among other things, injunctive relief preventing the consummation of the merger, damages and an award of plaintiff's expenses and attorneys' fees. Defendants believe that the claims respectively asserted against them are without merit.

THE MERGER AGREEMENT

        The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

        The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about Joy Global or modify or supplement any factual disclosures about Joy Global in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Joy Global. The merger agreement contains representations and warranties by and covenants of Joy Global, Komatsu and Merger Sub which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to contractual standards of materiality or material adverse effect applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Joy Global's public disclosures. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Annex A and is incorporated herein by reference.

        Additional information about Joy Global may be found elsewhere in this proxy statement and Joy Global's other public filings. See the section entitled "Where You Can Find Additional Information."

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

        At the effective time, Merger Sub will merge with and into Joy Global, and the separate corporate existence of Merger Sub will cease. Joy Global will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and a wholly owned subsidiary of Komatsu. The certificate of incorporation and bylaws of Merger Sub that are in effect immediately before the effective time will become the certificate of incorporation and bylaws of the surviving corporation, although the certificate of incorporation and bylaws will be amended to reflect the name of the surviving corporation as "Joy Global Inc."

        Except as otherwise determined by Komatsu prior to the effective time, the individuals holding positions as directors of Merger Sub immediately before the effective time will become the initial directors of the surviving corporation, and the officers of Joy Global as of immediately prior to the effective time shall be the initial officers of the surviving corporation.

When the Merger Becomes Effective

        The closing of the merger will take place at 10:00 a.m. local time at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, no later than on the third business day following the day on which the last of the conditions set forth in the merger agreement to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with the merger agreement, or at such other place, date and time as Joy Global and Komatsu may agree in writing.

        On the closing date, Joy Global will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at such time as the certificate of merger has been filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the certificate of merger.

        As of the date of this proxy statement, we expect to complete the merger in mid-2017. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include various regulatory clearances and approvals, and it is possible that factors outside the control of Joy Global or Komatsu could delay the completion of the merger, or prevent it from being completed at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Common Stock

        At the effective time, each share of Joy Global common stock outstanding immediately before the effective time (other than shares owned by Joy Global, Komatsu or Merger Sub or any of their respective subsidiaries, which will be cancelled, and other than dissenting shares) will be converted into the right to receive the merger consideration. The merger consideration will be $28.30 per share in cash, without interest, and subject to any applicable withholding taxes.

        At the effective time, each share of Joy Global common stock outstanding immediately before the effective time that is owned or held in treasury by Joy Global or any of its direct or indirect subsidiaries and any shares of Joy Global common stock owned, directly or indirectly, by Komatsu or Merger Sub, will be cancelled, and no consideration will be delivered in exchange for such cancellation.

        Each share of Merger Sub common stock, $1.00 par value, issued and outstanding immediately before the effective time shall be converted into one share of common stock, $1.00 par value, of the surviving corporation and shall constitute the only outstanding shares of capital stock of the surviving corporation. From and after the effective time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the surviving corporation into which they were converted.

Withholding Rights

        Komatsu, Merger Sub, Joy Global, the surviving corporation, and the paying agent will each be entitled to deduct and withhold any amounts due under applicable tax laws from the amounts that would otherwise become payable under the terms of the merger agreement, and any such withheld amounts that are timely paid to the appropriate taxing authorities will be treated as having been paid to the person from whom such amounts were originally deducted and withheld.

Treatment of Company Equity Awards; Stock Purchase Program

        Stock Options.    At the effective time, each Joy Global stock option that is outstanding as of the effective time, whether vested or unvested, will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (a) the number of shares of Joy Global common stock subject to such option as of immediately prior to the effective time and (b) the excess, if any, of the merger consideration over the exercise price per share of such option as of immediately prior to the effective time.

        Company Restricted Share Unit Awards and Company Performance Share Awards.    At the effective time, each Joy Global restricted share unit award that was granted prior to the date of the merger agreement, each Joy Global restricted share unit award that is held by a non-employee director (whether granted to such director prior to or after the date of the merger agreement), and each Joy Global performance share award that is outstanding as of immediately prior to the effective time will be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) equal to the product of (1) the number of shares of Joy Global common stock subject to such award as of immediately prior to the effective time and (2) the merger consideration. For each Joy Global performance share award outstanding immediately prior to the effective time, the number of shares subject to the applicable award shall be one hundred percent of the "Target Number of Performance Shares" set forth in the award at the time of grant.

        At the effective time, each Joy Global restricted share unit award granted after the date of the merger agreement (other than any such award granted to a non-employee director), that is outstanding as of immediately before the effective time will be converted into a long-term incentive award that entitles the holder to receive a fixed amount in cash equal to the product of (1) the number of shares of Joy Global common stock underlying such award as of immediately prior to the effective time and (2) the merger consideration. Each resulting long-term incentive award will be subject to the same vesting terms that applied to the corresponding Joy Global restricted share unit award as of immediately prior to the effective time.

        Employee Stock Purchase Plans.    Joy Global's employee stock purchase plans will be terminated immediately prior to the closing date. The offering periods under these plans that were ongoing as of the date of the merger agreement will be the final offering periods under these plans, and will terminate, and all outstanding purchase rights will be exercised, on the earlier of the applicable regularly scheduled purchase date and the trading date that is five business days prior to the closing date. Participants are prohibited from increasing their payroll deductions for these plans from those in effect on the date of the merger agreement.

Payment for Common Stock in the Merger

        Prior to the effective time, Komatsu will irrevocably deposit, or cause to be deposited, with a bank or trust company mutually agreed upon by Komatsu and Joy Global to act as the paying agent, in trust for the benefit of the holders of Joy Global common stock, cash sufficient to pay the aggregate merger consideration. Komatsu shall provide to Joy Global reasonably satisfactory written evidence of the completion of such deposit. Promptly (and no later than the second business day) after the effective time, the paying agent will mail to each holder of record of a certificate representing outstanding shares of Joy Global common stock immediately prior to the effective time (a "certificate") and to each holder of uncertificated shares of Joy Global common stock represented by book entry immediately prior to the effective time ("book entry shares"), in each case, whose shares were converted into the right to receive the merger consideration, (1) a letter of transmittal and (2) instructions for use in effecting the surrender of certificates or book-entry shares formerly representing shares of the common stock in exchange for payment of the merger consideration. The letter of transmittal shall specify that the shareholder only risks losing title to certificates or book entry shares upon delivery of the certificates or book entry shares to the paying agent in a form reasonably satisfactory to Komatsu and Joy Global. Upon surrender of certificates or book-entry shares to the paying agent, the holder of such certificates or book-entry shares will be entitled to receive the merger consideration for the number of shares formerly represented by the surrendered certificate or book entry share (less any amount that may be withheld with respect to any applicable withholding taxes).

        From and after the effective time, the stock transfer books of Joy Global will be closed and there will be no further transfers thereafter on Joy Global's records, and any certificates or book-entry shares presented to Joy Global for transfer thereafter shall be canceled against delivery of the merger consideration payable in respect of the shares of Joy Global common stock represented by such certificate or book-entry shares.

        The paying agent will invest the aggregate merger consideration deposited with it as directed by Komatsu; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the law of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10,000,000,000 or in mutual funds investing in such assets. Any interest and other income resulting from any such investments will be paid to and become income of Komatsu. To the extent that there are losses with respect to such investments, Komatsu will promptly replace or restore the cash in the payment fund, so as to ensure that the payment fund is at all times maintained at a level sufficient to promptly make such cash payments.

        Any portion of the aggregate merger consideration deposited with the paying agent that remains undistributed to holders of shares of Joy Global common stock on the date that is six months after the effective time will be delivered to the surviving corporation, upon demand. Thereafter, any former holder of certificates or book entry shares prior to the merger who has not complied with the exchange and payment procedures described above may look only to the surviving corporation for payment of the merger consideration.

Representations and Warranties

        The merger agreement contains representations and warranties of Joy Global, Komatsu and Merger Sub to each other, subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement (including in the disclosure schedule delivered by Joy Global to Komatsu). The representations and warranties made by Joy Global (including, in certain cases, with respect to its subsidiaries) to Komatsu and Merger Sub relate to, among other things, the following:

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  organization, good standing and qualification to do business of Joy Global and its subsidiaries;

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  capital stock and indebtedness;

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  corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

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  the reports, forms, documents and financial statements of Joy Global required by the SEC;

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  the establishment and maintenance of certain disclosure controls and procedures and internal control over financial reporting;

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  the absence of undisclosed liabilities;

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  compliance with applicable laws and permits;

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  the absence of lawsuits and judgments against Joy Global or investigations regarding Joy Global;

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  certain details with respect to the employee benefit plans and other agreements, plans and policies with or concerning employees of Joy Global and its subsidiaries;

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  the absence of certain material changes or events in the business of Joy Global, including that there has not been a material adverse effect with respect to Joy Global;

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  the absence of any investigations or litigation;

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  certain details pertaining to Joy Global's and its subsidiaries' environmental matters and real property;

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  certain details pertaining to Joy Global's and its subsidiaries' tax returns, filings and other tax matters;

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  certain details with respect to Joy Global's and its subsidiaries' employee relations, labor matters and compliance with workplace safety and workers' compensation laws;

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  certain details pertaining to Joy Global's and its subsidiaries' intellectual property;

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  the receipt by the Joy Global board of the opinion from Goldman Sachs as to the fairness from a financial point of view, as of the date of each such opinion, of the consideration to be received by the holders of shares of Joy Global's common stock pursuant to the merger;

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  material contracts;

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  broker's and finder's fees;

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  state takeover statutes; and

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  insurance policies.

        The merger agreement also contains representations and warranties of Komatsu and Merger Sub, subject to certain exceptions in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, as to, among other things:

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  organization, good standing and qualification to do business;

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  corporate authority, consents and approvals relating to the execution, delivery and performance of the merger agreement;

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  compliance with applicable laws;

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  broker's and finder's fees;

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  the availability of sufficient funds to pay all of Komatsu's and Merger Sub's cash obligations under the merger agreement and the transaction contemplated hereby;

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  the ownership and operations of Merger Sub;

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  any ownership of Joy Global common stock; and

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  the absence of a need for a vote of Komatsu stockholders on the merger.

        Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a "material adverse effect" qualification with respect to either Joy Global or Komatsu, as discussed below.

        For purposes of the merger agreement, a "material adverse effect" with respect to Joy Global means any change, fact, effect, event, occurrence or development that has a material adverse effect on the business, operations or financial condition of Joy Global and its subsidiaries taken as a whole or would reasonably be expected to prevent or materially impede, interfere with or delay Joy Global's timely consummation of, the transactions contemplated by the merger agreement. However, a material adverse effect is not deemed to include the impact of:

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  any change or condition affecting the mining or heavy equipment manufacturing and servicing industries in North America or in any other region where such industries exist, including the coal mining and coal mining heavy equipment manufacturing and servicing industries in North America or in any other region where such industries exist or any industry in which Joy Global or a Joy Global subsidiary operates or does business whether in North America or in any other region where such industry exists (including, in each case, any changes in the operations thereof);

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  any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial, commodities or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area in which Joy Global or a Joy Global subsidiary operates or does business;

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  any failure in and of itself by Joy Global or any Joy Global subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the changes and effects giving rise to or contributing to such failure may (if not otherwise excluded hereby) constitute or be taken into account in determining whether a material adverse effect has occurred);

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  any change resulting from the announcement, execution or delivery of the merger agreement, including (i) any action taken by Joy Global or any Joy Global subsidiary that is required or contemplated by the merger agreement, or is consented to by Komatsu or (ii) any claim arising out of or related to the merger agreement (including stockholder litigation);

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  any change or condition affecting the market for minerals, ores, refined or unrefined products thereof or other commodities, including any change in the price or availability of minerals, ores, refined or unrefined products thereof or other commodities;

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  any change in the market price, credit rating or trading volume of shares of Joy Global Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for Joy Global or any Joy Global subsidiary (it being understood that the changes and effects giving rise to or contributing to any such change may (if not otherwise excluded hereby) constitute or be taken into account in determining whether a material adverse effect has occurred);

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  any change in applicable law, regulation or GAAP (or authoritative interpretation thereof);

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  geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or purported terrorism, or any escalation or worsening of any such act of war, sabotage or purported terrorism threatened or underway as of the date of the merger agreement;

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  any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development;

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  any change or effect arising from any requirements imposed by any governmental entities as a condition to obtaining the required statutory approvals; and

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  any action required or permitted to be taken by Joy Global or any Joy Global subsidiary set forth on the Joy Global Disclosure Schedule;

provided, however, with respect to the matters described in the foregoing first, second, fifth and seventh bullet points above, such impact will be taken into account to the extent that it is disproportionately adverse to Joy Global and its subsidiaries, taken as a whole, relative to others in the industry or industries in which Joy Global and its subsidiaries operate.

        For the purpose of the merger agreement, a "material adverse effect" with respect to Komatsu means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Komatsu or Merger Sub to timely consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Komatsu or Merger Sub's timely consummation of, the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

        The merger agreement provides that, during the period from July 21, 2016 until the effective time or the valid termination of the merger agreement under the terms therein, except as required by applicable law, with Komatsu's prior written consent (which shall not be unreasonably withheld, conditioned or delayed), as required by the merger agreement or as set forth in the disclosure schedules to the merger agreement, Joy Global will, and will cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice, and will not, and will not permit any of its subsidiaries to take, any of the following actions:

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  amend its governing organizational documents or otherwise take any action to exempt any person from any provision of its governing organizational documents;

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  except for transactions among Joy Global and the Joy Global subsidiaries or among the Joy Global subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, except for any issuances of compensatory equity awards relating to Joy Global Common Stock in the ordinary course of business consistent with past practice (provided that such awards are granted in accordance with the terms set forth in the merger agreement) or issuances of Joy Global common stock pursuant to the due exercise, vesting and/or settlement of company options, restricted share unit awards and performance share awards outstanding as of the date hereof in accordance with their terms;

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  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, except for dividends paid by a direct or indirect wholly owned Joy Global subsidiary to Joy Global or another direct or indirect wholly owned Joy Global subsidiary or regular quarterly cash dividends from legally available funds payable by Joy Global or any Joy Global subsidiary in respect of shares of Joy Global Common Stock on a schedule consistent with the Joy Global's past practices and in an amount per share of Joy Global Common Stock for each such quarterly dividend not in excess of $0.01 per share (and, with respect to Joy Global's restricted share unit awards and performance share awards, dividend equivalents to the extent required by the terms of such awards as in effect on the date of the merger agreement);

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  repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Joy Global or any Joy Global subsidiary or any securities of Joy Global or any Joy Global subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Joy Global or any Joy Global subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to (1) the due exercise, vesting and/or settlement of Joy Global options, restricted share unit awards, or performance share awards outstanding as of the date hereof in accordance with their terms and (2) transactions between Joy Global and a wholly owned Joy Global subsidiary or between wholly owned Joy Global subsidiaries;

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  except as required pursuant to a company benefit plan or collective bargaining agreement in effect on the date of or by the terms of the merger agreement, (1) grant to any Joy Global personnel any increase in compensation or benefits (including paying to any Joy Global personnel any amount not due) other than increases in base salary or wage rate in the ordinary course of business consistent with past practices, provided that in the case of Joy Global personnel whose annual base salary would be $150,000 or more after such increase, no such increase, alone or in the aggregate, shall increase such person's base salary by more than three percent (3%) and provided further that no increases may be provided to Joy Global personnel who are party to a change in control agreement, (2) pay or award, or commit to pay or award, any bonuses or incentive compensation, (3) grant to any Joy Global personnel any new rights to, or increase any existing rights to, change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Joy Global personnel, (4) establish, adopt, enter into, amend in any material respect or terminate any company benefit plan, or (5) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any company benefit plan;

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  make any material change in financial accounting methods, principles or practices, except to the extent required by a change in applicable law or GAAP or by any governmental entity (including the SEC or the Public Company Accounting Oversight Board);

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  make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (1) any acquisition or disposition of assets for consideration that is individually not in excess of $5,000,000 and in the aggregate not in excess of $10,000,000, (2) transactions between Joy Global and any direct or indirect wholly owned Joy Global subsidiary or between direct or indirect wholly owned Joy Global subsidiaries in the ordinary course of business, (3) any disposition of obsolete or worn-out equipment in the ordinary course of business, (4) purchases of raw materials in the ordinary course of business and (5) sales to customers of the products or services of Joy Global in the ordinary course of business;

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  redeem, repurchase, prepay (other than repayment of revolving loans), decrease or incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any indebtedness, except for (1) guarantees and other credit support incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted pursuant to the current capital expenditure plan of Joy Global, (3) indebtedness in replacement of existing indebtedness, consistent with the company Disclosure Schedule, (4) guarantees by Joy Global of existing indebtedness of any wholly owned subsidiary, (5) borrowings under existing revolving credit facilities in the ordinary course of business, (6) borrowings under existing local foreign borrowing lines in the ordinary course of business and (7) the establishment of and borrowings under any new local foreign borrowing line established by Joy Global or a subsidiary under certain conditions; provided, however, that Joy Global shall provide written notice, with reasonable detail, to Komatsu within ten business days in the event of certain occurrences as specified in the merger agreement;

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  other than (1) in the ordinary course of business (including renewals consistent with the terms thereof) and in a manner not material to Joy Global and its subsidiaries, taken as a whole, or (2) as otherwise may be reasonably necessary to comply with the terms of the merger agreement, (A) modify or amend in any material respect, or terminate or waive any material right under, any material contract (as defined by the merger agreement) or (B) enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement;

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  institute, waive, release, assign, settle or compromise any material claim, other than the compromise or settlement of claims for waivers, releases, assignments, settlements or compromises (1) in the ordinary course of business, (2) up to an amount designated in the merger agreement or (3) which would not reasonably be expected to have a material restrictive impact on the operations of Joy Global or its subsidiaries;

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  other than in the ordinary course of business, (1) settle or compromise any material tax claim, audit or assessment for an amount materially in excess of the amount accrued or reserved with respect to taxes, (2) change any material tax election, change any annual tax accounting period, or change any method of tax accounting, in each case, if such change would result in material taxes or (3) enter into any material closing agreement or surrender in writing any right to claim a material tax refund, in each case, for an amount materially in excess of the amount accrued or reserved with respect to taxes;

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  enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance (which contracts, for the avoidance of doubt, shall not include master sale or purchase agreements), or outside the ordinary course of business, with respect to any distributorship;

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  except as permitted by the merger agreement, take any action to exempt any person from, or make any acquisition of securities of Joy Global by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Joy Global with respect to a takeover proposal or otherwise, except for Komatsu, Merger Sub or any of their respective subsidiaries or affiliates, or the transactions contemplated by the merger agreement;

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  abandon, encumber in any material respect not in the ordinary course of business, convey title (in whole or in part), exclusively license or grant any exclusive license to material intellectual property of Joy Global or any Joy Global subsidiaries;

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  dissolve or liquidate any existing direct or indirect Joy Global subsidiaries, in each case outside the ordinary course of business, or establish any new direct or indirect Joy Global subsidiaries;

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  fail to keep in full force and effect any material insurance policy or reduce the coverage provided by any material insurance policy;

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  materially reorganize or modify the management structure of Joy Global, any Joy Global subsidiary or any division or business segment thereof, including the corporate, surface mining or underground mining divisions; provided that the foregoing shall not restrict Joy Global from hiring and firing employees in the ordinary course of business; or

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  announce any intention, resolve, or to commit or enter into any contract to do any of the foregoing.

Access

        Subject to certain exceptions and limitations, during the period from July 21, 2016 until the earlier of the termination of the merger agreement in accordance with its terms and the effective time, Joy Global must afford Komatsu and its representatives reasonable access during normal business hours with advance notice to Joy Global's and its subsidiaries' personnel, properties, contracts, commitments, tax returns, books and records and such other information concerning its business, properties and personnel (other than certain highly confidential information or information that would jeopardize the attorney-client privilege or conflict with any law or contract to which Joy Global or its subsidiaries are bound).

No Solicitation; Alternative Proposals

        While the merger is pending, Joy Global has agreed that, subject to certain exceptions described below, Joy Global and its affiliates and representatives will:

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  not, directly or indirectly, solicit, initiate, or knowingly encourage, induce or facilitate any company takeover proposal (as defined below) or any inquiry or proposal that would reasonably be expected to lead to a company takeover proposal;

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  not, directly or indirectly, participate in any discussions or negotiations regarding, or furnish to any other person (other than Komatsu and its affiliates and its and their respective representatives) any nonpublic information with respect to, or cooperate in any way with any such person with respect to, any company takeover proposal or any inquiry or proposal that would reasonably be expected to lead to a company takeover proposal; and

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  immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Komatsu and its affiliates and its and their respective representatives) that may be ongoing with respect to a company takeover proposal or inquiry or proposal that could reasonably be expected to lead to a company takeover proposal, request the prompt return or destruction of all confidential information previously provided to such persons and terminate all physical and electronic data room access previously granted to any such persons or their representatives.

        Pursuant to the merger agreement, a "company takeover proposal" means any proposal, indication, interest or offer (whether or not in writing), from any person (other than Komatsu and its subsidiaries) involving a (1) merger, consolidation, share exchange, joint venture, other business combination, recapitalization, liquidation, dissolution or similar transaction involving Joy Global or any of its subsidiaries whose revenues, net income or assets, taken together, constitute 15% or more of the consolidated revenues, net income or assets of Joy Global and its subsidiaries, taken as a whole, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Joy Global Subsidiary or otherwise) of any business or assets of Joy Global or Joy Global subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Joy Global and Joy Global subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any person (or the stockholders of any person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Joy Global, (4) transaction (including any tender offer or exchange offer) in which any person (or the stockholders of any person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of capital stock of Joy Global or (5) any combination of the foregoing.

Receipt of Company Takeover Proposals

        Notwithstanding the provisions of the merger agreement described above, if at any time after July 21, 2016 and prior to obtaining the required vote of the Company's stockholders to adopt the merger agreement, Joy Global receives a bona fide written company takeover proposal from a third party (that did not result from a breach of the non-solicitation provisions of the merger agreement), and if the Joy Global board determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such company takeover proposal constitutes or could reasonably be expected to lead to a superior company proposal (as defined below), then Joy Global and its representatives may take the following actions:

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  furnish, pursuant to an acceptable confidentiality agreement (a copy of which shall be provided to Komatsu for informational purposes within 24 hours), information (including non-public information) with respect to Joy Global and its subsidiaries to the person that has made such company takeover proposal and its representatives; provided that Joy Global must substantially concurrently provide to Komatsu any non-public information concerning Joy Global or any of its subsidiaries that is provided or made available to such person or its representatives, unless such non-public information has been previously provided to Komatsu; and

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  participate in discussions or negotiations with the person making such company takeover proposal and its representatives regarding such proposal, including terms of a definitive agreement with respect thereto, and the negotiations of such terms with the person making such company takeover proposal;

but in each case described in the two preceding bullet points, only if (A) the Joy Global board determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action could reasonably likely be inconsistent with its fiduciary duties to the stockholders under applicable law and (B) Joy Global shall have delivered to Komatsu a prior written notice advising Komatsu that it intends to take such action.

        Joy Global must promptly (and in no event later than 24 hours) notify Komatsu orally and in writing of (1) any company takeover proposal, any request outside the ordinary course of business for material non-public information relating to Joy Global or its subsidiaries, and the identity of the person making such proposal or request, and (2) any company intervening event (as defined below) or any facts and circumstances that would reasonably be expected to lead to a company intervening event. Joy Global must keep Komatsu reasonably informed of the material terms and status of any company takeover proposal or of the facts and circumstances of any company intervening event.

        If, at any time prior to obtaining the required vote of the Company's stockholders to adopt the merger agreement, the Joy Global board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that a written company takeover proposal that did not result from a breach of the non-solicitation provision of the merger agreement constitutes a superior company proposal, then the Joy Global board may terminate the merger agreement with Komatsu, provided that (1) Joy Global must have given Komatsu at least three business days prior written notice of its intention to take such action, and have provided Komatsu the material terms and conditions of, and the identity of the person making, any such superior company proposal, (2) if requested by Komatsu, Joy Global must have negotiated with Komatsu in good faith regarding any revision to the merger agreement committed to in writing by Komatsu, and (3) at the end of such notice period, the Joy Global board must have considered in good faith any revisions to the terms of the merger agreement proposed in writing by Komatsu, and have determined, after consultation with its independent financial advisors and outside legal counsel, that after taking into account any revisions to the merger agreement proposed by Komatsu, the failure to terminate the merger agreement as a result of such superior company proposal would reasonably likely be inconsistent with the Joy Global board's fiduciary duties under applicable law. If there are any subsequent changes to the superior company proposal, then the Joy Global board must provide Komatsu written notice of such changes and the period set forth above is extended an additional two business days.

        The non-solicitation provisions of the merger agreement do not prohibit Joy Global or the Joy Global board from taking and disclosing to the stockholders of Joy Global a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to the stockholders of Joy Global if the Joy Global board determines in good faith that failure to so disclose would reasonably likely be inconsistent with its obligations under applicable law.

        Pursuant to the merger agreement, a "superior company proposal" means a bona fide written company takeover proposal (provided that for purposes of this definition, the applicable percentage in the definition of company takeover proposal shall be "50.1%" rather than "15% or more"), that did not result from, or arise in connection with, any material breach of the merger agreement's no solicitation provision, and that the Joy Global board determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account the legal, financial, regulatory and other relevant aspects of such a proposal, is (1) reasonably capable of being completed on the terms proposed and (2) more favorable to the holders of Joy Global Common Stock than the transactions contemplated by the merger agreement with Komatsu (after taking into account any proposed revisions to the terms of the merger agreement that are committed to in writing by Komatsu).

        A "company intervening event" means a change or effect relating to the Joy Global that (A) is unknown to the Joy Global board as of July 21, 2016, or if known to the Joy Global board as of such date, the material consequences of which were not known or reasonably foreseeable to the Joy Global board as of such date, and (B) does not relate to any company takeover proposal or any consequence thereof.

Changes in Board Recommendation

        The Joy Global board has unanimously recommended that Joy Global stockholders vote "FOR" the proposal to adopt the merger agreement. The merger agreement permits the Joy Global board to make a "company adverse recommendation change" in the event that (i) a company intervening event occurs or (ii) Joy Global receives a superior company proposal that does not result from a breach of the non-solicitation requirement, and, in each case, if the Joy Global board determines in good faith (after consultation with its outside legal counsel and financial advisor and after taking into account any changes to the terms of the merger agreement proposed by Komatsu during the three business day period referred to in clause (3) below) that the failure to effect a company adverse recommendation change would reasonably likely be inconsistent with the Joy Global board's fiduciary duties under applicable law.

        In addition, to make a change of recommendation, the Joy Global board must (1) provide three business days prior written notice to Komatsu that it is prepared to effect a company adverse recommendation change, which notice shall identify the company intervening event or describe the material terms and conditions of the superior company proposal; (2) if requested by Komatsu, during the three business day period after delivery of the notice, negotiate in good faith with Komatsu and its representatives regarding any revisions to the merger agreement committed to in writing by Komatsu and (3) at the end of such three business day period and taking into account any changes to the terms of the merger agreement committed to in writing by Komatsu, determine in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make such a company adverse recommendation change would reasonably likely be inconsistent with its fiduciary duties to stockholders under applicable law. If there are any subsequent changes to the superior company proposal leading to a company adverse recommendation change, then the Joy Global board must provide Komatsu written notice of such changes and the period set forth above is extended an additional two business days.

Stockholders' Meeting

        Joy Global has agreed under the merger agreement to call a meeting of its stockholders to be held as soon as reasonably practicable after the mailing of this proxy statement. Joy Global shall make an effort to (i) solicit from the stockholders proxies in favor of adopting the merger agreement and (ii) take all other actions necessary to secure the vote of the stockholders required by applicable law to obtain approval of the merger. Joy Global may adjourn or postpone the company stockholders meeting only if, as of the time for which such meeting is originally scheduled, there are insufficient shares of

Joy Global Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Joy Global has not received proxies representing a sufficient number of shares necessary to obtain the required company stockholder approval. Joy Global has also agreed under the merger agreement for the Joy Global board to recommend to Joy Global's stockholders the adoption of the merger agreement, subject to the provisions of the merger agreement described above under the section of this proxy statement entitled "—No Solicitation" and "—Changes in Board Recommendation."

Financing

        There is no financing condition to the merger. Komatsu has represented in the merger agreement that it will have, at the effective time, immediately available sufficient funds to pay the merger consideration and make all other necessary payments by it in connection with the merger.

Employee Matters

        The merger agreement provides that, during the period commencing at the effective time and ending on the first anniversary of the effective time (the "continuation period"), except as would be inconsistent with applicable law, Komatsu will provide, or will cause the surviving corporation to provide, to each employee of Joy Global or its subsidiaries who continues to be employed by Komatsu or the surviving corporation or any of their respective subsidiaries following the effective time (collectively, the "company employees"), and who, in each case, is not represented by a union, labor organization or works council, (1) a base salary or wage rate that is no less favorable than that provided to such company employee immediately prior to the effective time and (2) aggregate incentive compensation opportunities and employee benefits that are substantially comparable, in the aggregate, to those cash-based and equity-based incentive compensation opportunities and employee benefits provided to such company employee immediately prior to the effective time (but not taking into account any retention program established pursuant to the merger agreement and recognizing that equity-based compensation may be replaced with other forms of long-term compensation). Furthermore, during the one-year period immediately following the effective time, Komatsu shall, and shall cause the surviving corporation to, provide each company employee in certain jurisdictions who experiences a termination of employment other than for cause with the surviving corporation, Komatsu or any of their subsidiaries with severance benefits that are no less favorable than those set forth in the severance plan applicable to such jurisdiction as in effect on the date of the merger agreement.

        Following the effective time of the merger, subject to certain customary exclusions, Komatsu and the surviving corporation will: (1) use commercially reasonable efforts to (A) cause any preexisting condition limitations or eligibility waiting periods under plans of Komatsu, the surviving corporation or a subsidiary to be waived with respect to company employees to the extent such limitation would have been waived or satisfied under the Joy Global benefit plan in which such company employee participated immediately prior to the merger, and (B) credit each company employee under these plans for co-payments or deductibles incurred in the plan year in which such company employee is first eligible to participate and cause such credited expenses to count toward any annual or lifetime limits, and (2) recognize service with Joy Global and its subsidiaries (and any predecessors thereof) for all purposes under these plans, including eligibility to participate, level of benefits, vesting and benefit accruals.

        The merger agreement further provides that Joy Global may establish a cash-based retention program in the aggregate amount of $5 million to promote retention, to incentivize efforts to consummate the closing and to provide for a transition for a reasonable period of time following the closing (the "retention program"). Awards under the retention program may be allocated by the Chief Executive Officer of Joy Global (or his designee(s)) among Joy Global employees; provided that no awards may be granted to an individual who is covered by a change in control agreement and any award in excess of $100,000 shall be subject to the prior approval by Komatsu, such approval not to be unreasonably withheld or delayed. The merger agreement provides that each retention award will vest and be paid fifty percent immediately prior to the effective time, twenty-five percent on the date that is ninety days after the effective time and twenty-five percent on the date that is one hundred eighty days after the effective time, subject to continued employment through the applicable payment date, except that any unpaid portion of the award will vest in full and be paid on an earlier qualifying termination, subject to the employee providing a general release of claims against Joy Global and its affiliates. If a retention award under the retention program is forfeited by a participant prior to the effective time, the Chief Executive Officer of Joy Global (or his designee(s)) may reallocate the retention award to existing employees or new hires of Joy Global and its subsidiaries. Joy Global may enter into a retention letter agreement with each recipient of a retention award under the retention program setting forth the amount and terms of such award.

        Pursuant to the merger agreement, Joy Global may pay to each employee of Joy Global and its subsidiaries actively employed on the last day of Joy Global's 2016 fiscal year (ending October 28, 2016), a full bonus under the applicable annual bonus plan in respect of Joy Global's 2016 fiscal year based on actual performance during such fiscal year, such payment to be made at the earlier of (1) immediately prior to the effective time, and (2) in the ordinary course of business consistent with past practice. Joy Global may establish awards for employees under the applicable annual bonus plan in respect of Joy Global's 2017 fiscal year (ending October 27, 2017) and the related performance goals, in each case, in the ordinary course of business and consistent with past practice. If the effective time occurs during Joy Global's 2017 fiscal year, Komatsu shall pay, or cause to be paid, to each company employee who participated in an annual bonus plan immediately prior to the effective time and who experiences a qualifying termination at or following the effective time and prior to payment of such bonus (subject to the employee providing a general release of claims against Joy Global and its affiliates, including Joy Global personnel, in the form used by Joy Global in the ordinary course) a bonus equal to the product obtained by multiplying (a) the company employee's full year bonus entitlement under all applicable annual bonus plans for Joy Global's 2017 fiscal year based on actual performance, and (b) a fraction (not to exceed 1), the numerator of which equals the number of days that have elapsed during such fiscal year through the date of the qualifying termination and the denominator of which equals 365, with such bonus being paid at the same time as bonuses to company employees who remain in the employ of Joy Global, but in any event not later than the 15th day of the third month following the later of (i) the end of calendar year of the qualifying termination and (ii) the end of Joy Global's fiscal year in which the qualifying termination occurs.

Efforts to Complete the Merger

        Joy Global, Komatsu and Merger Sub have agreed to use their respective reasonable best efforts to cause the conditions to the closing to be satisfied as promptly as reasonably practicable, including (i) making all necessary filings with governmental entities or third parties, (ii) obtaining the required consents and all other third-party consents that are necessary to consummate the merger, (iii) obtaining the required statutory approvals and all other consents of governmental entities that are necessary to consummate the merger, (iv) avoiding the entry, enactment or application of any law, judgment, or other legal restraint that might impede or delay consummation of the merger and (v) executing and delivering any additional instruments that are necessary to consummate the merger. Komatsu shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of Joy Global's advisors), including any filing fees, associated with any filings or consents contemplated by the merger agreement.

        Joy Global and Komatsu must also, if necessary to obtain the required or advisable antitrust approvals, (1) defend through litigation any claim asserted in any court that could impede the closing, but only through the completion of a preliminary or permanent injunction hearing in the U.S., and, in other jurisdictions, only until the time that continuing to do so would no longer reasonably likely lead to the satisfaction of the conditions precedent to closing and (2) divest, license or otherwise dispose of any of Joy Global's assets, product lines or businesses, or agree to any conduct restrictions, that produced revenues in the aggregate not exceeding $600 million. Komatsu is not required (a) to sell, divest or hold separate any of Komatsu's assets or business (as opposed to Joy Global's assets and business) or (b) to divest intellectual property in the SR Drive Technology, unless permitted to retain ownership of, or a worldwide royalty-free, unrestricted license to the SR Drive Technology.

Indemnification and Insurance

        Komatsu and Merger Sub have agreed that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time (including any matters arising in connection with the transactions contemplated by the merger agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of Joy Global or any of its subsidiaries (which we refer to as the "indemnified parties") as provided in Joy Global's or any of its subsidiaries' governing organizational documents, each as in effect on July 21, 2016, will survive the merger and continue in full force and effect in accordance with their terms. For a period of not less than six years after the effective time, Komatsu will cause the surviving corporation to indemnify, defend and hold harmless, and advance expenses to, the indemnified parties with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time, to the fullest extent provided by the organizational documents of Joy Global and its subsidiaries and applicable law.

        In addition, Komatsu will obtain, or cause the surviving corporation to obtain, for a period of not less than six years after the effective time, for the indemnified parties who are insured under Joy Global's directors' and officers' insurance and indemnification policy, an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time that is no less favorable than the existing policy of Joy Global, with certain qualifications.

Coordination on Litigation

        Joy Global, Komatsu, and Merger Sub have each agreed to promptly notify the other parties in writing of any stockholder litigation or other litigation or proceedings arising from the merger agreement or the merger that is brought against such party or any of its Affiliates or members of its board of directors ("Transaction Litigation"). Each party shall keep the other parties informed on the reasonably current status of any Transaction Litigation (including by promptly furnishing to the other parties and their representatives such information relating to such litigation or proceedings as may be reasonably requested). Joy Global shall give Komatsu the opportunity to participate in the defense and settlement of any Transaction Litigation. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by Joy Global or its affiliates or members of the Joy Global board without Komatsu's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Other Covenants and Agreements

        The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement, covenants relating to regulatory filings and approvals, reporting requirements under Section 16 of the Exchange Act, the treatment of certain indebtedness and delisting and deregistration of the Joy Global common stock, and public announcements with respect to the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

        Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

  •
  the adoption of the merger agreement by the requisite Joy Global stockholder vote;

  •
  no injunction by any court or other tribunal of competent jurisdiction having been entered and continuing to be in effect and no law continuing to be in effect, in each case that prevents, makes illegal or prohibits the consummation of the merger; and

  •
  all required statutory approvals, including the expiration or termination of any waiting period applicable to the merger under the HSR Act, having been obtained at or prior to the effective time.

        The respective obligations of Komatsu and Merger Sub to complete the merger are subject to the satisfaction or waiver (in writing) of the following additional conditions:

  •
  the accuracy of the representations and warranties of Joy Global both at and as of July 21, 2016 and at and as of the effective time (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), in most cases, without giving effect to any materiality limitation set forth therein but subject to a "material adverse effect" or other materiality standard provided in the merger agreement;

  •
  Joy Global having performed and complied in all material respects with each covenant required by the merger agreement to be performed or complied with by it prior to the closing;

  •
  Komatsu's receipt of a certificate signed on behalf of Joy Global by an executive officer of Joy Global to the effect that each of the conditions described in the two preceding bullet points have been satisfied; and

  •
  The absence of any fact, circumstance, effect, change, event or development occurring after July 21, 2016 that has had or would reasonably be expected to have, individually or in the aggregate, a company material adverse effect.

        The obligation of Joy Global to complete the merger is subject to the satisfaction or waiver (in writing) of the following additional conditions:

  •
  the accuracy of the representations and warranties of Komatsu and Merger Sub both at and as of July 21, 2016 and at and as of the effective time (except for any such representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), in most cases, without giving effect to any materiality limitation set forth therein but subject to a "material adverse effect" standard provided in the merger agreement;

  •
  each of Komatsu and Merger Sub having performed and complied in all material respects with each covenant required by the merger agreement to be performed or complied with by it prior to the closing; and

  •
  Joy Global's receipt of a certificate signed on behalf of Komatsu by an executive officer of Komatsu to the effect that each of the conditions described in the two preceding bullet points have been satisfied.

Termination

        The merger agreement may be terminated and abandoned at any time prior to the effective time in the following circumstances:

  •
  by the mutual written consent of Joy Global and Komatsu;

  •
  by either Joy Global or Komatsu, if:

  •
  the merger has not been completed by 5:00 p.m. New York City time on July 21, 2017 (referred to in this proxy statement as the "end date"), provided that (1) if all of the conditions to closing, other than those pertaining to legal restraints under antitrust laws, waiting periods under the HSR Act or receipt of all required statutory approvals, have been satisfied or waived at such time, the end date may be extended by either Joy Global or Komatsu by a total of two three-month periods by written notice to the other party prior to 5:00 p.m. New York City time on the then-applicable end date; and (2) neither Joy Global nor Komatsu may terminate the merger agreement if it is in breach of any of its covenants or agreements in the merger agreement and such breach has caused or resulted in either (a) the failure to satisfy the conditions to the obligations of the terminating party to consummate the merger prior to the end date or (b) the failure of the closing to have occurred prior to the end date;

  •
  an order by a governmental entity of competent jurisdiction has been issued (1) in respect of any antitrust law of the United States, preliminarily or permanently enjoining the consummation of the merger, (2) in respect of any other antitrust law, if continuing to pursue approvals would no longer reasonably likely permit the antitrust approvals to be obtained, or (3) in respect of any other legal restraint, the legal restraint has become final and nonappealable, and in each case, the party seeking to terminate the merger agreement has delivered notice to the other party describing the applicable legal restraint in reasonable detail and given the other party opportunity for no less than five business days to consider and discuss such legal restraint with the party seeing to terminate the merger agreement; provided that, in each case, a party will not have the right to terminate if such order resulted due to the intentional material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement; or

  •
  if the required vote of Joy Global's stockholders to adopt the merger agreement has not been obtained at the Joy Global stockholders meeting or at any adjournment or postponement of the Joy Global stockholders meeting; or

  •
  by Joy Global, if:

  •
  Komatsu or Merger Sub has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement, which (1) would result in a failure of a condition to the obligations of Joy Global to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Joy Global to Komatsu describing such breach or failure; provided, however, that Joy Global is not then in breach of any covenant and there is no inaccuracy in any of Joy Global's representations or warranties; or

  •
  at any time prior to obtaining the required vote of Joy Global's stockholders to adopt the merger agreement, in accordance with the provisions relating to Joy Global's right to terminate the merger agreement to enter into a superior company proposal, Joy Global enters into a definitive agreement with respect to a superior company proposal; or

  •
  by Komatsu, if:

  •
  Joy Global has breached or there is any inaccuracy in any of its representations or warranties, or has breached or failed to perform any of its covenants or other agreements contained in the merger agreement (with certain exceptions), which (1) would result in a failure of a condition to the obligations of Komatsu and Merger Sub to effect the merger and (2) is either not curable or is not cured by the earlier of the end date and the date that is 30 days following written notice from Komatsu to Joy Global describing such breach or failure; or

  •
  prior to obtaining required vote of Joy Global's stockholders to adopt the merger agreement, the Joy Global board (1) has effected or publicly announced its intention to make a company adverse recommendation change or (2) does not reaffirm its recommendation after a request from Komatsu following the public disclosure of a company takeover proposal (provided that the Joy Global board is not required to reaffirm its recommendation more than two times);

  •
  prior to obtaining required vote of Joy Global's stockholders to adopt the merger agreement, a tender or exchange offer relating to the common stock is commenced and Joy Global does not send to its stockholders within 10 business days a statement reaffirming its recommendation and recommending that its stockholders reject the tender or exchange offer; or

  •
  prior to obtaining required vote of Joy Global's stockholders to adopt the merger agreement and in accordance with the terms of the merger agreement, Joy Global enters into a definitive agreement with respect to a superior company proposal.

Termination Fee

Company Termination Fee

        Joy Global will pay Komatsu a termination fee in an amount equal to $75 million in cash if the merger agreement is terminated in the following circumstances:

  •
  if the merger agreement is terminated by either Joy Global or Komatsu due to Joy Global having entered into a definitive agreement with respect to a superior company proposal in accordance with the conditions set forth in the merger agreement; or

  •
  if the merger agreement is terminated by Komatsu because the Joy Global board makes or publicly announces its intention to make a company adverse recommendation change; or

  •
  if the merger agreement is terminated (a) by either party because Joy Global's stockholders vote not to adopt the merger agreement, (b) by either party because the merger was not completed before the end date or (c) by Komatsu because of a material breach by Joy Global of its non-solicitation obligations or if the Joy Global board fails to reaffirm its recommendation after a request from Komatsu in certain circumstances, and, in each case, (i) prior to any termination a third party makes a company takeover proposal that is publicly announced and not withdrawn, (ii) within 315 days of termination, Joy Global enters into a definitive agreement providing for, or completes, any company takeover proposal and (iii) at the time of termination there are no legal restraints relating to antitrust law and the antitrust-related closing conditions were reasonably expected to be satisfied prior to the end date.

Parent Termination Fee

        Komatsu will pay Joy Global a termination fee in an amount equal to $150 million in immediately available funds if the merger agreement is terminated in the following circumstances:

  •
  if either Komatsu or Joy Global terminates the merger agreement because the merger was not completed before the end date and, at the time of the termination, the required regulatory approvals have not been received (and all other conditions to closing are satisfied), or because the transaction is enjoined in connection with any required regulatory approval; or

  •
  if the merger agreement is terminated by Joy Global because Komatsu has breached certain of its covenants and obligations under the merger agreement relating to seeking to obtain the required regulatory approvals and such breach results or would be reasonably likely to result in the failure of the antitrust-related closing conditions to be satisfied.

Delisting and Deregistration of Company Common Stock

        If the merger is completed, the Company common stock will be delisted from the New York Stock Exchange (the "NYSE"), and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Limitation on Remedies

        In the event of the termination of the merger agreement pursuant to the provisions described in the section entitled "—Termination," and if a termination fee is due and payable, from and after the termination of the merger agreement and payment of the termination fee in full pursuant to the merger agreement, Joy Global, Komatsu and Merger Sub (as applicable) will have no further liability of any kind for any reason in connection with the merger agreement or its termination, except for any liability arising from a willful breach of the merger agreement. The payment of the termination fee will be considered liquidated damages and will be the recipient's sole and exclusive remedy for any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses suffered or incurred by the recipient. The parties expressly waive and relinquish any other right, remedy or recourse, provided that regardless of whether a party is obligated to pay a termination fee, nothing in the merger agreement releases such a party from liability for a willful breach of the merger agreement. In no event will any party be entitled to payment of a termination fee on more than one occasion.

Amendment and Modification

        Any provision of the merger agreement may be amended by an instrument in writing signed on behalf of each of the parties. No amendment shall be made after the effective time. Before the receipt of Joy Global stockholder approval, no amendment shall require the approval of the stockholders of Komatsu or Joy Global. After the receipt of Joy Global stockholder approval, and before the effective time, no amendment that by law requires further approval by Joy Global's stockholders is permitted to be made without the further approval of such stockholders.

        At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to the merger agreement, (c) waive compliance with any covenants and agreements contained herein, subject to stockholder approval if after the receipt of company stockholder approval, or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

Jurisdiction; Specific Enforcement

        The parties acknowledged and agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It was accordingly agreed that, at any time prior to the valid termination of the merger agreement under the terms and subject to the limitations therein, the parties shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of terms and provisions of the merger agreement, including the right of a party to cause each other party to consummate the merger and the other transactions contemplated by the merger agreement, in certain agreed courts (and each party to the merger agreement waived any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any party brings any claim to enforce specifically the performance of the terms and provisions of the merger agreement when expressly available to such party pursuant to the terms of the merger agreement, then, notwithstanding anything to the contrary therein, the end date shall automatically be extended by the period of time between the commencement of such claim and the date on which such claim is fully and finally resolved. All claims arising from, under or in connection with the merger agreement shall be raised to and exclusively determined by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), to whose jurisdiction and venue the parties irrevocably and unconditionally consent and submit. Each party to the merger agreement irrevocably and unconditionally waived any objection to the laying of venue of claim arising out of the merger agreement in such court and further irrevocably and unconditionally waived and agreed not to plead or claim in any such court that any such claim brought in any such court has been brought in an inconvenient forum. Each party further agreed that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in the merger agreement shall be effective service of process for any claim brought against such party in any such court.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION
(PROPOSAL 2)

        As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, the Company is providing its stockholders with a separate advisory (non-binding) vote to approve certain compensation that may be paid or become payable to the Company's named executive officers in connection with the merger, as described in the table entitled "Quantification of Potential Payments and Benefits to the Company's Named Executive Officers in Connection with the Merger" under "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger," including the footnotes to the table and related narrative discussion.

        The Joy Global board unanimously recommends that the stockholders of the Company approve the following resolution:

  "RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled "The Merger (Proposal 1)—Interests of the Company's Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to the Company's Named Executive Officers in Connection with the Merger", including the footnotes to the table and the related narrative discussion, is hereby APPROVED."

        The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on the named executive officer merger-related compensation proposal is advisory only, it will not be binding on either the Company or Komatsu. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto under the applicable compensation agreements and arrangements, regardless of the outcome of the non-binding, advisory vote of the Company's stockholders.

        The above resolution approving the merger-related compensation of the Company's named executive officers on an advisory basis requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

        The Joy Global board unanimously recommends that the stockholders of Joy Global vote "FOR" the named executive officer merger-related compensation proposal.

 VOTE ON ADJOURNMENT (PROPOSAL 3)

        The Company's stockholders are being asked to approve a proposal that will give the Joy Global board authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the proposal to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Joy Global board to any date. In addition, the Joy Global board could postpone the special meeting before it commences. Pursuant to the merger agreement, Joy Global may only postpone or adjourn the Joy Global stockholders' meeting (1) to solicit additional proxies for the purpose of obtaining the required vote of the Company's stockholders to adopt the merger agreement or (2) for the absence of a quorum. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal.

        The Company does not anticipate calling a vote on this proposal if Proposal 1 is approved by the requisite number of shares of common stock at the special meeting.

        The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to approve and adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

        Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of common stock present at the meeting (in person or represented by proxy) and entitled to vote thereon.

        The Joy Global board unanimously recommends that the stockholders of Joy Global vote "FOR" the adjournment proposal, if a vote on such proposal is called.

MARKET PRICE OF THE COMPANY'S COMMON STOCK

        Joy Global's common stock is traded on the NYSE under the symbol "JOY."

        The following table sets forth during the periods indicated the high and low sales prices of common stock as reported on the NYSE, and the cash dividends declared per share for the periods indicated:

	Market Price
			Dividend Declared
	High	Low
Fiscal 2014
First Quarter	$59.35	$52.12	$0.175
Second Quarter	$62.49	$51.17	$0.175
Third Quarter	$65.36	$56.81	$0.20
Fourth Quarter	$64.61	$48.91	$0.20
Fiscal 2015
First Quarter	$55.40	$40.66	$0.20
Second Quarter	$45.29	$37.77	$0.20
Third Quarter	$44.75	$25.71	$0.20
Fourth Quarter	$27.00	$14.02	$0.20
Fiscal 2016
First Quarter	$18.55	$8.35	$0.01
Second Quarter	$21.99	$9.40	$0.01
Third Quarter	$28.55	$15.10	$0.01
Fourth Quarter (through September 1, 2016)	$27.74	$27.15	$0.01

        The closing sale price of our common stock on July 20, 2016, which was the last trading day before the merger was publicly announced, was $23.55 per share. On September 1, the most recent practicable date before the mailing of this proxy statement, the closing price for our common stock was $27.25 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 4, 2016 by: (1) each of our directors; (2) each of our named executive officers; (3) all of our directors and executive officers as a group; and (4) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock. Unless otherwise indicated, the persons or entities identified in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

        Information with respect to beneficial ownership has been furnished by each director and executive officer. With respect to beneficial owners of more than 5% of our outstanding common stock, information is based on information filed with the SEC. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules require inclusion of shares of common stock issuable pursuant to Company equity awards within 60 days after August 4, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding the Company equity awards for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Shares Outstanding(2)
Artisan Partners LP	11,759,964	(3)	12.0%
875 E. Wisconsin Ave., Suite 800 Milwaukee, Wisconsin 53202
Kiltearn Partners LLP	7,510,805	(3)	7.7%
Exchange Place 3, 3 Semple Street Edinburgh, EH3 8BL, UK
Invesco Advisers, Inc.	6,860,317	(3)	7.0%
1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309
The Vanguard Group	6,653,410	(3)	6.8%
100 Vanguard Blvd. Malvern, PA 19355
BlackRock Fund Advisors	5,930,989	(3)	6.0%
55 E. 52nd Street New York, New York 10055
SSgA Funds Management, Inc.	5,337,286	(3)	5.4%
State Street Financial Center One Lincoln Center Boston, Massachusetts 02111
Named Executive Officers and Directors:
Edward L. Doheny II	304,033		*
James M. Sullivan	69,690		*
Sean D. Major	66,596	(4)	*
Johannes S. Maritz	43,258		*
Steven L. Gerard	14,066		*
Mark J. Gliebe	5,500		*
John T. Gremp	—		*
John Nils Hanson	228,164	(5)	—
Gale E. Klappa	5,422		*
Richard B. Loynd	26,071		*
P. Eric Siegert	31,518		*
James H. Tate	11,032		*

All executive officers and directors as a group (15 persons)	913,007	(6)	*

*
Less than 1% of our outstanding common stock.

(1)
The beneficial ownership information presented in this proxy statement is based on information furnished by the specified persons and is determined in accordance with Exchange Act Rule 13d-3. Accordingly, the number of shares reflected in this column includes (i) shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of August 4, 2016, and (ii) shares to be received upon the vesting of restricted stock units within 60 days of August 4, 2016. This information is not necessarily to be construed as an admission of beneficial ownership for other purposes.

  Except as noted below, none of the shares shown as owned by directors or executive officers have been pledged as collateral.

  Named executive officers and directors also hold restricted stock units that are not included in the beneficial ownership table because vesting will not occur within 60 days of August 4, 2016. The amounts of restricted stock units held by named executive officers and directors are described elsewhere in this proxy statement.

  The amounts above include the following number of shares such person or group may acquire upon (i) exercise of stock options exercisable within 60 days of August 4, 2016, (ii) shares such person or group has a right to acquire upon settlement of deferred stock units, and (iii) shares to be distributed to such person or group upon settlement of restricted stock units within 60 days of August 4, 2016:

Name	Number of shares
Mr. Doheny	207,015
Mr. Sullivan	58,782
Mr. Major	42,933
Mr. Maritz	32,733
All executive officers and directors as a group	404,330
(2)
Based on 98,162,456 shares of common stock issued and outstanding as of August 4, 2016.

(3)
Based solely on a Schedule 13F filed with the SEC as of March 31, 2016.

(4)
Includes 22,851 shares of common stock pledged in a margin account.

(5)
Includes 30,000 shares of common stock from the Hanson Family Foundation of which Mr. Hanson is a trustee, as well as 115,008 shares of common stock transferred to the following grantor retained annuity trusts of which Mr. Hanson is the Grantor: 2,881 shares to Avon 8-2011 Trust; 7,328 shares to Avon 10-2011 Trust; 5,643 shares to Avon 8-2012 Trust; 9,156 shares to Avon 10-2012 Trust; 30,000 shares to Pescadero 4-2015 Trust; 30,000 shares to Pescadero 6-2015 Trust; and 30,000 shares to Pescadero 8-2015 Trust.

(6)
Includes 44,790 shares owned and 62,867 shares underlying stock options exercisable within 60 days of August 4, 2016, by three executive officers not named in the Summary Compensation Table.

APPRAISAL RIGHTS

        Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the "fair value" of your shares of common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in the loss or waiver of your appraisal rights. All references in this summary to a "stockholder" are to the record holder of shares of common stock of the Company unless otherwise indicated.

        Only a holder of record of shares of Company common stock on the record date for the Company special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder's name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. The demand should set forth, fully and correctly, the stockholder's name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Beneficial owners who do not also hold their shares of Company common stock of record may not directly make appraisal demands to the Company. Beneficial owners of shares of common stock who do not also hold such shares of record may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, who holds shares of common stock as a nominee for others, exercises his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of common stock as to which appraisal is sought. Where no number of shares is expressly mentioned, we will presume that the demand covers all shares held in the name of the record owner. If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders' meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company's stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex C. If you wish to consider exercising your appraisal rights, you should carefully review the text of

Section 262 of the DGCL contained in Annex C to this proxy statement and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL.

        If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

  •
  You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. A demand for appraisal will be sufficient if it reasonably informs the Company of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder's shares of common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares. A stockholder's failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

  •
  You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

  •
  You must continue to hold your shares of common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers the shares before the effective date of the merger will lose any right to appraisal with respect to such shares.

        If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, without interest thereon and less any withholding taxes, but you will have no appraisal rights with respect to your shares of common stock. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder's demand for appraisal and to accept the merger consideration specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Notwithstanding the forgoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the merger consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

        Within 10 days after the effective date of the merger, the surviving corporation (i.e., Joy Global) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder's previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

        The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. After notice to stockholders who demanded appraisal of their shares of Company common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person's own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

        After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in this section, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving corporation and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, upon surrender by such stockholders of their certificates and book-entry shares.

        In determining the fair value of the shares of common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of Company common stock, including, among other things, market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding.

        Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

        You should be aware that the fair value of your shares of common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

        Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the "fair value" of a share of common stock is less than the per share merger consideration.

        Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless the Company has received contrary instructions from one or more of the stockholders. Each stockholder will receive a separate proxy card. The Company will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement should be directed to the Company in care of the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, or by calling (414) 319-8500. In addition, stockholders who share a single address, but receive multiple copies of the proxy statement, may request that in the future they receive a single copy by contacting the Company at the address and phone number set forth in the prior sentence.

SUBMISSION OF STOCKHOLDER PROPOSALS

        Depending on if and when the merger is completed, we may not hold an annual meeting of stockholders in 2017. If the merger is completed, we will not hold an annual meeting of stockholders in 2018. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders. If any such annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for such annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our bylaws.

        If you would like to submit a proposal for us to include in the proxy statement for our 2017 annual meeting, you must comply with Rule 14a-8 under the Exchange Act and the advance notice provisions of our bylaws. You must also make sure that we receive your proposal at our executive offices (sent c/o Secretary) by October 6, 2016. Any stockholder proposal included in our proxy statement will also be included on our form of proxy so that stockholders can indicate how they wish to vote their shares on the proposal.

        If you would like to recommend a person for consideration as a nominee for election as a director at our 2017 annual meeting, you must comply with the advance notice provisions of our bylaws. These provisions require that we receive your nomination at our executive offices (sent c/o Secretary) no earlier than November 8, 2016 and no later than December 8, 2016.

        If you would like to present a proposal at our 2017 annual meeting without including it in our proxy statement, you must comply with the advance notice provisions of our bylaws. These provisions require that we receive your proposal at our executive offices (sent c/o Secretary) no earlier than November 8, 2016, and no later than December 8, 2016.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. The Company's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

        The Company will make available a copy of its public reports, without charge, on its website at investors.joyglobal.com as soon as reasonably practicable after the Company files the reports electronically with the SEC. In addition, you may obtain a copy of the reports, without charge, by contacting the Company at the following address and phone number: Joy Global Inc., c/o the Secretary at Joy Global Inc., 100 E. Wisconsin Avenue, Suite 2780, Milwaukee, Wisconsin 53202, telephone (414) 319-8500. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of Company common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents before the special meeting, any such request should be made promptly to the Company.

        The SEC allows us to "incorporate by reference" into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

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  Joy Global's Annual Report on Form 10-K for the fiscal year ended October 30, 2015;

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  Joy Global's Quarterly Reports on Form 10-Q for the fiscal quarters ended January 29, 2016 and April 29, 2016;

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  Joy Global's Definitive Proxy Statement for the 2015 Annual Meeting; and

  •
  Joy Global's Current Reports on Form 8-K, to the extent filed and not furnished with the SEC on January 12, 2016, March 3, 2016, March 8, 2016, June 2, 2016, June 29, 2016, and July 21, 2016.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED SEPTEMBER 2, 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

STRICTLY CONFIDENTIAL
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

JOY GLOBAL INC.,

KOMATSU AMERICA CORP.,

PINE SOLUTIONS INC.

and

(solely for the purposes set forth on its signature page hereto)

KOMATSU LTD.

Dated as of July 21, 2016

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 21, 2016, is by and among Joy Global Inc., a Delaware corporation (the "Company"), Komatsu America Corp., a Georgia corporation (the "Parent"), Pine Solutions Inc., a Delaware corporation and wholly-owned Subsidiary of Parent ("Merger Sub" and, together with the Company and Parent, the "Parties"), and, solely for the purposes set forth on its signature page hereto, Komatsu Ltd., a Japanese joint stock company (the "Guarantor").

RECITALS

        WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving such merger;

        WHEREAS, the board of directors of the Company (the "Company Board") unanimously has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, (b) adopted this Agreement and approved the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) resolved to recommend that the Company's stockholders approve this Agreement;

        WHEREAS, the board of directors of Parent has (a) determined that it is in the best interests of Parent and its stockholders, and declared it advisable, for Parent to enter into this Agreement and (b) adopted this Agreement and approved Parent's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement;

        WHEREAS, the board of directors of Merger Sub has (a) determined that it is in the best interests of Merger Sub and its stockholder, and declared it advisable, for Merger Sub to enter into this Agreement, (b) adopted this Agreement and approved Merger Sub's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (c) resolved to recommend that Parent, in its capacity as Merger Sub's sole stockholder, approve this Agreement;

        WHEREAS, Parent, as sole stockholder of Merger Sub, will concurrently with the execution of this Agreement approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and

        WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, and each intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

        SECTION 1.01    The Merger.     At the Effective Time, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company in accordance with Section 251 of the Delaware General Corporation Law (the "DGCL") and this Agreement (the "Merger"), and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware.

        SECTION 1.02    The Effective Time.     As soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the "Certificate of Merger") executed and acknowledged in accordance with, and containing such information as is required by, the relevant provisions of the DGCL in order to effect the Merger. The Merger shall become effective at the time the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and Company shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time being referred to herein as the "Effective Time").

        SECTION 1.03    The Closing.     Unless this Agreement has been terminated in accordance with Section 8.01, the consummation of the Merger (the "Closing") shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m. New York City time, no later than the third Business Day after the satisfaction or waiver of the conditions to the Closing set forth in Article VII (except for those conditions to the Closing that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions by the Party entitled to waive such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

        SECTION 1.04    Effects of the Merger.     The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

        SECTION 1.05    Organizational Documents.     As of the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated to be the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be "Joy Global Inc." As of the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to be the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and in accordance with applicable Law, except that the name of the Surviving Corporation shall be "Joy Global Inc."

        SECTION 1.06    Surviving Corporation Directors and Officers.     Except as otherwise determined by the Parent prior to the Effective Time, (i) the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and (ii) the officers of the Company as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES AND BOOK-ENTRY SHARES

        SECTION 2.01    Effect of Merger on Capital Stock.

          (a)    Treatment of Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock:

            (i)    Cancellation of Treasury and Certain Other Stock.    Each share of common stock, $1.00 par value, of the Company ("Company Common Stock") that is owned by the Company as treasury stock, if any, each share of Company Common Stock that is owned by a wholly-owned Subsidiary of the Company, if any, and each share of Company Common Stock that is owned, directly or indirectly, by Parent or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof;

            (ii)    Conversion of Company Common Stock.    Subject to Section 2.01(b) and except as otherwise provided in this Agreement, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares to be canceled and retired or converted in accordance with Section 2.01(a)(i) and the Dissenting Shares) shall be converted automatically into the right to receive an amount in cash (without interest) equal to the Merger Consideration, payable as provided in Section 2.02, and, when so converted, shall automatically be canceled and retired and shall cease to exist; and

            (iii)    Conversion of Merger Sub Common Stock.    Each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $1.00 par value, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (b)    Adjustments to Merger Consideration.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company (or any other securities convertible therefor or exchangeable thereto) shall occur as a result of any reclassification, stock split (including a reverse stock split), combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any similar event, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub, and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action.

        SECTION 2.02    Payment for Shares.

          (a)    Paying Agent.    Prior to the Effective Time, Parent and the Company shall mutually agree upon and appoint a bank or trust company to act as paying agent (the "Paying Agent") for the purpose of exchanging shares of Company Common Stock for the Merger Consideration in accordance with Section 2.01(a)(ii). Prior to the Effective Time, Parent shall irrevocably deposit or cause to be deposited with the Paying Agent, in trust for the benefit of the holders of Company Common Stock contemplated by Section 2.01(a)(ii), cash in an amount equal to the aggregate amount of the Merger Consideration pursuant to Section 2.01(a)(ii) (the "Payment Fund") and shall provide written evidence reasonably satisfactory to the Company of the completion of such deposit. The Paying Agent shall deliver the Merger Consideration to be paid pursuant to Section 2.01(a) out of the Payment Fund. Except as provided in Section 2.02(e), the Payment Fund shall not be used for any other purpose.

          (b)    Payment Procedures.

              (i)  Promptly after the Effective Time (but no later than two (2) Business Days after the Effective Time), the Paying Agent will mail to each holder of record of a certificate representing outstanding shares of Company Common Stock immediately prior to the Effective Time (a "Certificate") and to each holder of uncertificated shares of Company Common Stock represented by book entry immediately prior to the Effective Time

    ("Book-Entry Shares"), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(a)(ii):

              (1)   a letter of transmittal, which shall specify that delivery shall be effected, and that risk of loss and title to Certificates or Book-Entry Shares held by such holder will pass, only upon delivery of such Certificates or Book-Entry Shares to the Paying Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company, and

              (2)   instructions for use in effecting the surrender of such Certificates or Book-Entry Shares in exchange for the Merger Consideration with respect to such shares.

             (ii)  Upon surrender to, and acceptance in accordance with Section 2.02(b)(iii) by, the Paying Agent of a Certificate or Book-Entry Share, the holder thereof will be entitled to the Merger Consideration payable in respect of the number of shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share surrendered under this Agreement.

            (iii)  The Paying Agent will accept Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates and Book-Entry Shares in accordance with customary exchange practices.

            (iv)  From and after the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares, and if any Certificate or Book-Entry Share is presented to the Company for transfer, such Certificate or Book-Entry Share shall be canceled against delivery of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share.

             (v)  If any Merger Consideration is to be remitted to a name other than that in which a Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share, unless:

              (1)   either (A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer or (B) the Book-Entry Share is properly transferred; and

              (2)   the Person requesting such payment shall (A) pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or (B) establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

            (vi)  At any time after the Effective Time until surrendered as contemplated by this Section 2.02, each Certificate or Book-Entry Share shall be deemed to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate or Book-Entry Share as contemplated by Section 2.01(a)(ii). No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the shares of Company Common Stock represented by Certificates or Book-Entry Shares.

          (c)    No Further Ownership Rights in Company Common Stock.

              (i)  At the Effective Time, each holder of a Certificate, and each holder of Book-Entry Shares, will cease to have any rights with respect to such shares of Company Common Stock, except, to the extent provided by Section 2.01, for the right to receive the Merger

    Consideration payable in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares upon surrender of such Certificate or Book-Entry Share in accordance with Section 2.02(b) (subject to Section 2.04 in respect of Dissenting Shares);

             (ii)  The Merger Consideration paid upon the surrender or exchange of Certificates or Book-Entry Shares in accordance with this Section 2.02 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares.

          (d)    Termination of Payment Fund.    The Paying Agent will deliver to the Surviving Corporation, upon the Surviving Corporation's demand, any portion of the Payment Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the former holders of Certificates or Book-Entry Shares upon expiration of the period ending six (6) months after the Effective Time. Thereafter, any former holder of Certificates or Book-Entry Shares prior to the Merger who has not complied with this Section 2.02 prior to such time, may look only to the Surviving Corporation for payment of his, her or its claim for Merger Consideration to which such holder may be entitled.

          (e)    Investment of Payment Fund.    The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10,000,000,000, or in mutual funds investing in such assets. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company's stockholders to receive the Merger Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably and promptly replace or restore the cash in the Payment Fund, so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

          (f)    No Liability.    None of the Company, Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (g)    Withholding Taxes.    Each of Parent, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the amount otherwise payable to any Person pursuant to this Agreement such amounts for Taxes that the Parent, the Company, the Surviving Corporation or the Paying Agent, as applicable is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. Amounts so deducted and withheld shall be timely paid over to the appropriate taxing authority, and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent, the Company the Surviving Corporation or the Paying Agent, as relevant, shall provide advance notice of any requirement to withhold and deduct Taxes.

          (h)    Lost, Stolen or Destroyed Certificates.    If any Certificate formerly representing shares of Company Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver and pay, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

        SECTION 2.03    Equity Awards.

          (a)    Company Options.    At the Effective Time, each Company Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but not later than 3 Business Days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option as of immediately prior to the Effective Time.

          (b)    Company RSU Awards and Company Performance Share Awards.

              (i)  At the Effective Time, each Company RSU Award (excluding any Company Rollover RSU Award) and each Company Performance Share Award that is outstanding as of immediately prior to the Effective Time shall be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but not later than 3 Business Days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU Award or Company Performance Share Award as of immediately prior to the Effective Time and (B) the Merger Consideration; provided, however, that to the extent that any such Company RSU Award or Company Performance Share Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with the applicable award's terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. For each Company Performance Share Award outstanding immediately prior to the Effective Time, the number of shares subject to the applicable award shall be one hundred percent (100%) of the "Target Number of Performance Shares" set forth in the award at the time of grant.

             (ii)  At the Effective Time, each Company Rollover RSU Award that is outstanding as of immediately prior to the Effective Time shall be converted into a long-term incentive award (a "Cash LTI Award") that entitles the holder to receive an aggregate fixed amount in cash equal to the product of (A) the number of shares of Company Common Stock underlying the Company Rollover RSU Award as of immediately prior to the Effective Time and (B) the Merger Consideration. Each Cash LTI Award shall be subject to the same vesting terms that applied to the corresponding Company Rollover RSU Award as of immediately prior to the Effective Time. The portion of each Cash LTI Award that becomes vested on each applicable vesting date (including the date of a Qualifying Termination following the Effective Time, if applicable) shall be paid within thirty (30) days following such vesting date.

          (c)    Employee Stock Purchase Plans.    Prior to the Effective Time, the Company Board and/or the appropriate committee thereof shall take action with respect to the Employee Stock Purchase Plans in order to effectuate the following: (i) to cause the option offering periods ongoing as of the date of this Agreement to be the final option offering periods under the Employee Stock Purchase Plans and the purchase rights outstanding under the Employee Stock Purchase Plans as of the date of this Agreement to be exercised on the earlier of (x) the applicable regularly scheduled purchase date and (y) the trading date that is five Business Days prior to the Closing

  Date (in each case, the "Final Purchase Date"), (ii) to cause that no additional options shall be granted under the Employee Stock Purchase Plans on or after the applicable Final Purchase Date, (iii) to prohibit participants in the Employee Stock Purchase Plans from increasing their payroll deductions from those in effect on the date of this Agreement, and (iv) to terminate the Employee Stock Purchase Plans effective immediately prior to the Closing Date.

          (d)   Prior to the Effective Time, the Company, the Company Board of Directors and/or the appropriate committee thereof, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 2.03.

        SECTION 2.04    Appraisal Rights.

          (a)   Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by holders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares of Company Common Stock in accordance with Section 262 of the DGCL (a "Dissenting Share") shall not be cancelled and converted into the right to receive the Merger Consideration as provided in Section 2.01 and Section 2.02, and the holders of Dissenting Shares shall be entitled to only such rights as are granted by Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or otherwise effectively waives, withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted into, and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration as provided in accordance with Section 2.01 and Section 2.02, without any interest thereon.

          (b)   The Company shall promptly notify Parent of any notices of intent, demands or other communications received by the Company for appraisal of any shares of Company Common Stock and attempted withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Section 262 of the DGCL, and Parent shall have the right to participate in negotiations and proceedings with respect to such demands for appraisal.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except (a) as set forth in the Company Reports publicly available and filed with or furnished to the SEC within twelve (12) months prior to the date of this Agreement (other than disclosures in the "Risk Factors" sections of the such Company Reports or any disclosures included in such Company Reports that are similarly cautionary, predictive or forward-looking in nature; provided, that any matter set forth in such Company Reports shall be deemed to qualify any representation or warranty in this Article III only to the extent that the manner in which it would qualify a representation or warranty is reasonably apparent) or (b) subject to Section 9.04(j), as set forth in the corresponding section of the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery by the Company of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Merger Sub as follows:

        SECTION 3.01    Organization, Standing and Power.     The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries of the Company (the "Company Subsidiaries") is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept), except where the failure to be so organized, existing or in active status or good standing, as applicable, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority or possess such Permits would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the amended and restated articles of incorporation of the Company in effect as of the date of this Agreement (the "Company Articles") and the bylaws of the Company in effect as of the date of this Agreement (the "Company Bylaws").

        SECTION 3.02    Company Subsidiaries.     All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of (a) all Liens and (b) any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except, in the case of the foregoing clauses (a) and (b), as imposed by this Agreement or applicable securities Laws. Except as set forth in Section 3.02 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns any shares of capital stock or voting securities of, or other equity interests in, any Person other than Persons that are wholly owned, directly or indirectly, by the Company.

        SECTION 3.03    Capital Structure.

          (a)   The authorized capital stock of the Company consists of 155,000,000 shares of which 150,000,000 shares is Company Common Stock of the par value of $1.00 each, 5,000,000 shares is preference stock of the par value $1.00 each (the "Preferred Stock"). At the close of business on July 18, 2016, (i) 98,148,958 shares of Company Common Stock were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 33,644,764 shares of Company Common Stock were held by the Company in its treasury, (iv) Company RSU Awards with respect to an aggregate of 1,646,975 shares of Company Common Stock were issued and outstanding, (v) Company Performance Share Awards with respect to an aggregate of 781,011 shares of Company Common Stock based on achievement of applicable performance criteria at the maximum level were issued and outstanding, and (vi) Company Options with respect to an aggregate of 3,953,757 shares of Company Common Stock were issued and outstanding. At the close of business on July 18, 2016, (a) an aggregate of 6,727,971 shares of Company Common Stock were reserved and available for issuance pursuant to the Company Stock Plans and (b) and an aggregate of 1,444,761 shares of Company Common Stock were reserved and available for issuance pursuant to the Employee Stock Purchase Plans.

          (b)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued upon the settlement or exercise (as applicable) of Company RSU Awards, Company Performance Share Awards and Company Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right. Except as set forth in this Section 3.03 or pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the

  Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Common Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary (the foregoing clauses (i), (ii) and (iii), collectively, "Equity Securities"). Except pursuant to the Company Stock Plan, there are not any outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities. There is no outstanding Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Company Voting Debt"). No Company Subsidiary owns any shares of Company Common Stock. Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company or any of the Company Subsidiaries.

        SECTION 3.04    Authority; Execution and Delivery; Enforceability.     The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the Merger, subject, in the case of the Merger, to the receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of Company are necessary for the foregoing. The Company Board has unanimously adopted resolutions, at a meeting duly called at which a quorum of directors of the Company was present, (a) determining that it is in the best interests of the Company and its stockholders, and declaring it advisable, for the Company to enter into this Agreement, (b) adopting this Agreement and approving the Company's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby and (c) resolving to recommend that the Company's stockholders approve this Agreement (the "Company Board Recommendation") and directing that this Agreement be submitted to the Company's stockholders for approval at a duly held meeting of such stockholders for such purpose (the "Company Stockholders Meeting"). Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for (i) the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting, voting together as a single class (the "Company Stockholder Approval") and (ii) the filing of the Certificate of Merger as required by the DGCL, no other vote or corporate proceedings on the part of the Company or its stockholders are necessary to authorize, adopt or approve this Agreement or to consummate the Merger. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law) (the "Bankruptcy and Equity Exceptions").

        SECTION 3.05    No Conflicts; Consents.

          (a)   The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements hereunder and the consummation of the Merger will not, (i) subject to obtaining the Company Stockholder Approval, conflict with, or result in any violation of any provision of, the Company Articles, the Company Bylaws or the Organizational Documents of any Company Subsidiary, (ii) other than the Consents set forth in Section 3.05(a)(ii) of the Company Disclosure Schedule (the "Required Consents"), conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Company Material Contract or any other material Contract to which Company or any of the Company Subsidiaries is party or by which any of their respective properties or assets is bound or any material Permit applicable to the business of the Company or any of the Company Subsidiaries or (iii) subject to obtaining the Company Stockholder Approval and the Consents referred to in Section 3.05(b) and making the Filings referred to in Section 3.05(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

          (b)   No consent, waiver or Permit ("Consent") of or from, or registration, declaration, notice or filing ("Filing") made to or with, any Governmental Entity is required to be obtained or made by the Company or any Company Subsidiary in connection with the Company's execution and delivery of this Agreement or its performance of its covenants and agreements hereunder or the consummation of the Merger, except for the following:

              (i)  (1) the filing with the Securities and Exchange Commission (the "SEC"), in preliminary and definitive form, of the Proxy Statement and (2) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), and rules and regulations of the SEC promulgated thereunder, as may be required in connection with this Agreement or the Merger;

             (ii)  compliance with, Filings under and the expiration of any applicable waiting period or extension thereof under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and such other Consents or Filings, and the expiration of any applicable waiting period or extension thereof, that Parent and the Company agree should be made or obtained as set forth in Section 3.05(b)(ii) of the Company Disclosure Schedule (the Consents and Filings referred to in this clause (ii), collectively, the "Required Statutory Approvals");

            (iii)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business;

            (iv)  the Required Consents;

             (v)  compliance with any applicable requirements of applicable state securities or "blue sky" Laws, the securities Laws of any foreign country or the rules and regulations of the NYSE; and

            (vi)  such other Filings or Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and would not prevent or materially impede, interfere with or delay the consummation of the Merger.

        SECTION 3.06    Company Reports; Financial Statements.

          (a)   The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2013 (such documents, together with all exhibits, financial statements, including the Company Financial Statements, and schedules thereto and all information incorporated therein by reference, but excluding the Proxy Statement, being collectively referred to as the "Company Reports"). Each Company Report (i) at the time furnished or filed, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received in writing from the SEC with respect to any of the Company Reports, and, to the Company's Knowledge, none of the Company Reports is the subject of any ongoing review by the SEC. Each of the consolidated financial statements of the Company included in the Company Reports (the "Company Financial Statements") complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and the Company's consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments).

          (b)   Neither the Company nor any Company Subsidiary has any liability of any nature except liabilities (i) reflected or reserved against in the balance sheet dated October 30, 2015 (including the notes thereto) of the Company and the Company Subsidiaries included in the Company Reports filed prior to the date hereof, (ii) incurred in the ordinary course of business after October 30, 2015, (iii) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   The Company maintains a system of "internal control over financial reporting" (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company's and its Subsidiaries' assets that would reasonably be expected to have a material effect on Company's financial statements.

          (d)   The Company maintains "disclosure controls and procedures" required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported in all material respects on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (2) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

        SECTION 3.07    Absence of Certain Changes or Events.     Since October 30, 2015 to the date of this Agreement, (a) the Company and each Company Subsidiary has conducted its respective business in the ordinary course of business in all material respects and (b) there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        SECTION 3.08    Taxes.     Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

          (a)   (1) All Tax Returns required to have been filed by the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and such filed Tax Returns are accurate and complete, (2) all Taxes (whether or not shown on any Tax Returns) that are due have been timely paid in full, except for Taxes which are being contested in good faith and for which adequate reserves have been established in the Company's financial statements in accordance with GAAP, and (3) the Company and each Company Subsidiary has complied with all Tax Laws.

          (b)   Neither the Company nor any Company Subsidiary has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

          (c)   (1) There are no pending or threatened in writing disputes, claims, audits, examinations, investigations or other proceedings by any taxing authority for any amount of unpaid Taxes asserted against the Company or any Company Subsidiary, (2) there is no deficiency with respect to Taxes which has been assessed in writing against the Company or any Company Subsidiary, except for deficiencies that have been satisfied by payment, settled or withdrawn, and (3) with respect to any tax years open for audit as of the date hereof, neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of a period for the assessment of any Tax.

          (d)   Neither the Company nor any Company Subsidiary is a party to any Tax sharing, allocation or indemnification agreement, except for such an agreement (1) exclusively between or among the Company and Company Subsidiaries, (2) with customers, vendors, lessors or other third parties entered into in the ordinary course of business and not primarily related to Taxes or (3) that as of the Closing Date will terminate without any further payments being required to be made.

          (e)   In the last three (3) years, neither the Company nor any Company Subsidiary has been informed in writing by any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

          (f)    The Company has made available to Parent complete and accurate copies of all federal income Tax Returns filed by or on behalf of Company or any Company Subsidiary for any Tax period ending after December 31, 2011.

          (g)   There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary other than Permitted Liens.

          (h)   Within the past two (2) years, neither the Company nor any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

          (i)    Neither the Company nor any Company Subsidiary has entered into any "listed transaction" as defined in Treasury Regulations Section 1.6011-4(b)(2).

          (j)    Each of the Company and any Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.

          (k)   Neither the Company nor any Company Subsidiary (1) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a group the common parent of which was the Company or any Company Subsidiary or any group consisting of the Company and/or any Company Subsidiaries) nor (2) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law) or as a transferee or successor, or by Contract (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Tax).

          (l)    Neither the Company nor any Company Subsidiary will be required to include any item of income in, or to exclude any item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement described in Section 7121 of the Code executed on or prior to the Closing Date, (C) intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under Section 108(i) of the Code made on or prior to the Closing Date, in the case of (A), (C), (D), (E), and (F) outside of the ordinary course of business.

          (m)  Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.06, this Section 3.08 and Section 3.09 are the sole and exclusive representations and warranties of the Company relating to Tax liabilities or compliance with Tax Laws, and no other representation or warranty of the Company contained in this Agreement shall be construed to relate to such matters.

        SECTION 3.09    Employee Benefits.

          (a)   Section 3.09(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Company Benefit Plan.

          (b)   With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, complete and accurate copies of (i) the plan document (or, if such arrangement is not in writing, a written description of the material terms thereof), including any amendment thereto and any summary plan description thereof, (ii) any related trust agreements, insurance contracts or other funding arrangements, (iii) the most recent audited financial statement and actuarial or other valuation report prepared with respect thereto, (iv) with respect to U.S. Company Benefit Plans, the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect thereto and (v) with respect to U.S.

  Company Benefit Plans, the most recently received IRS determination letter or, if applicable, current IRS opinion or advisory letter (as to qualified plan status).

          (c)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each U.S. Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by ERISA, the Code and all other applicable Laws, (ii) there are no pending or, to the Knowledge of the Company, threatened proceedings against any U.S. Company Benefit Plan or any fiduciary thereof, or the Company or any Company Subsidiary with respect to any U.S. Company Benefit Plan, (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any ERISA Affiliate to any U.S. Company Benefit Plan have been made on or before their applicable due dates, and (iv) no U.S. Company Benefit Plan is under audit or is the subject of an administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit or other administrative proceeding, to the Knowledge of the Company, threatened.

          (d)   Each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 3.09(d) of the Company Disclosure Schedule and, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each such Company Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (ii) no Lien in favor of any such Company Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (iii) such Company Benefit Plan is not in "at risk status" within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; (iv) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Company Benefit Plan and such report is complete and accurate in all material respects; (iv) no condition exists that has resulted, or would reasonably be expected to result in, Liability to the Company or any of the Company Subsidiaries under Title IV of ERISA, other than (A) Liabilities for premiums to the Pension Benefit Guaranty Corporation, and (B) obligations to pay benefits when due under any such plans; and (v) there has not been any "reportable event" (as that term is defined in Section 4043 of ERISA) during the last six years as to which the 30-day advance notice requirement has not been waived.

          (e)   None of the Company, the Company Subsidiaries or any of their respective ERISA Affiliates has, in the past six years, maintained, established, contributed to, been obligated to contribute to, or has any Liability (including "withdrawal liability" within the meaning of Title IV of ERISA) with respect to, any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, or a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

          (f)    With respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, (i) the IRS has issued a favorable determination, opinion or advisory letter with respect to such Company Benefit Plan and its related trust, and such letter has not been revoked (nor has revocation been threatened in writing), and (ii) to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of such Company Benefit Plan or the related trust.

          (g)   Except for any liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liability for providing health, medical or other welfare benefits after retirement or other termination of employment, except for coverage or benefits required to be provided under Section 4980(B)(f) of the Code or other applicable Law.

          (h)   Except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Personnel to any material compensation or benefit or any material increase therein, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) result in any limitation on the right of the Company or any Company Subsidiary to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust or (iv) result in any payment that would, individually or in combination with any other such payment, not be deductible under Section 280G of the Code.

          (i)    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Non-U.S. Company Benefit Plan: (A) if intended to qualify for special tax treatment, meets all the requirements for such treatment, (B) that is required to be funded, book-reserved or secured by an insurance policy, is funded, book-reserved, or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles and (C) has been maintained in compliance with its terms and with all applicable Laws, and all required contributions and other payments required to be made by the Company or any Company Subsidiary have been made on or before their applicable due dates, (ii) there is no pending, or to the knowledge of the Company, threatened litigation relating to any Non-U.S. Company Benefit Plan and (iii) no Non-US Company Benefit Plan is subject to any audit or administrative proceeding by any tax authority or any Governmental Entity.

          (j)    Neither the Company nor any of the Company Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

        SECTION 3.10    Labor and Employment Matters.     Except as set forth in Section 3.10 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, trade union or work council agreement or workforce agreement (each, a "Collective Bargaining Agreement") covering employees. There are no labor union or work council representation or certification proceedings with respect to employees of the Company or any Company Subsidiary pending or, to the Company's Knowledge, threatened in writing to be brought or filed, including with the National Labor Relations Board or with any similar body or Governmental Entity outside the United States. To the Company's Knowledge, there are no labor union, trade union or work council organizing activities with respect to employees of the Company or any Company Subsidiary. There are no labor union, trade union or work council strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Company's Knowledge, threatened in writing against or affecting the Company or any Company Subsidiary. The Company and its Subsidiaries have complied in all material respects with all Laws regarding labor and employment and employment practices (including anti-discrimination), terms and conditions of employment and wages and hours (including classification of employees and equitable pay practices) and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and no claims relating to non-compliance with the foregoing are pending or, to the Company's Knowledge, threatened.

        SECTION 3.11    Litigation.     There is no Claim before any Governmental Entity pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that seeks material injunctive or other material non-monetary relief. There is no Judgment, whether temporary, preliminary or permanent, outstanding against or, to the Knowledge of the Company, investigation by any Governmental Entity of the Company or any Company Subsidiary or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of Company, there are no material SEC inquiries or investigations, other material governmental inquiries or investigations or material internal investigations pending or threatened, in each case regarding the Company or any of its Subsidiaries or any officer or director of the Company.

        SECTION 3.12    Compliance with Applicable Laws.

          (a)   The Company and each of the Company Subsidiaries is and, since January 1, 2013 has been, in compliance in all material respects with all material Laws and Judgments applicable to the Company, the Company Subsidiaries or their respective businesses and operations. Since January 1, 2013, neither the Company nor any of the Company Subsidiaries has received any written notice or written notification from any Governmental Entity stating that the Company or any of the Company Subsidiaries is not in compliance with any material Law or Judgment.

          (b)   The Company and each of the Company Subsidiaries holds, to the extent legally required to operate its business as such business is being operated as of the date hereof, all material Permits. No suspension or cancellation of any material Permits of the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened. The Company and each Company Subsidiary is and, since January 1, 2013, has been in compliance with the terms of all material Permits in all material respects.

          (c)   None of the Company, any of the Company Subsidiaries, directors, officers, managers, or employees of the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, agents or other representatives of the Company or any of the Company Subsidiaries, in each case, acting on behalf of the Company or any Company Subsidiary, has directly or indirectly taken any action in material violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA")). The Company and each of the Company Subsidiaries and, to the Knowledge of the Company, their Affiliates have at all times in the last five (5) years conducted their respective businesses in compliance with the FCPA (including the recordkeeping and internal controls provisions of the FCPA) in all material respects and all similar material Laws, domestic and foreign, and the Company and each of the Company Subsidiaries have instituted and maintained policies, procedures, and controls designed to ensure continued compliance therewith and with all similar material Laws, domestic and foreign.

          (d)   The Company and the Company Subsidiaries, and their respective directors, officers, employees, agents, representatives, affiliates and other persons associated with or acting on behalf of the Company or any of the Company Subsidiaries are, and since January 1, 2013 have been, in material compliance with any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Commerce Department, as well as any other trade sanctions law applicable in any material jurisdiction where the Company or any of the Company Subsidiaries does business (collectively, "Sanctions"), and neither the Company, nor the Company Subsidiaries are, or since January 1, 2013 have been, located, organized, operating, or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria.

          (e)   The Company and the Company Subsidiaries are, and in the last five (5) years have been, in material compliance with United States and foreign export control import laws and regulations, including the U.S. Export Administration Regulations ("EAR"), the International Traffic in Arms Regulations ("ITAR"), import laws including the laws and regulations implemented by U.S. Customs & Border Protection and any other import laws in any material jurisdiction where the Company or the Company Subsidiaries does business, and the European Union Dual Use Regulation (Council Regulation EC 428/2009 as amended).

          (f)    This Section 3.12 does not relate to Taxes; Company Benefit Plans (including their compliance with any applicable Law) or ERISA; Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, such matters being addressed in Sections 3.08, 3.09, 3.14 and 3.17, respectively.

        SECTION 3.13    Takeover Statutes.     Assuming that the representations and warranties of Parent and Merger Sub contained in Section 4.10 are true and correct, the Merger is not subject to any "fair price," "moratorium," "control share acquisition," "business combination" or any other antitakeover statute or regulation (each, a "Takeover Statute") or any antitakeover provision in the Company Articles or Company Bylaws.

        SECTION 3.14    Environmental Matters

          (a)   Except as set forth in Section 3.14 of the Company Disclosure Schedule:

              (i)  the Company and the Company Subsidiaries are in material compliance with all material Environmental Laws, and, except for matters that have been fully resolved, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity or other Person that alleges that the Company or any Company Subsidiary is in material violation of any material Environmental Law or any Permit issued pursuant to any material Environmental Law (an "Environmental Permit");

             (ii)  with respect to all material Environmental Permits necessary to conduct the respective operations of the Company or the Company Subsidiaries as currently conducted, (1) the Company and each of the Company Subsidiaries have obtained and are in material compliance with, or have filed timely applications for, all such Environmental Permits, (2) all such Environmental Permits are valid and in good standing and (3) except for matters that have been fully resolved, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received notice from any Governmental Entity seeking to modify, revoke or terminate, any such Environmental Permits;

            (iii)  except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, there are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary that have not been fully and finally resolved; and

            (iv)  except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, to the Knowledge of the Company, there are and have been no Releases of Hazardous Materials at any property currently or previously owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has produced, processed, manufactured, generated, transported, or arranged for the transportation of, treated, handled, used, or stored any Hazardous Materials, except in compliance in all material respects with Environmental Laws.

          (b)   The representations and warranties contained in Section 3.11 and this Section 3.14 are the sole and exclusive representations and warranties of the Company relating to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters, and no other representation or warranty of the Company contained herein shall be construed to relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters.

        SECTION 3.15    Contracts.

          (a)   Except for this Agreement and Company Benefit Plans, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to (all contracts of the type described in this Section 3.15(a), excluding any Company Benefit Plan, being referred to herein as a "Company Material Contract"):

              (i)  any Contract required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act that has not been so filed;

             (ii)  any Contract that contains any covenant restricting or limiting, in a respect or to a degree that is material to the Company and the Company Subsidiaries, taken as a whole, the ability of the Company or any of the Company Subsidiaries to engage in any line of business or compete with any Person, in each case, in any geographic area;

            (iii)  any material Contract with a customer that obligates the Company or its Subsidiaries (or following the Closing, Parent or its Subsidiaries) to conduct business with any third party on a preferential or exclusive basis or that contains "most favored nation" or similar covenants;

            (iv)  any indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money (other than trade payables in the ordinary course) or any financial guaranty, in each case with respect to a principal amount in excess of $10,000,000;

             (v)  any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between the Company and its wholly-owned Subsidiaries or among the Company's wholly-owned Subsidiaries;

            (vi)  any material Contract pursuant to which the Company or the Company Subsidiaries are appointed as an authorized distributor of any third party OEM's equipment;

           (vii)  any Contract with an affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act and has not been so disclosed;

          (viii)  any settlement, conciliation or similar agreement (A) with any Governmental Entity or (B) that would require the Company or any of the Company Subsidiaries, taken as a whole, to pay consideration of more than $1,000,000 after the date of this Agreement;

            (ix)  any Contract providing for indemnification, contribution or any guaranty in an amount that is material to the Company and the Company Subsidiaries, taken as a whole;

             (x)  any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with a term of more than one year or involving compensation (including equity compensation) of more than $100,000 per year with any current or former officer or director of the Company;

            (xi)  any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Company or any of its Subsidiaries after the date hereof of assets with a fair market value in excess of $5,000,000, other than Contracts relating to the sale of trade products in the ordinary course of business; or

           (xii)  any Contract that contains any provision that requires the purchase of all of Company's or any of the Company Subsidiaries' requirements for a given product or service from a given third party, which product or service is material to the Company and its Subsidiaries, taken as a whole.

          (b)   Except as would not be or would not reasonably be expected to be, individually or in the aggregate, material to the revenues or operations of the Company and the Company Subsidiaries on a consolidated basis, (i) each Company Material Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject in all respects to the Bankruptcy and Equity Exceptions, (ii) each such Company Material Contract is in full force and effect (other than any such failures to be in full force and effect that result from the applicable Company Material Contract failing to be a valid, binding and legally enforceable obligation of a party thereto other than the Company or a Company Subsidiary) and (iii) as of the date hereof, none of the Company or any Company Subsidiary is (with or without notice or lapse of time, or both) in breach or default under any such Company Material Contract and, to the Knowledge of the Company, no other party to any such Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

          (c)   Neither the Company nor any of the Company Subsidiaries is party to any Contract which includes: (i) a buy-back obligation in a Contract for equipment with a buy-back purchase price in excess of $5,000,000 or with a buy-back exposure in excess of 10% of the value of the Contract to which it relates; (ii) a performance guarantee lasting longer than 18 months from the date of the Contract or a delivery guarantee and with aggregate liquidated damages (including delivery penalties) in excess of 10% of the value of the Contract to which they relate; or (iii) a consignment obligation on the Company or any Company Subsidiary in an amount in excess of $5,000,000 as to any mine site, unless none of the consigned parts are obsolete, unusable, unmarketable for the purpose for which they were intended or carried at more than their estimated salable value if they are not purchased by the customer to which they are consigned after taking into account reserves existing at April 29, 2016.

        SECTION 3.16    Real Property.     Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has either good and marketable fee simple title (free and clear of any Liens other than Permitted Liens), or valid leasehold, easement or other rights, to the land, buildings, structures and other improvements thereon and fixtures thereto (i) that were reflected in the latest audited balance sheet included in the Company Reports as being owned or leased by the Company or a Company Subsidiary or acquired or leased after the date thereof and (ii) that are necessary to permit it to conduct its business as currently conducted. This Section 3.16 does not relate to Environmental Permits, Environmental Laws, Environmental Claims, Releases, Hazardous Materials or other environmental matters; or Intellectual Property, such matters being addressed in Section 3.14 and Section 3.17, respectively.

        SECTION 3.17    Intellectual Property.

          (a)   Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

              (i)  the Company and the Company Subsidiaries' rights in the Intellectual Property owned by the Company and the Company Subsidiaries are valid, subsisting and enforceable; and the Company and the Company Subsidiaries have taken reasonable steps to maintain and protect this Intellectual Property;

             (ii)  the Company and the Company Subsidiaries have the right to use all Intellectual Property used in their business as presently conducted and the conduct of the Company's and the Company Subsidiaries' businesses as presently conducted;

            (iii)  the Company and the Company Subsidiaries do not infringe or otherwise violate the Intellectual Property of any other Person;

            (iv)  there is no Claim of such infringement or other violation pending, or to the Knowledge of the Company, threatened, against the Company or any Company Subsidiaries;

             (v)  to the Knowledge of the Company, no Person is infringing or otherwise violating any material Intellectual Property owned by the Company and the Company Subsidiaries;

            (vi)  no Claims of such infringement or other violation are pending or, to the Knowledge of the Company, threatened in writing against any person by the Company or any Company Subsidiary; and

           (vii)  the consummation of the transactions contemplated hereunder will not result in the material loss or impairment of any rights of Company or the Company Subsidiaries under any material Company IP Agreements.

          (b)   The representations and warranties contained in Section 3.11 and this Section 3.17 are the sole and exclusive representations and warranties of the Company relating to Intellectual Property, and no other representation or warranty of the Company contained herein shall be construed to relate to Intellectual Property.

        SECTION 3.18    Insurance.     Section 3.18 of the Company Disclosure Schedule accurately presents in all material respects the information purported to be presented therein with respect to each material insurance policy and bond currently in force that is owned by, or maintained at the expense or for the benefit of, the Company or the Company Subsidiaries, or covers or purports to cover risks or losses to or associated with the business, operations, premises, properties, assets, employees, agents, directors, officers or managers of the Company or the Company Subsidiaries (collectively, the "Insurance Policies"). In addition, Section 3.18 of the Company Disclosure Schedule sets forth any self-insurance or retention arrangement by or affecting the Company or the Company Subsidiaries, including (i) a summary of such arrangement and (ii) the amount of funding coverage provided by such arrangement as of the date when originally established and as of June 30, 2016. The Insurance Policies are with reputable insurers insuring against such risks and in such amounts as the management of the Company reasonably has determined to be prudent, and neither the Company nor any of the Company Subsidiaries has received notice to the effect that any of them are in material default under any Insurance Policy. All of the Insurance Policies are in full force and effect and all premiums due with respect to all of the Insurance Policies have been paid, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

        SECTION 3.19    Brokers' Fees and Expenses.     Except for Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

        SECTION 3.20    Opinion of Financial Advisor.     The Company Board has received an opinion of Goldman, Sachs & Co. to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock (other than shares owned by the Company as treasury stock, shares that are owned by a wholly-owned Subsidiary of the Company, or shares that are owned, directly or indirectly, by Parent or Merger Sub) pursuant to this Agreement is fair, from a financial point of view, to such holders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified.

        SECTION 3.21    No Additional Representations.     Except for the representations and warranties expressly set forth in Article IV, the Company specifically acknowledges and agrees that neither Parent nor any of its Affiliates, Representatives or stockholders or any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity). Except for the representations and warranties expressly set forth in this Article III (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates (a) any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to (i) the Company or the Company Subsidiaries or any of the Company's or the Company's Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or (ii) any opinion, projection, forecast, statement, budget, estimate, advice or other information (including information with respect to filings with and consents of any Governmental Entity or information with respect to the future revenues, results or operations (or any component thereof), cash flows, financial condition (or any component thereof) or the future business and operations of the Company or the Company Subsidiaries, as well as any other business plan and cost-related plan information of the Company or the Company Subsidiaries), made, communicated or furnished (orally or in writing), or to be made, communicated or furnished (orally or in writing), to Parent, its Affiliates or its Representatives, in each case, whether made by the Company or any of its Affiliates, Representatives or stockholders or any other Person (this clause (ii), collectively, "Company Projections") and (b) all liability and responsibility for any such other representation or warranty or any such Company Projection.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        SECTION 4.01    Organization, Standing and Power.     Each of Parent and Merger Sub is duly organized, validly existing and in active status or good standing, as applicable, under the laws of the jurisdiction in which it is organized (in the case of active status or good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite entity power and authority to own, operate, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, except where the failure to have such power or authority would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties make such qualification necessary, except in any such jurisdiction where the failure to be so qualified or licensed would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Organizational Documents of Parent in effect as of the date of this Agreement, the amended and restated articles of incorporation of Merger Sub in effect as of the date of this Agreement and the bylaws of Merger Sub in effect as of the date of this Agreement.

        SECTION 4.02    Authority; Execution and Delivery; Enforceability.     Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its covenants and agreements hereunder and to consummate the Merger. The board of directors of Parent has adopted resolutions (a) determining that it is in the best interests of Parent and its stockholders, and declaring it advisable, for Parent to enter into this Agreement and (b) adopting this Agreement and approving Parent's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The board of directors of Merger Sub has adopted resolutions (i) determining that it is in the best interests of Merger Sub and its stockholder, and declaring it advisable, for Merger Sub to enter into this Agreement, (ii) adopting this Agreement and approving Merger Sub's execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and (iii) resolving to recommend that Parent, in its capacity as the sole stockholder of Merger Sub, approve this Agreement. The board of directors of Parent has concurrently with the execution of this Agreement adopted resolutions authorizing Parent to approve this Agreement in its capacity as the sole stockholder of Merger Sub. Such resolutions and written consent have not been amended or withdrawn as of the date of this Agreement. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger. Parent and Merger Sub have duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject in all respects to the Bankruptcy and Equity Exceptions.

        SECTION 4.03    No Conflicts; Consents.

          (a)   The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by each of Parent and Merger Sub of its covenants and agreements and the consummation of the Merger will not, (i) conflict with, or result in any violation of any provision of, the Organizational Documents of Parent or Merger Sub, (ii) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any material Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any material Permit applicable to the business of Parent and its Affiliates or (iii) subject to obtaining the Consents referred to in Section 4.03(b) and making the Filings referred to in Section 4.03(b), conflict with, or result in any violation of any provision of, any Judgment or Law, in each case, applicable to Parent or Merger Sub or their respective properties or assets, except for, in the case of the foregoing clauses (ii) and (iii), any matter that would not have or would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

          (b)   No Consent of or from, or Filing made to or with, any Governmental Entity, is required to be obtained or made by Parent or any Affiliate of Parent in connection with Parent's and Merger Sub's execution and delivery of this Agreement or their performance of their covenants and agreements hereunder or the consummation of the Merger, except for the following:

              (i)  the Required Statutory Approvals;

             (ii)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business; and

            (iii)  such other Filings and Consents the failure of which to make or obtain would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.04    Litigation.     There is no Claim before any Governmental Entity pending or, to the Knowledge of Parent, threatened against Parent, Merger Sub or any Affiliate of Parent that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Judgment outstanding against or, to the Knowledge of Parent, investigation by any Governmental Entity of Parent, Merger Sub or any Affiliate of Parent or any of their respective properties or assets that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        SECTION 4.05    Compliance with Applicable Laws.     Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and Merger Sub are in compliance with all applicable Laws and material Permits applicable to the business and operations of Parent and Parent's Affiliates.

        SECTION 4.06    Availability of Funds.     Parent or Merger Sub has or will have as of the Closing immediately available sufficient funds to pay all of Parent's and Merger Sub's cash obligations under this Agreement and the transaction contemplated hereby, including the payment of the full Merger Consideration and all fees and expenses expected to be incurred in connection with this Agreement.

        SECTION 4.07    Brokers' Fees and Expenses.     Except for Mitsubishi UFJ Morgan Stanley Securities Co., Ltd., the fees and expenses of which will be paid by Parent or an Affiliate of Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or an Affiliate of Parent.

        SECTION 4.08    Merger Sub.     The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $1.00 per share. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable. Parent owns all of the outstanding shares of capital stock of Merger Sub. Merger Sub has been incorporated solely for the purpose of merging with and into the Company and taking action incident to the Merger and this Agreement. Merger Sub has no assets, liabilities or obligations and has not, since the date of its formation, carried on any business or conducted any operations, except, in each case, as arising from the execution of this Agreement, the performance of its covenants and agreements hereunder and matters ancillary thereto.

        SECTION 4.09    No Vote of Parent Stockholder Required; No Tax.     No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the Organizational Documents of Parent or any exchange on which securities of Parent are traded in order for Parent to consummate the Merger. No Tax imposed by Japan or any political subdivision thereof will be required to be withheld or deducted from (a) the Merger Consideration to which a holder of Company Common Shares that is a non-resident of Japan is entitled under Section 2.01(a)(ii) of this Agreement or (b) the Parent Termination Fee.

        SECTION 4.10    Ownership of Company Common Stock; Interested Stockholder.     Neither Parent, any subsidiary of Parent nor any of their respective affiliates or associates is, or has been at any time during the period commencing three years prior to the date hereof, an "interested stockholder" (as such term is defined in Section 203 of the DGCL) of the Company.

        SECTION 4.11    No Additional Representations.     Except for the representations and warranties expressly set forth in Article III (as modified by the Company Disclosure Schedule), each of Parent and Merger Sub (a) specifically acknowledges and agrees that neither the Company nor any of its Affiliates, Representatives or stockholders nor any other Person makes, or has made, any other express or implied representation or warranty whatsoever (whether at law (including at common law or by statute) or in equity), including with respect to the Company or the Company Subsidiaries or any of the Company's or the Company's Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects, condition (financial or otherwise) or any Company Projection, and hereby expressly waives and relinquishes any and all rights, Claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or relating to any such other representation or warranty or any Company Projection, (b) specifically acknowledges and agrees to the Company's express disclaimer and negation of any such other representation or warranty or any Company Projection and of all liability and responsibility for any such other representation or warranty or any Company Projection and (c) other than pursuant to the exclusion provided for in Section 8.02(a), expressly waives and relinquishes any and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against (i) the Company in connection with accuracy, completeness or materiality of any Company Projection and (ii) any Affiliate of the Company or any of the Company's or any such Affiliate's respective Representatives or stockholders or any other Person, and hereby specifically acknowledges and agrees that such Persons shall have no liability or obligations, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof, including (1) for any alleged nondisclosure or misrepresentations made by any such Person or (2) in connection with accuracy, completeness or materiality of any Company Projection. Each of Parent and Merger Sub acknowledges and agrees that except for the representations and warranties of the Company expressly set forth in Article III (as modified by the Company Disclosure Schedule), it has not relied on, or been induced by, any representation, warranty or other statement of or by the Company or any of its Affiliates, Representatives or stockholders or any other Person, including any Company Projection or with respect to the Company or the Company Subsidiaries or any of the Company's or the Company's Subsidiaries respective businesses, assets, employees, Permits, liabilities, operations, prospects or condition (financial or otherwise) or any Company Projection, in determining to enter into this Agreement and proceed with the transactions contemplated hereby.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        SECTION 5.01    Conduct of Business.

          (a)    Conduct of Business by the Company.    Except for matters set forth in Section 5.01 of the Company Disclosure Schedule or otherwise expressly contemplated or required by this Agreement, or as required by a Governmental Entity or by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and in the event Parent does not acknowledge receiving a request for consent within seven (7) Business Days after such consent is requested by the Company, Parent shall be deemed to have consented to such request), from the date of this Agreement until the Effective Time or the date which this Agreement is validly terminated pursuant to Section 8.01, the Company shall, and shall cause each Company Subsidiary, to use commercially reasonable efforts to conduct its business in the ordinary course of business in all material respects.

          (b)   Notwithstanding Section 5.01(a), except as set forth in Section 5.01(b) of the Company Disclosure Schedule or as otherwise expressly contemplated or required by this Agreement, or as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and in the event Parent does not acknowledge receiving a request for consent within seven (7) Business Days after such consent is requested by the Company, Parent shall be deemed to have consented to such request), from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

              (i)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock,

    other equity interests or voting securities, except for dividends paid by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary or regular quarterly cash dividends from legally available funds payable by the Company or any Company Subsidiary in respect of shares of Company Common Stock on a schedule consistent with the Company's past practices and in an amount per share of Company Common Stock for each such quarterly dividend not in excess of $0.01 per share (and, with respect to Company RSU Awards and Company Performance Share Awards, dividend equivalents to the extent required by the terms of such awards as in effect on the date of this Agreement);

             (ii)  amend any of its Organizational Documents or otherwise take any action to exempt any Person from any provision of the Company Organizational Documents;

            (iii)  except for transactions among the Company and the Company Subsidiaries or among the Company Subsidiaries, split, combine, consolidate, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, except for any issuances of compensatory equity awards relating to Company Common Stock in the ordinary course of business consistent with past practice (provided that (A) the Company will grant service-based restricted stock units in lieu of stock options and performance stock units, (B) the aggregate grant date value of all restricted stock units granted in respect of the Company's 2017 fiscal year shall be equal to the aggregate grant date value of the stock options, performance stock units, and restricted stock units that would have been granted in respect of the Company's 2017 fiscal year in the ordinary course of business and consistent with past practice, (C) each restricted stock unit award shall vest in equal installments on each of the first three anniversaries of the date of grant except as provided in the following clause (D), (D) in the event of an employee's Qualifying Termination following the Effective Time, the Cash LTI Award shall vest such that following such accelerated vesting, the ratio of the amount of the original award that has vested to the full amount of the original award shall equal the greater of (x) one third, and (y) the ratio of the total number of days that have elapsed from and including the original grant date through the date of the Qualifying Termination (not to exceed 1095) to 1095, and (E) all such restricted stock units will convert at Closing into a Cash LTI Award in accordance with Section 2.03(b)(ii) of this Agreement), or issuances of Company Common Stock pursuant to the due exercise, vesting and/or settlement of Company Options, Company RSU Awards and Company Performance Share Awards outstanding as of the date hereof in accordance with their terms;

            (iv)  repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to (1) the due exercise, vesting and/or settlement of Company Options, Company RSU Awards and Company Performance Share Awards outstanding as of the date hereof in accordance with their terms and (2) transactions between the Company and a wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;

             (v)  except as required pursuant to a Company Benefit Plan or a Collective Bargaining Agreement in effect on the date of this Agreement or by the terms of this Agreement, (1) grant to any Company Personnel any increase in compensation or benefits (including paying to any Company Personnel any amount not due) other than increases in base salary or wage rate in the ordinary course of business consistent with past practices, provided that in the case of Company Personnel whose annual base salary would be $150,000 or more after such increase, no such increase, alone or in the aggregate, shall increase such Person's base salary by more than three percent (3%) and provided further that no increases may be provided to Company Personnel who are party to a change in control agreement, (2) pay or award, or commit to pay or award, any bonuses or incentive compensation, (3) grant to any Company Personnel any new rights to, or increase any existing rights to, change-in-control, severance, retention or termination pay, or enter into or amend any change-in-control, severance, retention or termination agreement with any Company Personnel, (4) establish, adopt, enter into, amend in any material respect or terminate any Company Benefit Plan (or any plan or agreement that would be a Company Benefit Plan if in existence on the date hereof), or (5) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Company Benefit Plan;

            (vi)  make any material change in financial accounting methods, principles or practices, except to the extent required by a change in applicable Law or GAAP or by any Governmental Entity (including the SEC or the Public Company Accounting Oversight Board);

           (vii)  make any acquisition or disposition of a material asset or business (including by merger, consolidation or acquisition of stock or assets), except for (1) any acquisition or disposition of assets for consideration that is individually not in excess of $5,000,000 and in the aggregate not in excess of $10,000,000, (2) transactions between the Company and any direct or indirect wholly owned Company Subsidiary or between direct or indirect wholly owned Company Subsidiaries in the ordinary course of business, (3) any disposition of obsolete or worn-out equipment in the ordinary course of business, (4) purchases of raw materials in the ordinary course of business and (5) sales to customers of the products or services of the Company in the ordinary course of business;

          (viii)  redeem, repurchase, prepay (other than repayment of revolving loans), decrease or incur, assume, endorse, guarantee or otherwise become liable for or modify the terms of any Indebtedness, except for (1) guarantees and other credit support incurred in the ordinary course of business consistent with past practice, (2) as reasonably necessary to finance any capital expenditures permitted pursuant to the current capital expenditure plan of the Company, (3) Indebtedness in replacement of existing Indebtedness, provided that the replacement Indebtedness will be consistent with the standards described on Section 5.01(b) of the Company Disclosure Schedule, (4) guarantees by the Company of existing Indebtedness of any wholly-owned Company Subsidiary, (5) borrowings under existing revolving credit facilities (or replacement credit facilities thereof consistent with the standards described on Section 5.01(b) of the Company Disclosure Schedule) in the ordinary course of business, (6) borrowings under existing local foreign borrowing lines in the ordinary course of business and (7) the establishment of and borrowings under any new local foreign borrowing line established by the Company or the Company Subsidiaries in the ordinary course of business in jurisdictions where such a local foreign borrowing line is not in place as of the date of this Agreement (with applicable interest rates under any new local foreign borrowing lines based on then prevailing market rates, and any new local foreign borrowing lines being pre-payable without penalty or premium); provided, however, that the Company shall provide written notice, with reasonable detail, to Parent within ten (10) Business Days following (A) any replacement of an existing revolving credit facility pursuant to the parenthetical in clause (5) and (B) any incurrence of any Indebtedness (x) of the type referred to in clause (3), (y) of the type referred to in clause (6) if immediately following such incurrence the aggregate

    Indebtedness outstanding under the local foreign borrowing lines of the Company and the Company Subsidiaries would exceed $50,000,000, and (z) of the type referred to in clause (7) if immediately following such incurrence the Indebtedness outstanding under the applicable new local foreign borrowing line would exceed $20,000,000 or the aggregate Indebtedness outstanding under the local foreign borrowing lines of the Company and the Company Subsidiaries would exceed $50,000,000.

            (ix)  other than (1) in the ordinary course of business (including renewals consistent with the terms thereof) and in a manner not material to the Company and its Subsidiaries, taken as a whole, or (2) as otherwise may be reasonably necessary to comply with the terms of this Agreement, (A) modify or amend in any material respect, or terminate or waive any material right under, any Company Material Contract or (B) enter into any contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement;

             (x)  institute, waive, release, assign, settle or compromise any material Claim, other than the compromise or settlement of Claims for (1) waivers, releases, assignments, settlements or compromises in the ordinary course of business or (2) waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, the amount of monetary damages to be paid by the Company or the Company Subsidiaries does not exceed (I) the amount with respect thereto reflected on the Company Financial Statements (including the notes thereto) or (II) $5,000,000 in the aggregate or (B) with respect to any nonmonetary terms and conditions thereof, would not have or would not reasonably be expected to have a material restrictive impact on the operations of the Company or the Company Subsidiaries;

            (xi)  other than in the ordinary course of business, (1) settle or compromise any material Tax claim, audit or assessment for an amount materially in excess of the amount accrued or reserved with respect to Taxes, (2) change any material Tax election, change any annual Tax accounting period, or change any method of Tax accounting, in each case, if such change would result in material Taxes or (3) enter into any material closing agreement or surrender in writing any right to claim a material Tax refund, in each case, for an amount materially in excess of the amount accrued or reserved with respect to Taxes;

           (xii)  enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar Contract with respect to any joint venture, strategic partnership or alliance (which Contracts, for the avoidance of doubt, shall not include master sale or purchase agreements), or outside the ordinary course of business, with respect to any distributorship;

          (xiii)  except in connection with actions permitted by Section 5.02, take any action to exempt any Person from, or make any acquisition of securities of Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Parent, Merger Sub or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

          (xiv)  abandon, encumber in any material respect not in the ordinary course of business, convey title (in whole or in part), exclusively license or grant any exclusive license to material Intellectual Property of the Company or any Company Subsidiaries;

           (xv)  dissolve or liquidate any existing direct or indirect Company Subsidiaries, in each case outside the ordinary course of business, or establish any new direct or indirect Company Subsidiaries;

          (xvi)  materially reorganize or modify the management structure of the Company, any Company Subsidiary or any division or business segment thereof, including the Corporate, Surface Mining or Underground Mining divisions; provided that the foregoing shall not restrict the Company from hiring and firing employees in the ordinary course of business;

         (xvii)  fail to keep in full force and effect any material Insurance Policy or reduce the coverage provided by any material Insurance Policy; or

        (xviii)  announce any intention, resolve, or to commit or enter into any Contract to do any of the foregoing.

          (c)    No Control of the Company's Business.    Parent and Merger Sub acknowledge and agree that (i) nothing contained herein is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries' respective operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.01 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable law.

        SECTION 5.02    No Solicitation by the Company; Company Board Recommendation.

          (a)   The Company shall not, and shall not authorize any of its Affiliates or any of its and their respective officers, directors, principals, partners, managers, members, attorneys, accountants, agents, employees, consultants, financial advisors or other authorized representatives (collectively, "Representatives") to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, in each case, except for this Agreement and the transactions contemplated hereby, or (ii) directly or indirectly participate in any discussions or negotiations with any Person (except for with Parent and Parent's Affiliates and their respective Representatives) regarding, or furnish to any such Person, any nonpublic information with respect to, or cooperate in any way with any such Person with respect to, any Company Takeover Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions, solicitation or negotiations with or of any Person (except for with Parent and Parent's Affiliates and their respective Representatives) conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that would reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate all physical and electronic data room access previously granted to any such Person or its Representatives. Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, in response to the receipt of a bona fide, unsolicited written Company Takeover Proposal made after the date of this Agreement that does not result from a breach of this Section 5.02(a) by the Company and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or could reasonably be expected to lead to a Superior Company Proposal, the Company and its Representatives may (1) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the provision of such information to such Person) pursuant to a customary confidentiality agreement that is no less favorable in the aggregate to the Company than the Confidentiality Agreement (a copy of which shall be promptly

  (in all events within twenty-four (24) hours) provided for informational purposes only to Parent) and (2) participate in discussions regarding the terms of such Company Takeover Proposal, including terms of a Company Acquisition Agreement with respect thereto, and the negotiation of such terms with the Person making such Company Takeover Proposal (and such Person's Representatives), but in each case referred to in the foregoing clauses (1) and (2), only if (A) the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to take such action could reasonably likely be inconsistent with its fiduciary duties to stockholders under applicable Law and (B) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement solely to the extent necessary to allow a confidential Company Takeover Proposal to be made to the Company or the Company Board.

          (b)   Except as set forth in Section 5.02(a), Section 5.02(c), Section 5.02(d) and Section 5.02(f), and except for the public disclosure of a Recommendation Change Notice, neither the Company Board nor any committee thereof shall (i) withdraw, change, qualify, withhold or modify in any manner adverse to Parent, or propose publicly to withdraw, change, qualify, withhold or modify in any manner adverse to Parent, the Company Board Recommendation, (ii) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Company Takeover Proposal, (iii) fail to include in the Proxy Statement the Company Board Recommendation, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer that constitutes a Company Takeover Proposal (except for either a recommendation against such offer or a "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) or (v) resolve or agree to take any of the foregoing actions (any action in the foregoing clauses (i)-(v) being referred to as a "Company Adverse Recommendation Change"). Except as set forth in Section 5.02(a), Section 5.02(c), Section 5.02(d) and Section 5.02(f), neither the Company Board nor any committee thereof shall authorize, permit, approve or recommend, or propose publicly to authorize, permit, approve or recommend, or allow the Company or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement or commitment constituting, or that would reasonably be expected to lead to, any Company Takeover Proposal, or requiring the Company to abandon or terminate this Agreement (a "Company Acquisition Agreement").

          (c)   Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, the Company Board may terminate this Agreement pursuant to Section 8.01(c)(i) only if the Company receives a bona fide, unsolicited written Company Takeover Proposal that does not result from a breach of Section 5.02(a) by the Company and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor and after taking into account any changes to the terms of this Agreement proposed by Parent during the three (3) Business Day period referred to in clause (3) below) that such Company Takeover Proposal constitutes a Superior Company Proposal; provided, however, that the Company Board may not terminate this Agreement pursuant to Section 8.01(c)(i), unless (1) the Company Board has provided prior written notice to Parent (a "Superior Proposal Notice") that it is prepared to terminate this Agreement pursuant to Section 8.01(c)(i) in response to a Superior Company Proposal, which notice shall include the material terms and conditions of such Superior Company Proposal, (2) if requested by Parent, during the three (3) Business Day period after delivery of the Superior Proposal Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent (it being understood and agreed that if Parent has committed in writing to any changes to the terms of this

  Agreement and there has been any subsequent amendment to any material term of such Superior Company Proposal, the Company Board shall provide a new Superior Proposal Notice and an additional two (2) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to terminate this Agreement pursuant to Section 8.01(c)(i) as a result of such Superior Company Proposal would reasonably likely be inconsistent with the Company Board's fiduciary duties under applicable Law. In determining whether to terminate this Agreement pursuant to Section 8.01(c)(i), the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent in response to such a Superior Proposal Notice.

          (d)   Notwithstanding anything to the contrary herein, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Company Adverse Recommendation Change if (i) a Company Intervening Event has occurred or (ii) the Company has received a Superior Company Proposal that does not result from a breach of Section 5.02(a) by the Company and, in each case, if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor and after taking into account any changes to the terms of this Agreement proposed by Parent during the three (3) Business Day period referred to in clause (3) below) that the failure to effect a Company Adverse Recommendation Change as a result of the occurrence of such Company Intervening Event or in response to the receipt of such Superior Company Proposal, as the case may be, would reasonably likely be inconsistent with the Company Board's fiduciary duties under applicable Law; provided, however, that the Company Board may not make such Company Adverse Recommendation Change, unless (1) the Company Board has provided three (3) Business Days prior written notice to Parent (a "Recommendation Change Notice") that it is prepared to effect a Company Adverse Recommendation Change in response to the occurrence of a Company Intervening Event or the receipt of a Superior Company Proposal, which notice shall, in the case of a Company Adverse Recommendation Change as a result of an Intervening Event, identify such event or in response to the receipt of a Superior Company Proposal, include the material terms and conditions of such Superior Company Proposal, (2) if requested by Parent, during the three (3) Business Day period after delivery of the Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives regarding any revisions to this Agreement committed to in writing by Parent and (3) at the end of such three (3) Business Day period and taking into account any changes to the terms of this Agreement committed to in writing by Parent (it being understood and agreed that if Parent has committed in writing to any changes to the terms of this Agreement and there has been any subsequent amendment to any material term of such Superior Company Proposal, the Company Board shall provide a new Recommendation Change Notice and an additional two (2) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make such a Company Adverse Recommendation Change would reasonably likely be inconsistent with its fiduciary duties to stockholders under applicable Law.

          (e)   The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of (i) any Company Takeover Proposal, any request outside the ordinary course of business for material non-public information relating to Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of Company or any of its Subsidiaries by any third party (other than by any Governmental Entity or in connection with obtaining the Required Statutory Approvals), the material terms and conditions of any such Company Takeover Proposal or request (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or request, and (ii) any Company Intervening Event or any facts and circumstances that would reasonably be expected to lead to a Company Intervening Event. The Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the material terms and status (including any change to the material terms thereof) of any Company Takeover Proposal or request and, in the case of a Company Intervening Event, keep Parent informed in all material respects on a current basis of the facts and circumstances related to such Company Intervening Event.

          (f)    Nothing contained in this Section 5.02 shall prohibit the Company from (i) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good-faith judgment of the Company Board (after consultation with outside legal counsel) failure to so disclose would reasonably likely be inconsistent with its obligations under applicable Law.

          (g)   For purposes of this Agreement:

              (i)  "Company Takeover Proposal" means any proposal, indication, interest or offer (whether or not in writing), from any Person (other than Parent and its Subsidiaries) involving a (1) merger, consolidation, share exchange, joint venture, other business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries whose revenues, net income or assets, taken together, constitute 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (2) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (3) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of the Company, (4) transaction (including any tender offer or exchange offer) in which any Person (or the stockholders of any Person) would acquire (in the case of a tender offer or exchange offer, if consummated), directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group that beneficially owns or has the right to acquire beneficial ownership of 15% or more of any class of capital stock of the Company or (5) any combination of the foregoing.

             (ii)  "Superior Company Proposal" means a bona fide written Company Takeover Proposal (provided that for purposes of this definition, the applicable percentage in the definition of Company Takeover Proposal shall be "50.1%" rather than "15% or more"), that did not result from, or arise in connection with, any material breach of Section 5.02, and that the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisor, and taking into account the legal, financial, regulatory and other aspects of such Company Takeover Proposal, the conditionality of and contingencies related to such proposal, the expected timing and risk of completion, the identity of the Person making such proposal and such other factors that are deemed relevant by the Company Board, is (1) reasonably capable of being completed on the terms proposed and (2) more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after taking into account any proposed revisions to the terms of this Agreement that are committed to in writing by Parent (including pursuant to Section 5.02(c) )).

            (iii)  "Company Intervening Event" means a change or effect relating to the Company that (A) is unknown to the Company Board as of the date hereof, or if known to the Company Board of Directors as of the date hereof, the material consequences of which were not known or reasonably foreseeable to the Company Board as of the date hereof, and (B) does not relate to any Company Takeover Proposal or any consequence thereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

        SECTION 6.01    Preparation of the Proxy Statement; Company Stockholders Meeting.

          (a)   As promptly as reasonably practicable (and in any event within thirty (30) days) following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the "Proxy Statement") in preliminary form. Each of Parent and Merger Sub shall furnish all information concerning itself and its Affiliates to the Company, and provide such other assistance, as may be reasonably requested by the Company or the Company's outside legal counsel in connection with the preparation, filing and distribution of the Proxy Statement. Parent, Merger Sub and the Company shall cooperate and consult with each other in the preparation of the Proxy Statement.

          (b)   Each of the Company, Parent and Merger Sub agree that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c)   The Company shall promptly notify Parent after the receipt of any comments from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Affiliates and Representatives, on the one hand, and the SEC, on the other hand.

              (i)  Each of the Company and Parent shall use its commercially reasonable efforts (1) to respond as promptly as reasonably practicable to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (2) to have the SEC advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement.

             (ii)  The Company shall file the Proxy Statement in definitive form with the SEC and cause such definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as reasonably practicable after the SEC advises the Company that the SEC has no further comments on the Proxy Statement; and

            (iii)  Unless the Company Board has made a Company Adverse Recommendation Change, the Company shall include the Company Board Recommendation in the preliminary and definitive Proxy Statements.

Prior to filing the Proxy Statement in preliminary form with the SEC, responding to any comment from the SEC with respect to, or any request from the SEC for amendments or supplements to, the Proxy Statement or mailing the Proxy Statement in definitive form to the stockholders of the Company, the Company shall provide Parent with an opportunity to review and comment on such document or response and consider in good faith any of Parent's comments thereon. Each Party shall use its commercially reasonable efforts to have the SEC advise the Company, as promptly as reasonably practicable after the filing of the preliminary Proxy Statement, that the SEC has no further comments on the Proxy Statement. Each of the Company and Parent shall also take any other action (except for qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" Laws and the rules and regulations thereunder in connection with the Merger.

          (d)   If, prior to the Effective Time, any event occurs with respect to Parent or any Parent Subsidiary, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company's stockholders. Nothing in this Section 6.01(d) shall limit the obligations of any Party under Section 6.01(a).

          (e)   If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, that is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company's stockholders. Nothing in this Section 6.01(e) shall limit the obligations of any Party under Section 6.01(a).

          (f)    The Company shall, as soon as practicable after the mailing of the definitive Proxy Statement to the stockholders of the Company, duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company shall use commercially reasonable efforts to (i) solicit from the stockholders of the Company proxies in favor of the adoption of this Agreement and approval of the Merger and (ii) take all other actions necessary or advisable to secure the vote or consent of the stockholders of the Company required by applicable Law to obtain such approval. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. The Company may adjourn or postpone the Company Stockholders Meeting only if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Company Stockholder Approval. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated before the meeting is held. In no event shall any provision of this Agreement require the Company to violate any securities laws.

          (g)   The Company shall be responsible for the fees, costs and expenses (except for the fees, costs and expenses of Parent's and Merger Sub's advisors, which shall be their sole responsibility), associated with the preparation, filing and mailing of the Proxy Statement.

        SECTION 6.02    Access to Information; Confidentiality.

          (a)   Subject to applicable Law and the Confidentiality Agreement, the Company shall, and shall cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access (at Parent's sole cost and expense), during normal business hours and upon reasonable advance notice, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 8.01, to the Company's material properties, offices, personnel and records, and during such period, the Company shall, and shall cause the Company Subsidiaries to, make available reasonably promptly to Parent (i) to the extent not publicly available, a copy of each material Filing made by it during such period pursuant to the requirements of securities Laws or filed with or sent to the SEC or any other Governmental Entity and (ii) all other material information concerning its business, properties and personnel as such Parent may reasonably request; provided, however, that the Company may withhold from Parent or its Representatives any document or information that the Company believes is subject to the terms of a confidentiality agreement with a third party or subject to any attorney-client privilege or the disclosure of which would violate any Law or duty (provided that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty). Parent shall indemnify the Company and its Affiliates and Representatives from, and hold the Company and its Affiliates and Representatives harmless against, any and all Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys' fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.02(a).

          (b)   Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.02, in strict confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement; provided that for purposes of this Section 6.02(b) the confidentiality and use provisions of the Confidentiality Agreement shall be deemed to apply to the Company and its Representatives in respect of any Evaluation Material (as defined in the Confidentiality Agreement) of Parent furnished to the Company or its Representatives by Parent or its Representatives, mutatis mutandis.

        SECTION 6.03    Further Actions; Regulatory Approvals; Required Actions.

          (a)   Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary or advisable to cause the conditions to the Closing set forth in Article VII to be satisfied as promptly as reasonably practicable and to effect the Closing as promptly as reasonably practicable, including (i) making all necessary Filings with Governmental Entities or third parties, (ii) obtaining the Required Consents and all other third-party Consents that are necessary to consummate the Merger, (iii) obtaining the Required Statutory Approvals and all other Consents of Governmental Entities that are necessary to consummate the Merger, (iv) avoiding the entry, enactment or application of any Law, Judgment, or other Legal Restraint that might impede or delay consummation of the Merger and (v) executing and delivering any additional instruments that are necessary to consummate the Merger. Parent shall be responsible for 100% of the fees, costs and expenses (except for the fees, costs and expenses of the Company's advisors), including any filing fees, associated with any Filings or Consents contemplated by this Section 6.03.

          (b)   In connection with and without limiting the generality of Section 6.03(a), each of Parent and the Company shall do the following:

              (i)  make or cause to be made, in consultation and cooperation with the other, as promptly as reasonably practicable after the date of this Agreement, an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger;

             (ii)  make or cause to be made, as promptly as reasonably practicable and advisable after the date of this Agreement, all necessary Filings with other Governmental Entities relating to the Merger, including any such Filings necessary to obtain any Required Statutory Approval;

            (iii)  furnish to the other all assistance, cooperation and information reasonably required for any such Filing and in order to achieve the effects set forth in this Section 6.03;

            (iv)  unless prohibited by applicable Law or by a Governmental Entity, give the other reasonable prior notice of any such Filing and, to the extent practicable, of any written or material oral communication with any Governmental Entity relating to the Merger (including with respect to any of the actions referred to in this Section 6.03) and, to permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such Filing, written communication (other than administrative or ministerial communications), or material oral communication;

             (v)  respond, or provide the other Party with information allowing it to respond, as promptly as practicable and advisable under the circumstances to any inquiries received from any Governmental Entity or any other authority enforcing applicable Antitrust Laws for additional information or documentation in connection with antitrust, competition or similar matters (including a "second request" under the HSR Act) and not extend any waiting period under the HSR Act or enter into any agreement with any such Governmental Entity or other authorities not to consummate the Merger, except with the prior written consent of the other Party;

            (vi)  to the extent practicable, provide any information requested by any Governmental Entity in connection with any review or investigation of the transactions contemplated by this Agreement; and

           (vii)  unless prohibited by applicable Law or a Governmental Entity, (1) not participate in or attend any meeting or material telephone conference with any Governmental Entity in respect of the Merger without affording the other Party the opportunity to participate, (2) keep the other Party apprised with respect to any meeting or material conversation with any Governmental Entity in respect of the Merger, (3) cooperate in the filing of any substantive memoranda, white papers, filings, correspondence or other written and oral communications explaining or defending this Agreement or the Merger, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Entity and (4) furnish the other Party with copies of all material or substantive correspondence, Filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity or members of any Governmental Entity's staff, on the other hand, with respect to this Agreement or the Merger; provided that Parent shall have the principal responsibility for making determinations about the overall merger clearance strategy and shall take the overall lead in determining that strategy, including issues of timing, and the negotiation of any potential remedies, in its reasonable discretion consistent with its obligations under this Section 6.03; provided, however, that no party shall participate in any meeting or substantive communication with any Governmental Entity in connection with this Agreement or the Merger unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate therein or thereat; and provided further that the Parties shall be permitted to designate information "for outside counsel only" and to redact any correspondence, Filing or communication to the extent such correspondence, Filing or communication contains commercially sensitive information. Written communications of a purely administrative or ministerial nature shall not be subject to this paragraph.

          (c)   Subject to the limitations set forth in Section 6.03(d) below, each of Parent and the Company shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity pursuant to any Antitrust Law with respect to the

  Merger or in connection with granting any Required Statutory Approval so as to enable the Closing to occur as promptly as reasonably practicable, which reasonable best efforts shall include the following:

              (i)  agreeing to take any action as may be required by a Governmental Entity in order to effect each of the following: (1) obtaining all Required Statutory Approvals as soon as reasonably possible and in any event before the End Date (as it may be extended pursuant to Section 8.01(b)(i)), (2) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or impedes, interferes with or delays, the Closing and (3) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or impeding, interfering with or delaying the Closing;

             (ii)  defending through litigation on the merits, any Claim asserted in any court or other proceeding by any Person, including any Governmental Entity, that seeks to or would reasonably be expected to prevent or prohibit or impede, interfere with or delay the consummation of the Closing, such actions to include contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger; provided, however, that the obligations of Parent and the Company pursuant to this Section 6.03(c) will cease to apply in respect of Antitrust Laws of the United States in the event of the entry after customary court proceedings of any preliminary or permanent injunction in respect of the applicable Antitrust Law of the United States and such obligations will not require the bringing or defending of any appeal with respect to any such injunction in respect of Antitrust Laws of the United States; and further provided that the obligations of Parent and the Company pursuant to this Section 6.03(c) will cease to apply in respect of Antitrust Laws of any country other than the United States at such time as any actions required of the parties are no longer reasonably likely to lead to the satisfaction of the conditions precedent to Closing set forth in Sections 7.01(b) and 7.01(c) prior to the End Date, as it may be extended pursuant to Section 8.01(b)(i) ("ROW Conclusion").

            (iii)  to the extent necessary to obtain any Required Statutory Approval, offering, proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any products, assets or lines of business, including any intellectual property rights, subject to the limitations set forth in Section 6.03(d) , of the Company or the Company Subsidiaries, including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition; and

            (iv)  agreeing to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation and the Company Subsidiaries);

  provided, that neither Parent nor the Company nor any of their respective Affiliates shall be required to commit, agree or submit (or offer to commit, agree or submit) to any action, term or condition in connection with its obligations under clauses (iii) or (iv) of this Section 6.03(c) that is not conditioned upon consummation of the Merger.

          (d)   Notwithstanding anything to the contrary in this Agreement, the obligation of Parent (including Subsidiaries or Affiliates) to propose or accept any remedies or undertakings, or to take any action pursuant to Section 6.03(c) or any other provision of this Agreement shall be expressly limited as follows:

              (i)  Parent shall not be required to offer or accept remedies, divestitures or other dispositions with respect to (A) assets, products or lines of business of the Company or its Affiliates or (B) undertakings involving a limitation on the conduct of the Company, Parent or their respective Affiliates, which, taken in the aggregate across all jurisdictions in which a remedy is applied or has effect, would produce or represent in excess of $600 million in revenues (it being agreed that the calculation of revenues with respect to any asset, product, line of business, or limitation of conduct of the Company or its Affiliates governed by the foregoing clauses (A) and (B) is to be made on the basis of the revenues of the Company reflected in the audited Company consolidated accounts as of October 30, 2015 and, in the case of conduct restrictions on Parent or its Affiliates governed by the foregoing clause (B), on the basis of the revenues of the Guarantor reflected in the audited Guarantor consolidated accounts as of March 31, 2016.

             (ii)  Parent shall not be required to offer or agree to the sale, divestiture, hold separate, licensing or disposition of any assets or businesses of Parent or its Affiliates.

            (iii)  Parent shall not be required to offer or accept any remedies or divestitures consisting of or impeding the use of Intellectual Property in the SR Drive Technology ("SR Drive Rights") unless such remedies or divestitures permit Parent and its Affiliates to retain either ownership of, or an unrestricted, perpetual, worldwide, royalty-free license to, the SR Drive Rights to the extent of the SR Drive Rights owned by or licensed to the Company or any of its Affiliates, prior to the Effective Time.

          (e)   Notwithstanding anything to the contrary set forth in this Agreement, but without limiting any of Parent or Merger Sub's obligations hereunder, the Company may not, without the prior written consent of Parent, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates in any manner (subject to Section 5.01), or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective Affiliates; provided that, if requested by Parent, the Company will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company in the event the Closing occurs.

          (f)    Parent shall promptly notify the Company and the Company shall notify Parent of any notice or other communication from any Person alleging that such Person's Consent is or may be required in connection with the Merger.

        SECTION 6.04    Transaction Litigation.     Each Party shall promptly notify the other Parties hereto in writing of any stockholder litigation or other litigation or proceedings arising from this Agreement or the Merger that is brought against such Party or any of its Affiliates or members of its board of directors ("Transaction Litigation"). Each Party shall keep the other Parties sufficiently informed on a reasonably current basis with respect to the status of any Transaction Litigation (including by promptly furnishing to the other Parties and their Representatives such information relating to such litigation or proceedings as may be reasonably requested). The Company shall give Parent the opportunity to participate in the defense and settlement of any Transaction Litigation. No compromise or full or partial settlement of any Transaction Litigation shall be agreed to by the Company or its Affiliates or members of its board of directors without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

        SECTION 6.05    Section 16 Matters.     Prior to the Effective Time, the Company shall use commercially reasonable efforts to take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) directly resulting from the Merger by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        SECTION 6.06    Stock Exchange Delisting; Deregistration.     Prior to the Effective Time, the Company and, following the Effective Time, Parent and the Surviving Corporation, shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Law and rules and policies of the New York Stock Exchange to cause the delisting of the Company and of the shares of Company Common Stock from the New York Stock Exchange as promptly as practicable after the Effective Time and the deregistration of the shares of Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

        SECTION 6.07    Public Announcements.     Except with respect to (a) a Company Adverse Recommendation Change, a Recommendation Change Notice, a Company Takeover Proposal, a Superior Company Proposal or any matter related to any of the foregoing, (b) any dispute between or among the Parties regarding this Agreement or the transactions contemplated hereby, (c) a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this Agreement, including in investor conference calls, SEC Filings, Q&As or other publicly disclosed documents, in each case under this clause (c), to the extent such disclosure is still accurate, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment on, and consider any comments of the other in good faith before issuing, any press release or any other written public statement with respect to this Agreement or the Merger without the other's consent; provided, however, if a Party reasonably concludes such press release or written public statement may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, such Party shall use commercially reasonable efforts to consult with the other Party before issuing such press release or making any written public statement to the extent permitted by such applicable Law, court process or obligations. The Company and Parent agree that the initial press release to be issued by each such Party (or in the case of Parent, by the Guarantor) with respect to this Agreement or Merger shall be in a form mutually agreed to by the Parties. Nothing in this Section 6.07 shall limit the ability of any Party to make internal announcements to its respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

        SECTION 6.08    Fees, Costs and Expenses.     Except as provided otherwise in this Agreement, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses, whether or not the Closing occurs.

        SECTION 6.09    Indemnification, Exculpation and Insurance.

          (a)   Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or any of its Subsidiaries (each, a "Company Indemnified Party" and together, the "Company Indemnified Parties") as provided in the Organizational Documents of the Company and each Subsidiary of the Company shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of not less than six years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and advance expenses to, the Company Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent provided by the Organizational Documents of the Company or the Organizational Documents for each Subsidiary of the Company as in effect on the date of this Agreement and applicable Law.

          (b)   Without limiting the provisions of Section 6.09(a), from and after the Effective Time, Parent shall and shall cause the Surviving Corporation to, in each case, to the fullest extent permitted by applicable Law: (i) indemnify, defend and hold harmless, to the fullest extent permitted by applicable Law, each Company Indemnified Party from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement (including, in each case, any interest or assessments thereon) in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to any action or omission or alleged action or omission in such Company Indemnified Party's capacity as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time; and (ii) pay the expenses (including reasonable attorneys' fees) of any Company Indemnified Party incurred in connection with any such claim, action, suit, proceeding or investigation upon receipt of an undertaking by or on behalf of such Company Indemnified Party to repay such amount if it shall ultimately be determined that such Company Indemnified Party is not entitled to be indemnified, in each case, to the extent that such Persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Organizational Documents of the Company or the Organizational Documents for each Subsidiary of the Company or applicable Law. Notwithstanding the foregoing, the Company Indemnified Parties as a group may retain only one law firm to represent them (and local counsel in each necessary jurisdiction) with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties.

          (c)   For a period of six years after the Closing and at all times subject to applicable Law, (i) the Organizational Documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Company Indemnified Parties for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Bylaws and (ii) Parent shall not (and shall not cause or permit the Surviving Corporation or any of its Subsidiaries or any of Parent's other Subsidiaries or Affiliates to) amend or modify in any way adverse to the Company Indemnified Parties, or to the beneficiaries thereof, the exculpation, indemnification and advancement of expense provisions set forth in the Organizational Documents of the Surviving Corporation or its Subsidiaries to make them less favorable to the Company Indemnified Parties or the beneficiaries thereof than the provisions that are currently provided by the Company and its Subsidiaries. In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company Indemnified Parties who are insured under the Company's directors' and officers' insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy of the Company; provided that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium paid as of the date hereof by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage at any time exceed such amount, Parent or the Surviving Corporation shall obtain a policy which, in its good faith determination, provides the greatest coverage available for a cost not exceeding such amount. Notwithstanding anything in this Agreement to the contrary, the Company may and at Parent's request shall purchase a "tail" directors' and officers' insurance and indemnification policy; provided that payment for insurance coverage provided by such "tail" directors' and officers' insurance policy shall not exceed 250% of the annual premium paid as of the date hereof by the Company. Any such "tail" directors' and officers' insurance policy will satisfy Parent's obligations under this Section 6.09(c) to provide D&O Insurance.

          (d)   The Company Indemnified Parties to whom this Section 6.09 applies shall be express third-party beneficiaries of this Section 6.09. The provisions of this Section 6.09 are intended to be for the express benefit of each Company Indemnified Party and his or her successors, heirs and representatives.

          (e)   This Section 6.09 shall survive the consummation of the Merger and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Corporation and its Subsidiaries, and shall be enforceable by the Company Indemnified Parties and their successors, heirs or representatives. In the event that Parent, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that such other Person or the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to its obligations set forth in this Section 6.09.

        SECTION 6.10    Employee Matters.

          (a)   During the period commencing at the Effective Time and ending on the one year anniversary of the Effective Time (the "Continuation Period"), except as would be inconsistent with applicable Law, Parent shall, and shall cause the Surviving Corporation to, provide each individual who is employed by the Company or a Company Subsidiary immediately prior to the Effective Time, who remains employed thereafter by the Surviving Corporation, Parent or any of their Subsidiaries (each, a "Company Employee"), and who, in each case, is not represented by a union, labor organization, or works council with respect to such employment, with (i) a base salary or wage rate that is no less favorable than that provided to such Company Employee immediately prior to the Effective Time and (ii) aggregate incentive compensation opportunities and employee benefits that are substantially comparable, in the aggregate, to those cash-based and equity-based incentive compensation opportunities and employee benefits provided to such Company Employee immediately prior to the Effective Time (but not taking into account any Retention Program established pursuant to Section 6.10(d) and recognizing that equity-based compensation may be replaced with other forms of long-term compensation). During the one-year period immediately following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide each Company Employee in a jurisdiction identified on Section 6.10(a)(1) of the Company Disclosure Schedule who experiences a termination of employment other than for cause with the Surviving Corporation, Parent or any of their Subsidiaries with severance benefits that are no less favorable than those set forth in the severance plan applicable to such jurisdiction as in effect on the date hereof, as identified on Section 6.10(a)(1) of the Company Disclosure Schedule.

          (b)   With respect to all employee benefit plans of Parent, the Surviving Corporation or any of their Subsidiaries, including any "employee benefit plan" (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off and severance plans), each Company Employee's service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their Subsidiaries as applicable, for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, except (i) for purposes of any defined benefit retirement plan, any retiree welfare benefit plan, any grandfathered or frozen plan or any plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (ii) to the extent that such recognition would result in any duplication of benefits for the same period of service.

          (c)   With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which Company Employees are eligible to participate following the Effective Time and that provides medical, dental or vision insurance benefits, for the plan year in which such Company Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (i) cause any preexisting condition limitations or eligibility waiting periods under such plan to be waived with respect to such Company Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Company Employee participated immediately prior to the Effective Time, (ii) credit each Company Employee for any co-payments or deductibles incurred by such Company Employee in such plan year for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan and (iii) cause such credited expenses to count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

          (d)   The Company may establish a cash-based retention program in the aggregate amount of $5 million to promote retention, to incentivize efforts to consummate the Closing and to provide for a transition for a reasonable period of time following the Closing (the "Retention Program"). Awards under the Retention Program may be allocated by the Chief Executive Officer of the Company (or his designee(s)) among employees of the Company; provided that no awards may be granted to an individual who is covered by a change in control agreement and any award in excess of $100,000 shall be subject to the prior approval by Parent, such approval not to be unreasonably withheld or delayed. Each retention award under the Retention Program will vest and be paid fifty percent (50%) immediately prior to the Effective Time, twenty-five percent (25%) on the date that is ninety (90) days after the Effective Time and twenty-five percent (25%) on the date that is one hundred eighty (180) days after the Effective Time subject to continued employment through the applicable payment date; provided, however, that any unpaid portion of an award will vest in full and be paid upon an earlier Qualifying Termination subject, in the event of a Qualifying Termination, to the employee providing a general release of claims against the Company and its affiliates (including Company Personnel) in the form used by the Company in the ordinary course. If a retention award under the Retention Program is forfeited by a participant prior to the Effective Time, the Chief Executive Officer of the Company (or his designee(s)) may reallocate (subject to the parameters set forth in this Section 6.10(d)) the retention award to existing employees or new hires of the Company and the Company Subsidiaries. The Company may enter into a retention letter agreement with each recipient of a retention award under the Retention Program setting forth the amount and terms of such award. The Company has provided to Parent a schedule reflecting its good faith expectations regarding grants under the Retention Program, it being understood that, subject to the parameters set forth in this Section 6.10(d), there may be additional award recipients under the Retention Program and award amounts under the Retention Program may be higher or lower than those set forth in the schedule.

          (e)   The Company may pay to each employee of the Company and the Company Subsidiaries actively employed on the last day of the Company's 2016 fiscal year (ending October 28, 2016), a full bonus under the applicable Company Benefit Plan that is an annual bonus plan (an "Annual Bonus Plan") in respect of the Company's 2016 fiscal year based on actual performance during such fiscal year, such payment to be made at the earlier of (x) immediately prior to the Effective Time, and (y) in the ordinary course of business consistent with past practice. The Company may establish awards for employees of the Company under an Annual Bonus Plan in respect of the Company's 2017 fiscal year (ending October 27, 2017) and the related performance goals, in each case, in the ordinary course of business and consistent with past practice. If the Effective Time occurs during the Company's 2017 fiscal year, Parent shall pay, or cause to be paid, to each Company Employee who participated in an Annual Bonus Plan immediately prior to the Effective Time and who experiences a Qualifying Termination at or following the Effective Time and prior to payment of such bonus (subject to the employee providing a general release of Claims against the Company and its Affiliates, including Company Personnel, in the form used by the Company in the ordinary course) a bonus equal to the product obtained by multiplying (i) the Company Employee's full year bonus entitlement under all such Annual Bonus Plans for the Company's 2017 fiscal year based on actual performance, and (ii) a fraction (not to exceed 1), the numerator of which equals the number of days that have elapsed during such fiscal year through the date of the Qualifying Termination and the denominator of which equals 365, with such bonus being paid at the same time as bonuses to Company Employees who remain in the employ of the Company, but in any event not later than the 15th day of the third month following the later of (A) the end of calendar year of the Qualifying Termination and (B) the end of the Company's fiscal year in which the Qualifying Termination occurs.

          (f)    Parent hereby acknowledges that a "change of control" (or similar phrase) within the meaning of the Company Benefit Plans will occur at or prior to the Effective Time, as applicable.

          (g)   Nothing in this Agreement shall confer upon any Company Employee or other service provider any right to continue in the employ or service of Parent, the Surviving Company or any of their Affiliates, or shall interfere with or restrict in any way the rights of Parent, the Surviving Company or any of their Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or other service provider at any time for any reason whatsoever, with or without cause. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Surviving Company, of any of their Affiliates or (ii) alter or limit the ability of Parent, the Surviving Company or any of their Affiliates to amend, modify or terminate any Company Benefit Plan or any other compensation or benefit or employment plan, program, agreement or arrangement after the Closing Date. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall create any third-party beneficiary rights in any Company Employee or current or former service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof).

        SECTION 6.11    Merger Sub.

          (a)   Prior to the Effective Time, Merger Sub shall not engage in any activity of any nature, except for activities related to or in furtherance of the Merger.

          (b)   Parent hereby (i) guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

        SECTION 6.12    Takeover Statutes.     If any Takeover Statute or similar statute or regulation becomes applicable to this Agreement or the Merger, the Company and the Company Board shall grant such approvals and take such actions as are reasonably appropriate to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement.

        SECTION 6.13    Further Assurances.     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each Party and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other Party, in each case at the expense of the Surviving Corporation.

        SECTION 6.14    Notice of Certain Events.

          (a)   Except as previously disclosed on the Company Disclosure Schedule, from the date hereof until the Closing, the Company shall promptly notify Parent and Merger Sub in writing of any fact, circumstance, event or action the existence, occurrence or taking of which any of the persons within the definition of the Company's Knowledge actually becomes aware would require disclosure pursuant to this Section 6.14(a) and which (i) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct as if made at and as of the date of this Agreement or at and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) or (ii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied.

          (b)   Any disclosure pursuant to this Section 6.14 shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 7.03 have been satisfied, and Parent's and/or Merger Sub's receipt of information pursuant to this Section 6.14 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

          (c)   Except in the case of a material and willful breach of this Section 6.14, the failure to give any notice pursuant to this Section 6.14 shall not affect any of the conditions set forth in Article VII or give rise to any right to terminate this Agreement under Article VIII.

ARTICLE VII

CONDITIONS PRECEDENT

        SECTION 7.01    Conditions to Each Party's Obligation to Effect the Transactions.     The obligation of each Party to effect the Closing is subject to the satisfaction or waiver (by such Party) at or prior to the Closing of the following conditions:

          (a)    Company Stockholder Approval.    The Company Stockholder Approval shall have been obtained.

          (b)    Required Statutory Approvals.    The Required Statutory Approvals, including the expiration or termination of any waiting period applicable to the Merger under the HSR Act, shall have been obtained at or prior to the Effective Time.

          (c)    No Legal Restraints.    Neither any Law nor any Judgment, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the consummation of the Merger (any such Law or Judgment, a "Legal Restraint").

        SECTION 7.02    Conditions to Obligations of the Company.     The obligation of the Company to effect Closing is further subject to the satisfaction or waiver (by the Company) at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of Parent and Merger Sub contained herein (other than those specified in clause (ii) below) shall be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.01, Section 4.02, Section 4.06 and Section 4.07 shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

          (b)    Performance of Covenants and Agreements of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects each of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

          (c)    Officer's Certificate.    The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent certifying the satisfaction by Parent and Merger Sub of the conditions set forth in Section 7.02(a) and Section 7.02(b).

        SECTION 7.03    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to consummate the Merger is further subject to the satisfaction or waiver (by Parent and Merger Sub) at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    (i) The representations and warranties of the Company contained herein (other than those specified in clause (ii) below) shall be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein) at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of the Company contained in the first sentence of Section 3.01, Section 3.03, Section 3.04, Section 3.12(f) and Section 3.19 shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of Section 3.03, where the failure of any such representation or warranty to be true and correct would be de minimis.

          (b)    Performance of Covenants and Agreements of the Company.    The Company shall have performed in all material respects each of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

          (c)    Officer's Certificate.    Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying the satisfaction by the Company of the conditions set forth in Section 7.03(a) and Section 7.03(b).

          (d)    Company Material Adverse Effect.    Since the date hereof, there has not occurred any fact, circumstance, effect, change, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        SECTION 8.01    Termination Rights.

          (a)    Termination by Mutual Consent.    The Company and Parent shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by mutual written consent.

          (b)    Termination by either the Company or Parent.    Each of the Company and Parent shall have the right to terminate this Agreement, at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval, if:

              (i)  the Closing shall not have occurred by 5:00 p.m. New York City time on July 21, 2017 (the "End Date"); provided, however, that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing; provided, that such conditions are reasonably capable of being satisfied prior to the End Date) other than the condition set forth in Section 7.01(b) or, if solely relating to any Legal Restraint in respect of any Antitrust Law, Section 7.01(c), then either Parent or the Company may extend the End Date by a total of two (2) three (3) month periods by written notice to the other Party prior to 5:00 p.m. New York City time on the End Date (and if so extended, such later date being the End Date); provided, further, that neither the Company nor Parent may terminate this Agreement or extend the End Date pursuant to this Section 8.01(b)(i) if it (or, in the case of Parent, Merger Sub) is in breach of any of its covenants or agreements in this Agreement and such breach has caused or resulted in either (1) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Merger set forth in Article VII prior to the End Date or (2) the failure of the Closing to have occurred prior to the End Date;

             (ii)  the condition set forth in Section 7.01(c) is not satisfied and (A) in the case of a Legal Restraint in respect of any Antitrust Law of the United States giving rise to such nonsatisfaction, (1) a preliminary or permanent injunction in respect of the applicable such Antitrust Law has been entered and (2) the Party seeking to terminate this Agreement has delivered notice to the other Party describing the applicable Legal Restraint in reasonable detail and given the other Party opportunity for no less than five (5) Business Days to consider and discuss such Legal Restraint with the Party seeking to terminate this Agreement, and (B) in the case of a Legal Restraint in respect of any other Antitrust Law, (1) an ROW Conclusion exists under Section 6.03(c)(ii) and (2) the Party seeking to terminate this Agreement has delivered notice to the other Party describing the applicable Legal Restraint and ROW Conclusion in reasonable detail and given the other Party opportunity for no less than five (5) Business Days to consider and discuss such Legal Restraint and ROW Conclusion with the Party seeking to terminate this Agreement, and (C) in the case of any other Legal Restraint, the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.01(b)(ii) shall not be available to any Party if such failure to satisfy the condition set forth in Section 7.01(c) is the result of a failure of such Party to comply with its obligations pursuant to Section 6.03; or

            (iii)  the Company Stockholder Approval is not obtained at the Company Stockholders Meeting duly convened (unless such Company Stockholders Meeting has been adjourned, in which case at the final adjournment thereof).

          (c)    Termination by the Company.    The Company shall have the right to terminate this Agreement:

              (i)  if, prior to Company Stockholder Approval and in accordance with Section 5.02, the Company enters into a Company Acquisition Agreement with respect to a Superior Company Proposal, so long as (1) the Company has complied in all material respects with its obligations under Section 5.02(c) and (2) the Company prior to or concurrently with such termination pays to Parent the Company Termination Fee in accordance with Section 8.02(b)(i); provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(i) after the Company Stockholder Approval is obtained at the Company Stockholders Meeting; or

             (ii)  if Parent or Merger Sub breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of Parent or Merger Sub contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.01, Section 7.02(a) or Section 7.02(b), as applicable, and (2) is not reasonably capable of being cured by Parent or Merger Sub by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by Parent within thirty (30) days after receiving written notice from the Company of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.01(c)(ii) if the Company is then in breach of any covenant or agreement contained herein or any representation or warranty of the Company contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or Section 7.03(b) , as applicable, could not then be satisfied.

          (d)    Termination by Parent.    Parent shall have the right to terminate this Agreement:

              (i)  if, prior to Company Stockholder Approval and in accordance with Section 5.02, the Company enters into a Company Acquisition Agreement with respect to a Superior Company Proposal;

             (ii)  if, prior to Company Stockholder Approval, (A) the Company makes a Company Adverse Recommendation Change or the Company or the Company Board (or any committee thereof) publicly announces its intention to make a Company Adverse Recommendation Change, (B) the Company Board fails to reaffirm, within ten (10) Business Days after being so requested in writing by Parent, the Company Board Recommendation after any Company Takeover Proposal (or material modification) is first publicly disclosed by the Company or the Person making such Company Takeover Proposal (provided that the Company Board shall not be required to reaffirm the Company Board Recommendation more than two times) or (C) a tender offer or exchange offer relating to the Company Common Stock shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Board Recommendation and recommending that stockholders reject such tender or exchange offer (provided that the issuance by the Company of any "stop, look and listen" communication of the type contemplated by Rule 14d-9(f) under the Exchange Act prior to such statement and recommendation shall not give Parent the right to terminate this Agreement); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(ii) after the Company Stockholder Approval is obtained at the Company Stockholders Meeting; or

            (iii)  if the Company breaches or fails to perform any of its covenants or agreements contained herein, or if any of the representations or warranties of the Company contained herein fails to be true and correct, which breach or failure (1) would give rise to the failure of a condition set forth in Section 7.01, Section 7.03(a) or Section 7.03(b), as applicable, and (2) is not reasonably capable of being cured by the Company by the End Date (as it may be extended pursuant to Section 8.01(b)(i)) or is not cured by the Company within thirty (30) days after receiving written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.01(d)(iii) if Parent is then in breach of any covenant or agreement contained herein or any representation or warranty of Parent contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, could not then be satisfied.

        The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give written notice of such termination to the other Party specifying the provision of this Agreement pursuant to which such termination is being effected.

        SECTION 8.02    Effect of Termination; Termination Fees.

          (a)   In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company or Parent (or any stockholder, Affiliate or Representative thereof), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), except for (i) Section 4.11, the last sentence of Section 6.02(a) , Section 6.02(b), Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination and (ii) subject to Section 8.02(c), liability of any Party (whether or not the terminating Party) for any fraud or willful breach of this Agreement prior to such termination but solely to the extent such liability arises out of fraud or willful breach by such Party of any covenant or agreement set forth herein that gave rise to the failure of a condition set forth in Article VII, in which event such Party shall be liable for the actual damages of the other Party. The liabilities described in the preceding sentence shall survive the termination of this Agreement.

          (b)    Termination Fees.

              (i)  If (A) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) and, at the time of such termination, any of the conditions set forth in Section 7.01(b) or, in connection with any Legal Restraint in respect of any Antitrust Law, Section 7.01(c), shall have not been satisfied, (B) either Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) in connection with any Legal Restraint in respect of any Antitrust Law, or (C) the Company terminates this Agreement pursuant to Section 8.01(c)(ii) based on a failure by Parent to perform its covenants or agreements under Section 6.03 (provided, that such failure results or would be reasonably likely to result in the failure of a condition set forth in Section 7.01(b) or, to the extent relating to any Legal Restraint in respect of any Antitrust Law, Section 7.01(c) to be satisfied), then Parent shall pay to the Company a fee of $150,000,000 in cash (the "Parent Termination Fee"). Parent shall pay the Parent Termination Fee to the Company (to an account designated in writing by the Company) within two (2) Business Days after the date of the applicable termination.

             (ii)  If the Company enters into a Company Acquisition Agreement with respect to a Superior Company Proposal and (A) substantially concurrently therewith the Company terminates this Agreement pursuant to Section 8.01(c)(i) or (B) thereafter Parent terminates this Agreement pursuant to Section 8.01(d)(i), then the Company shall pay to Parent a fee of $75,000,000 in cash (the "Company Termination Fee") at or prior to such termination (in the case of the foregoing clause (A)) or within two Business Days after such termination (in the case of the foregoing clause (B)).

            (iii)  If Parent terminates this Agreement pursuant to Section 8.01(d)(ii)(A), then the Company shall pay to Parent the Company Termination Fee within two (2) Business Days after such termination.

            (iv)  If (A) Parent or the Company terminates this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (B) Parent terminates this Agreement pursuant to Section 8.01(d)(iii) as a result of a breach of the Company's covenants or agreements under Section 5.02 or pursuant to Section 8.01(d)(ii)(B) or (C), and, in each case, prior to such termination, (I) a Company Takeover Proposal shall have been publicly disclosed and not have been withdrawn, (II) within three hundred fifteen (315) days after the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to, or consummated, a Company Takeover Proposal (whether or not the same Company Takeover Proposal referred herein) and (III) at the time of such termination, the conditions set forth in Section 7.01(b) and, to the extent relating to any Legal Restraint in respect of any Antitrust Law, Section 7.01(c), shall have been satisfied or are reasonably expected to be satisfied prior to the End Date, then the Company shall pay to Parent the Company Termination Fee no later than the earlier of the execution of any definitive agreement with respect to the relevant Company Takeover Proposal and the consummation of the relevant Company Takeover Proposal.

             (v)  For purposes of this Section 8.01(b), the term "Company Takeover Proposal" shall have the meaning assigned to such term in Section 5.02(g)(i), except that the applicable percentage in the definition of "Company Takeover Proposal" shall be "50.1%" rather than "15% or more".

          (c)   The Parties acknowledge that the agreements contained in Section 8.02(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Without limiting any rights of either Party under Section 9.10 prior to the termination of this Agreement pursuant to Section 8.01, if this Agreement is validly terminated under circumstances in which the Company is obligated to pay the Company Termination Fee or Parent is obligated to pay the Parent Termination Fee, upon payment of the Company Termination Fee or the Parent Termination Fee, as applicable, the Company or Parent and Merger Sub (as applicable) shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the other Parties or any of their respective Affiliates or Representatives, and payment of the Company Termination Fee or Parent Termination Fee (as applicable) shall be deemed to be liquidated damages and shall be Parent's or the Company's (as applicable) sole and exclusive remedy for any Claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements, suffered or incurred by Parent or the Company (as applicable), each Party's Subsidiaries and any other Person in connection with this Agreement, the transactions contemplated hereby (and the termination thereof) or any matter forming the basis for such termination, and Parent and Merger Sub or the Company (as applicable) shall not have, and each expressly waives and relinquishes, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity); provided that, regardless of whether Parent or the Company pays or is obligated to pay the Parent Termination Fee or Termination Fee (as applicable), nothing in this Section 8.02(c) will release any Party from liability for a willful breach of this Agreement. While a Party may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Parent Termination Fee or Company Termination Fee (as applicable), under no circumstances shall a Party be permitted or entitled to receive both a grant of specific performance that results in the Closing and payment of any portion of the Parent Termination Fee or Company Termination Fee (as applicable). The Parties acknowledge and agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

        SECTION 8.03    Amendment.     This Agreement may be amended by the Parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that (a) after receipt of the Company Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of the Company, without the further approval of such stockholders, (b) no amendment shall be made to this Agreement after the Effective Time and (c) except as provided above, no amendment of this Agreement shall require the approval of the stockholders of Parent or the stockholders of the Company. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.

        SECTION 8.04    Extension; Waiver.     At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (c) subject to Section 8.03(a), waive compliance with any covenants and agreements contained herein or (d) waive the satisfaction of any of the conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 8.05    Procedure for Termination, Amendment, Extension or Waiver.     A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its respective board of directors or the duly authorized designee of its board of directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. The Party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other Parties in accordance with Section 9.02, specifying the provision of this Agreement pursuant to which such termination is effected.

ARTICLE IX

GENERAL PROVISIONS

        SECTION 9.01    Nonsurvival of Representations, Warranties, Covenants and Agreements.     None of the representations or warranties contained in this Agreement or in any schedule, certificate, or instrument delivered pursuant to this Agreement shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time, except for Section 4.11 which shall survive indefinitely. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, Claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.

        SECTION 9.02    Notices.     All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile or email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

    To Parent, Guarantor or Merger Sub:

    c/o Komatsu America Corp.
    1701 Golf Road
    Rolling Meadows, IL 60008
    Facsimile:    (847) 239-5187
    Attention:    Ed Bathelt, Esq.
                         Vice President, General Counsel and Secretary
    Email:           ebathelt@komatsuna.com

    with a copy (which shall not constitute notice) to:

    Komatsu Ltd.
    Komatsu Building
    2-3-6, Akasaka
    Minato-ku, Tokyo 107
    Japan
    Attention:    General Manager, Legal Department
    Email:           hiroshi_makabe@komatsu.co.jp

    and

    Arnold & Porter LLP
    601 Massachusetts Ave, NW
    Washington, DC 20001
    Facsimile:    (202) 942-5999
    Attention:    Steven Kaplan, Esq.
                         Susan T. Morita, Esq.
    Email:          steven.kaplan@aporter.com
                         susan.morita@aporter.com

    To Company:

    Joy Global Inc.
    100 East Wisconsin Avenue, Suite 2780
    Milwaukee, Wisconsin 53202
    Facsimile:    (414) 319-8520
    Attention:    Sean D. Major, Esq.
                         Executive Vice President, General Counsel and Secretary
    Email:          sean.major@joyglobal.com

    with a copy (which shall not constitute notice) to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, New York 10019
    Facsimile:    (212) 403-2000
    Attention:    Andrew R. Brownstein, Esq.
                         Benjamin M. Roth, Esq.
    Email:          ARBrownstein@wlrk.com
                         BMRoth@wlrk.com

        SECTION 9.03    Defined Terms.     For purposes of this Agreement, each capitalized term has the meaning given to it, or specified, in Exhibit A.

        SECTION 9.04    Interpretation.

          (a)    Time Periods.    When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

          (b)    Dollars.    Unless otherwise specifically indicated, any reference herein to $ means U.S. dollars.

          (c)    Gender and Number.    Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

          (d)    Articles, Sections and Headings.    When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          (e)    Include.    Whenever the words "include," "includes" or "including" are used herein, they shall be deemed to be followed by the words "without limitation."

          (f)    Hereof.    The words "hereof," "hereto," "hereby," "herein" and "hereunder" and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (g)    Extent.    The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if."

          (h)    Contracts; Laws.    Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.

          (i)    Persons.    References to a person are also to its permitted successors and assigns.

          (j)    Exhibits and Disclosure Schedule.    The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Company Disclosure Schedule items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Company Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of such Disclosure Schedule to which such matter's application or relevance is reasonably apparent. Any capitalized term used in any Exhibit or any Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

        SECTION 9.05    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party or such Party waives its rights under this Section 9.05 with respect thereto. Upon any determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

        SECTION 9.06    Counterparts.     This Agreement may be executed in one or more counterparts (including by means of facsimile or email in .pdf format), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

        SECTION 9.07    Entire Agreement; No Third-Party Beneficiaries.     This Agreement, taken together with the Company Disclosure Schedule and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between or among the Parties with respect to the Merger. Except for Section 6.09, each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

        SECTION 9.08    Governing Law.     This Agreement, and all Claims or causes of action of the Parties (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate to this Agreement or the negotiation, execution, due diligence, performance or subject matter hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflict of laws thereof or of any other jurisdiction.

        SECTION 9.09    Assignment.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        SECTION 9.10    Specific Enforcement.     The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to Article VIII, subject to the limitations in Section 8.02(c), the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement, in any court referred to in Section 9.11 (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Claim to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, then, notwithstanding anything to the contrary herein, the End Date shall automatically be extended by the period of time between the commencement of such Claim and the date on which such Claim is fully and finally resolved.

        SECTION 9.11    Jurisdiction; Venue.

          (a)   All Claims arising from, under or in connection with this Agreement shall be raised to and exclusively determined by the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), to whose jurisdiction and venue the Parties irrevocably and unconditionally consent and submit. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of Claim arising out of this Agreement in such court and hereby further irrevocably and unconditionally waives and agree not to plead or claim in any such court that any such Claim brought in any such court has been brought in an inconvenient forum. Each Party further agree that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.02 hereof shall be effective service of process for any Claim brought against such Party in any such court.

          (b)   Each of the Parties (i) irrevocably consents to submit itself, and hereby irrevocably submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) irrevocably agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) irrevocably agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, and (iv) irrevocably consents to service of process being made through the notice procedures set forth in Section 9.02.

        SECTION 9.12    Waiver of Jury Trial.     EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES (A) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS AND (C) THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

        SECTION 9.13    Construction.     Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement, each as of the date first written above.

JOY GLOBAL INC.
By:	/s/ EDWARD L. DOHENY II
	Name:	Edward L. Doheny II
	Title:	President & Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

KOMATSU AMERICA CORP.
By:	/s/ ROD SCHRADER
	Name:	Rod Schrader
	Title:	Chairman and Chief Executive Officer

PINE SOLUTIONS INC.
By:	/s/ GARY KASBEER
	Name:	Gary Kasbeer
	Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

GUARANTY

        To induce the Company to enter into this Agreement, Komatsu Ltd. (the "Guarantor"), as primary obligor and not merely as a surety, hereby absolutely, unconditionally and irrevocably guarantees full and timely payment and performance of the duties, obligations and responsibilities of Parent and Merger Sub specified in this Agreement or arising out of or relating to this Agreement as and when required to be performed hereunder, including the obligation of Parent, subject to the terms and satisfaction of the conditions set forth in this Agreement, to, at or prior to the Effective Time, make available or cause to be made available to the Paying Agent cash in an amount equal to the Payment Fund and to pay any fees and expenses of Parent or Merger Sub, any damages arising from the breach by Parent or Merger Sub of their obligations under this Agreement and any other obligations of Parent or Merger Sub (collectively, the "Guaranteed Obligations"), and shall be deemed to have made, and shall be liable for, all of the representations and warranties, covenants and other agreements of Parent contained herein.

        The Guarantor acknowledges and agrees that this guaranty is a primary obligation of the Guarantor, and that the Company shall be entitled to make any demand hereunder, and pursue all of its rights and remedies, against all or any of the Guarantor, Parent and Merger Sub, whether or not the Company has made any demand or pursued any remedies against Parent or Merger Sub. This is a guarantee of payment and performance, and not merely of collectability. The obligations of the Guarantor under this guaranty shall be enforceable against the Guarantor to the same extent as if the Guarantor were the primary obligor (and not merely a surety) under this Agreement.

        The Guarantor hereby waives as to itself promptness, diligence, notice of the acceptance of this guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Guaranteed Obligations incurred, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, and all suretyship defenses.

        The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub; (ii) any change in the time, place or manner of payment of any of the Guaranteed Obligations or any waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement made in accordance with the terms thereof or any agreement evidencing, securing or otherwise executed in connection with any of the Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of the Guarantor, Parent, Merger Sub or any other Person interested in the transactions contemplated by this Agreement; (iv) the adequacy of any other means the Company may have of obtaining payment related to any of the Guaranteed Obligations, (v) any voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment, or other similar proceeding or any other inability to pay or perform affecting the Guarantor, Parent, Merger Sub or any other Person interested in the transactions contemplated by this Agreement; (vi) the existence of any claim, set-off or other right which Guarantor may have at any time against the Company, Parent, Merger Sub or any other Person interested in the transactions contemplated by this Agreement, whether in connection with such transactions or otherwise; (vii) the adequacy of any other means the Company may have of obtaining payment of the Guaranteed Obligations or (viii) the value, genuineness, validity, regularity, illegality or enforceability of this Agreement or any agreement or instrument related to this Agreement; provided, however, that the Guarantor shall be entitled to all rights, defenses and counterclaims of Parent and/or Merger Sub with respect to any Claim for enforcement of this Guaranty.

        This Guaranty may not be revoked or terminated and shall remain in full force and effect and shall be binding on Guarantor, its successors and assigns until all amounts payable by Guarantor under this Guaranty with respect to the Guaranteed Obligations have been indefeasibly paid in full.

        The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers by the Guarantor set forth in this Guarantee are knowingly made in contemplation of such benefits. For the avoidance of doubt, if Parent or Merger Sub is obligated to consummate the Merger pursuant to the terms and conditions of this Agreement, no further act or thing need occur to establish the Guarantor's liability hereunder, and no act or thing, except full performance of the Guaranteed Obligations, shall in any way exonerate or discharge the obligations of the Guarantor hereunder or modify, limit or release the Guarantor's liability hereunder. The Company may, at any time, take any and all actions available hereunder or under applicable law to enforce Guarantor's obligations hereunder, regardless of whether action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

        All payments by the Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds. Guarantor promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. In the event that any payment hereunder is rescinded or must otherwise be returned for any reason whatsoever, Guarantor shall remain liable hereunder as if such payment had not been made.

        The Guarantor may not assign or delegate its rights, interests or obligations hereunder to any other person (by operation of law or otherwise) without the prior written consent of the Company.

        The terms of Sections 9.02, 9.07 and 9.11 of this Agreement shall apply to this Guaranty mutatis mutandis.

KOMATSU LTD.
By:	/s/ TETSUJI OHASHI
	Name:	Tetsuji Ohashi
	Title:	President and CEO

EXHIBIT A

DEFINED TERMS

        Section 1.01    Certain Defined Terms.     For purposes of this Agreement, each of the following terms has the meaning specified in this Section 1.01 of Exhibit A:

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

        "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable state, foreign or supranational antitrust Laws and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

        "Business Day" means any day except for (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Milwaukee, Wisconsin or New York, New York.

        "Cause" means (a) "Cause" as defined in an employee's employment, change in control or severance agreement or (b) if there is no such agreement or it does not define "Cause", (i) conviction of an employee for committing a felony under U.S. federal or state law or an equivalent offense under the laws of any non-U.S. jurisdiction, (ii) failure on the part of the employee to perform his or her employment duties in any material respect or (iii) employee's material violation of the written policies of the Company or a Company Subsidiary; provided that, termination of an employee's employment pursuant to clause (b)(ii) or (iii) shall be considered to be with "Cause" only if (x) the Company provides notice to the employee of the basis for Cause and (y), if the basis for Cause is capable of remedy, the employee fails to remedy such condition within fifteen (15) days following receipt of such notice.

        "Claim" means any demand, claim, suit, action, legal proceeding (whether at law or in equity) or arbitration.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Benefit Plan" means each means each compensatory or employee benefit plan, program, agreement or arrangement, including pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and each other material employee benefit plan or fringe benefit plan, including any "employee benefit plan" as that term is defined in Section 3(3) of ERISA, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (A) that is maintained by the Company or any Company Subsidiary for the benefit of any Company Personnel, or (B) to which the Company or any Company Subsidiary contributes or is obligated to contribute or would reasonably be expected to have any Liability, other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which the Company or any of its Affiliates contribute pursuant to applicable Laws.

        "Company IP Agreements" means all licenses, sublicenses, consent to use agreements, covenants not to sue and permissions and other Contracts, including the right to receive royalties or any other consideration, whether written or oral, concerning rights in Intellectual Property and to which the

A-1-1

Company or any of the Company Subsidiaries is a party or under which the Company or any of the Company Subsidiaries is a licensor or licensee.

        "Company Material Adverse Effect" means any change or effect that, individually or in the aggregate, (1) has or would reasonably be expect to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (2) would reasonably be expected to prevent or materially impede, interfere with or delay the Company's timely consummation of, the transactions contemplated by this Agreement; provided that no change or effect resulting from or arising out of any of the following, individually or in the aggregate, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any change or condition affecting the mining or heavy equipment manufacturing and servicing industries in North America or in any other region where such industries exist, including the coal mining and coal mining heavy equipment manufacturing and servicing industries in North America or in any other region where such industries exist or any industry in which the Company or any Company Subsidiary operates or does business whether in North America or in any other region where such industry exists (including, in each case, any changes in the operations thereof); (b) any change affecting any economic, legislative or political condition or any change affecting any securities, credit, financial, commodities or other capital markets condition, in each case in the United States, in any foreign jurisdiction or in any specific geographical area in which the Company or any Company Subsidiary operates or does business; (c) any failure in and of itself by the Company or any Company Subsidiary to meet any internal or public projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the changes and effects giving rise to or contributing to such failure may (if not otherwise excluded hereby) constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred); (d) any change resulting from the announcement, execution or delivery of this Agreement, including (i) any action taken by the Company or any Company Subsidiary that is required or contemplated by this Agreement, or is consented to by Parent or (ii) any Claim arising out of or related to this Agreement (including stockholder litigation); (e) any change or condition affecting the market for minerals, ores, refined or unrefined products thereof or other commodities, including any change in the price or availability of minerals, ores, refined or unrefined products thereof or other commodities; (f) any change in the market price, credit rating or trading volume of shares of Company Common Stock on the NYSE or any change affecting the ratings or the ratings outlook for the Company or any Company Subsidiary (it being understood that the changes and effects giving rise to or contributing to any such change may (if not otherwise excluded hereby) constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred), (g) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof); (h) geopolitical conditions, the outbreak or escalation of hostilities, any act of war, sabotage or purported terrorism, or any escalation or worsening of any such act of war, sabotage or purported terrorism threatened or underway as of the date of this Agreement; (i) any hurricane, strong winds, ice event, fire, tornado, tsunami, flood, earthquake or other natural disaster or weather-related event, circumstance or development, (j) any change or effect arising from any requirements imposed by any Governmental Entities as a condition to obtaining the Required Statutory Approvals and (k) any action required or permitted to be taken by the Company or any Company Subsidiary set forth on the Company Disclosure Schedule; provided, however, that any change or effect set forth in clauses (a), (b), (e) and (g) above may be taken into account in determining whether a Company Material Adverse Effect has occurred solely to the extent such change or affect has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the relevant business industries in which the Company and its Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Company Material Adverse Effect).

A-1-2

        "Company Option" means any option to purchase shares of Company Common Stock granted by the Company under a Company Stock Plan.

        "Company Performance Share Award" means any performance share award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan.

        "Company Personnel" means any current or former director, officer, or employee of the Company or any Company Subsidiary.

        "Company Rollover RSU Award" means a Company RSU Award granted after the date of this Agreement to any Company Personnel (other than any non-employee director of the Company).

        "Company RSU Award" means any restricted share unit award relating to shares of Company Common Stock granted by the Company under a Company Stock Plan that is or was subject solely to time-based vesting (including any vested restricted share unit award held by a current or former non-employee director for which settlement has been deferred).

        "Company Stock Plan" means the 2016 Omnibus Incentive Compensation Plan and the 2007 Stock Incentive Plan of the Company as amended and in effect from time to time.

        "Confidentiality Agreement" means that certain letter agreement, dated as of May 1, 2016, by and between the Guarantor and the Company.

        "Contract" means any written or oral contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

        "Employee Stock Purchase Plans" means the International Employee Stock Purchase and the Employee Stock Purchase Plan of the Company as amended and in effect from time to time.

        "Environmental Claim" means any Claim against, or any investigation as to which the Company or any Company Subsidiary has received written notice of, the Company or any Company Subsidiary asserted by any Person alleging liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) or responsibility arising out of, based on or resulting from (a) the presence or Release of or exposure to any Hazardous Materials at any location, whether or not owned or operated by the Company or any Company Subsidiary, or (b) any violation or alleged violation of Environmental Law or any Environmental Permit.

        "Environmental Laws" means all applicable Laws issued, promulgated by or with any Governmental Entity, and any order or binding agreement with any Governmental Entity, relating to pollution or protection of or damage to the environment (including ambient and indoor air, surface water, groundwater, land surface, subsurface and sediments), natural resources, endangered or threatened species or the climate as it relates to exposure to hazardous or toxic materials, including Laws relating to the exposure to Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business.

        "Good Reason" means (a) "Good Reason" as defined in the employee's employment, change in control or severance agreement or (b) if there is no such agreement or it does not define "Good Reason", the occurrence of any of the following events without the employee's written consent: (i) a reduction in the employee's base salary or base wage rate, or (ii) a relocation of the employee's

A-1-3

principal place of employment by more than fifty (50) miles; provided, that an employee's resignation shall be considered to be for "Good Reason" under clause (b) only if (x) such employee provides notice to the Company of the act or omission constituting Good Reason within thirty (30) days following the occurrence of such act or omission, (y) the Company fails to remedy such act or omission within thirty (30) days following receipt of such notice, and (z) such employee resigns within thirty (30) days after the end of such cure period.

        "Governmental Entity" means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing, including any governmental, quasi-governmental or nongovernmental body administering, regulating, or having general oversight over any energy-related markets, or any court, arbitrator, arbitration panel or similar judicial body.

        "Hazardous Materials" means any chemical, material, substance, product, mixture or waste that is regulated as a pollutant, a contaminant, hazardous or toxic under any Environmental Law and petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

        "Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money (other than intercompany indebtedness), (b) all obligations of such Person evidenced by bonds, debentures, notes, commercial paper or similar instruments, (c) all obligations of such Person evidenced by letters of credit, bankers' acceptances or similar facilities to the extent drawn upon by the counterparty thereto, and (d) all guarantees or other assumptions of liability for any of the foregoing.

        "Intellectual Property" means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign trademarks, service marks, service names, internet domain names, trade dress and trade names, and all goodwill associated therewith and symbolized thereby, patents and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, trade secrets, registered and unregistered copyrights and works of authorship, proprietary rights in databases to the extent recognized in any given jurisdiction, and registrations and applications for registration of any of the foregoing.

        "Judgment" means a judgment, order, decree, injunction, ruling, writ, assessment or arbitration award of a Governmental Entity of competent jurisdiction.

        "Knowledge" means (i) with respect to the Company, the actual knowledge of Edward Doheny, James Sullivan, Sean Major, Johannes Maritz, Matt Kulasa, Randy White (but solely with respect to Sections 3.05, 3.06(a), 3.07, 3.10, 3.11, 3.14, 3.16 and 3.17), Bryan Johnson, Martin Pittorino, John Koetz, Peter Salditt and Sean Fitzgerald after due inquiry and (ii) with respect to the Parent or the Merger Sub, the actual knowledge of Rod Schrader, Masayuki Moriyama, Gary Kasbeer and Ed Bathelt after due inquiry.

        "Law" means any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, binding administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity, including the rules and regulations of the NYSE and the DGCL.

        "Liens" means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

        "Merger Consideration" means $28.30 in cash.

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        "Non-U.S. Company Benefit Plan" means each Company Benefit Plan that is maintained outside the jurisdiction of the United States.

        "NYSE" means the New York Stock Exchange.

        "ordinary course of business" means the ordinary course of business consistent with past practice.

        "Organizational Documents" means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, stockholder agreements and certificates of existence, as applicable.

        "Parent Material Adverse Effect" means any fact, circumstance, effect, change, event or development that has or would reasonably be expected to have a material and adverse effect on the ability of Parent or Merger Sub to timely consummate, or that would reasonably be expected to prevent or materially impede, interfere with or delay Parent or Merger Sub's timely consummation of, the transactions contemplated by this Agreement.

        "Permit" means a franchise, license, permit, authorization, variance, exemption, order, registration, clearance or approval of a Governmental Entity.

        "Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (b) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof), (c) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person's owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person's businesses, (d) any right of way or easement related to utilities, public roads and highways, (e) Liens arising under workers' compensation, unemployment insurance, social security, retirement and similar laws and (f) Liens that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        "Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

        "Qualifying Termination" means a termination of an employee's employment by the Company, the Surviving Corporation, Parent or any of their respective Affiliates without Cause or a resignation by an employee for Good Reason.

        "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient and indoor air, surface water, groundwater, land surface, subsurface and sediments).

        "SR Drive Technology" means the structure or methods of using or manufacturing any drive system making use of a switched reluctance motor, as well as all hardware and software components and Intellectual Property necessary to use the system in operation in heavy equipment, including but not limited to kinetic energy storage, controller, power source, power conversion and braking components.

        "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

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        "Tax Return" means all Tax returns, reports, or filings required to be filed with a Governmental Entity responsible for the administration of Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

        "Taxes" means all federal, state, local or foreign taxes of any kind imposed by any Governmental Entity (including income, payroll, employment, unemployment, severance, environmental, occupation, premium, windfall profits, intangibles, license, customs, duties, fees, assessments or charges of any kind whatsoever, gross receipts, franchise, alternative minimum, sales, use, transfer, value added, VAT, excise, stamp, real property, personal property, capital stock, social security, withholding, and estimated taxes), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such additions or penalties.

        "U.S. Company Benefit Plan" means each Company Benefit Plan that is not a Non-U.S. Company Benefit Plan.

        Section 1.02    Other Defined Terms.     In addition to the defined terms set forth in Section 1.01 of this Exhibit A, each of the following capitalized terms has the respective meaning specified in the Section set forth opposite such term below:

Term	Section
Agreement	Preamble
Annual Bonus Plan	6.10(e)
Bankruptcy and Equity Exceptions	3.04
Book-Entry Shares	2.02(b)(i)
Cash LTI Award	2.03(b)
Certificate	2.02(b)(i)
Certificate of Merger	1.02
Closing	1.03
Closing Date.	1.03
Collective Bargaining Agreement	3.10
Company	Preamble
Company Acquisition Agreement	5.02(b)
Company Adverse Recommendation Change	5.02(b)
Company Articles	3.01
Company Board	Recitals
Company Board Recommendation	3.04
Company Bylaws	3.01
Company Common Stock	2.01(a)(i)
Company Disclosure Schedule	Article III
Company Employee	6.10(a)
Company Financial Statements	3.06(a)
Company Indemnified Parties	6.09(a)
Company Indemnified Party	6.09(a)
Company Intervening Event	5.02(g)(iii)
Company Material Contract	3.15(a)
Company Projections	3.21
Company Reports	3.06(a)
Company Stockholder Approval	3.04
Company Stockholders Meeting	3.04
Company Subsidiaries	3.01
Company Takeover Proposal	5.02(g)(i)
Company Termination Fee	8.02(b)

A-1-6

Term	Section
Company Voting Debt	3.03(b)
Consent	3.05(b)
Continuation Period	6.10(a)
D&O Insurance	6.09(c)
DGCL	1.01
Dissenting Share	2.04(a)
EAR	3.12
Effective Time	1.02
End Date	8.01(b)
Environmental Permit	3.14(a)(i)
Equity Securities	3.03(b)
Exchange Act	3.05(b)(i)
Filing	3.05(b)
Final Purchase Date	2.03(c)
GAAP	3.06(a)
Guarantor	Preamble
HSR Act	3.05(b)(ii)
Insurance Policies	3.18
IRS	3.09(b)
ITAR	3.12
Legal Restraint	7.01(b)
Merger	1.01
Merger Sub	Preamble
Parent	Preamble
Parent Termination Fee	8.02(b)
Parties	Preamble
Paying Agent	2.02(a)
Payment Fund	2.02(a)
Preferred Stock	3.03(a)
Proxy Statement	6.01(a)
Recommendation Change Notice	5.02(d)
Representatives	5.02(a)
Required Consents	3.05(a)
Required Statutory Approvals	3.05(b)(ii)
Retention Program	6.10(d)
ROW Conclusion	6.03(d)(ii)
Sanctions	3.12
SEC	3.05(b)(i)
Securities Act	3.05(b)(i)
Superior Company Proposal	5.02(g)(ii)
Superior Proposal Notice	5.02(c)
Surviving Corporation	1.01
Takeover Statute	3.13
Transaction Litigation	6.03(a)

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Annex B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

July 21, 2016
Board of Directors
Joy Global, Inc.
100 East Wisconsin Ave., Ste. 2780
Milwaukee, WI 53202

Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than Komatsu Ltd. ("the Parent") and its affiliates) of the outstanding shares of common stock, par value $1 per share (the "Shares"), of Joy Global, Inc. (the "Company") of the $28.30 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of July 21, 2016 (the "Agreement"), by and among Parent, the Company and a wholly-owned subsidiary of Parent.

        Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the "Transaction"). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking division has received, and may receive, compensation. We also have provided certain financial advisory and/or underwriting services to Parent and/or its affiliates from time to time. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended October 30, 2015; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and Parent to their respective stockholders; certain publicly available research analyst reports for the Company and Parent; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the mining and industrial equipment manufacturing industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

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        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the $28.30 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $28.30 in cash per Share to be paid to the holders (other than Parent and its affiliates) pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $28.30 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

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Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights [Effective Aug. 1, 2016] [For application of this section, see 79 Del. Laws, c. 72, § 22, 79 Del. Laws, c. 122, § 12 and 80 Del. Laws, c. 265, § 18]

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. JOY GLOBAL INC. 100 E. WISCONSIN AVENUE, STE 2780 MILWAUKEE, WI 53202 ATTN: ROBBIN KRUEGER VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E13562-S50439 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. JOY GLOBAL INC. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For Against Abstain ! ! ! 1. A proposal to adopt the Agreement and Plan of Merger, dated as of July 21, 2016 (as it may be amended from time to time, the "merger agreement"), by and among Joy Global Inc. ("Joy Global"), Komatsu America Corp. ("Komatsu America"), Pine Solutions Inc., a wholly owned subsidiary of Komatsu America ("Merger Sub"), and (solely for the purposes specified in the merger agreement) Komatsu Ltd., pursuant to which Merger Sub will be merged with and into Joy Global, with Joy Global surviving the merger as a wholly owned subsidiary of Komatsu America (the "merger"). ! ! ! ! ! ! 2. A proposal to approve, on an advisory (non-binding) basis, certain compensation that may be paid or become payable to Joy Global's named executive officers in connection with the merger. A proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum. 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at http://investors.joyglobal.com/annuals-proxies.cfm. E13563-S50439 JOY GLOBAL INC. Special Meeting of Stockholders October 19, 2016 7:30 AM This proxy is solicited on behalf of the Board of Directors The undersigned, having received the Notice of Special Meeting of Stockholders and proxy statement dated September 2, 2016 of Joy Global Inc. (the "Company"), hereby appoints EDWARD L. DOHENY II and SEAN D. MAJOR, and each of them, as proxies of the undersigned, with full power of substitution, to attend the special meeting of stockholders of the Company to be held on Wednesday, October 19, 2016, at 7:30 a.m., local time, at 100 E. Wisconsin Avenue, 2nd Floor Conference Room, Milwaukee, Wisconsin, and any postponements or adjournments thereof, and to vote all shares of common stock of the Company that the undersigned would be entitled to vote if personally present at such meeting, as indicated on the reverse side of this card and, in their discretion, upon such other matters as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner you have directed. If no such direction is made, this proxy will be voted FOR Items 1, 2 and 3. Other matters that may properly come before the meeting (or adjournments thereof) will be voted in the discretion of the proxies. Continued and to be signed on reverse side